Filed Pursuant to Rule 424(b)(3)
Registration Number 333-142738

PROSPECTUS

4,069,701 SHARES

INCENTRA SOLUTIONS, INC.

COMMON STOCK

This prospectus relates to the resale of up to 4,069,701 shares of our common stock, of which 4,069,701 shares of common stock are issuable upon exercise of warrants and options held by certain selling stockholders identified in this prospectus.

Our common stock is traded on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "ICNS."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR RISKS OF AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS, WHICH YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2008

i

We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Incentra Solutions, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Special Note Regarding Forward-Looking Statements	14
Use of Proceeds	14
Executive Compensation	15
Description of Securities	18
Principal Stockholders	21
Market Price of Our Common Equity	25
Selected Financial Data	28
Management's Discussion and Analysis of Financial Condition and Results of Operation	30
Quantitative and Qualitative Disclosures About Market Risk	42
Selling Stockholders	42
Plan of Distribution	46
Legal Matters	46
Experts	46
Where You Can Find More Information	46
Incorporation of Certain Information by Reference	47
Information with Respect to the Registrant	47
Material Changes	47
Commission Position on Indemnification for Securities Act Liabilities	47
Consolidated Financial Statements	F-1

ii

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OUTSTANDING, GIVES RETROACTIVE EFFECT TO THE ONE-FOR-TEN REVERSE SPLIT OF OUR COMMON STOCK EFFECTED ON JUNE 9, 2005.

OUR COMPANY

We are a leading provider of complete Information Technology (“IT”) services and solutions to enterprises and managed service providers in North America and Europe. Our complete solutions include hardware and software products, maintenance contracts, professional services, recurring managed services and capital financing solutions. We market our products and services to service providers and enterprise clients under the trade name Incentra Solutions.

We believe our ability to deliver product and service solutions with a focus on storage infrastructure and management solutions to our customers differentiates us from most of our competitors. Mid-tier enterprise IT users are our primary target market. We target customers with annual IT expenditures of $5 million to $100 million. Our complete solution includes the following components:

We resell hardware, software and third-party maintenance contracts acquired from various manufacturers and distributors to our customers throughout North America and Europe. We also provide professional services that include IT assessments, system design services, implementation, project management, engineering, and staff augmentation/outsourcing.

We deliver managed services from our Storage Network Operations Center (“NOC”) in Broomfield, Colorado, which monitors and manages a wide spectrum of diverse storage infrastructures on a 24X7 basis throughout North America and Europe. As part of our managed services, we provide managed security services, managed disk services and managed backup services.

Our proprietary GridWorks Operations Support System enables automated remote monitoring and management of full storage infrastructures. We provide these outsourcing solutions for customer monitoring and data protection needs under long-term contracts. Pursuant to these contracts, customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized. We provide value to our customers through improved operating effectiveness while reducing both operating costs and capital expenditures.

Through our NOC, we also service both First Call and Enhanced First Call contracts. Under our First Call agreements we contract with our customers to support their equipment and software maintenance needs. When a customer experiences trouble with either their equipment or software, they call us as the first point of contact. In most cases, our technical staff is able to assess and triage the situation with limited downtime. If the situation is such that the problem cannot be resolved over the phone, we will dispatch the appropriate break/fix provider and monitor the situation.

Under our Enhanced First call program, we add monitoring and proactive notification on covered systems, thereby providing the next level of support to our First Call customers. Through our NOC, we monitor covered assets through a secure, on-site data collection server. When an event triggers our monitors, we notify the customer and work towards the appropriate response. Enhanced First Call Services provides proactive, 24X7 monitoring without additional capital expenditure on our customers’ part.

Our principal executive offices are located at 1140 Pearl Street, Boulder, Colorado, 80302, and our telephone number at that address is (303) 449-8279. We also maintain regional offices in Ancorage, Alaska, San Diego, San Francisco, San Jose, and Santa Clara, California; Broomfield, Colorado; Boise, Idaho; Chicago and Lombard, Illinois; Sudbury, Massachusetts; Detroit, Michigan; Metuchen, New Jersey; Manhattan, New York; Tigard, Oregon; Conshohocken, Pennsylvannia; Richardson , Texas; Kirkland, Washington; and London, England; We maintain an Internet website at www.incentrasolutions.com. Information on our website is not part of this prospectus.

GridWorks(R) is a registered trademark of Incentra Solutions, Inc.

ABOUT THIS OFFERING

This prospectus relates to the resale of up to 4,069,701 shares of common stock, of which 4,069,701 are issuable upon the exercise of outstanding options or warrants owned by, certain selling stockholders identified in this prospectus. All of the shares, when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of our common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we would receive proceeds upon the exercise of the warrants or options held by the selling stockholders. See the "Use of Proceeds" section in this prospectus for a discussion of the amount of proceeds we would realize from the exercise of such warrants or options and our intended use of such proceeds. Unless otherwise indicated, the information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the one-for-ten reverse split of our common stock affected on June 9, 2005.

Common Stock Offered	4,069,701 shares

Common Stock Outstanding at May 23, 2008 (1)	21,317,863 shares

Series A Preferred Stock Outstanding at May 23, 2008	2,466,971 shares (which shares are convertible into 7,400,913 shares of common stock)

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but would receive proceeds if certain common stock purchase warrants or options are exercised without the use of the “cashless exercise” feature.

OTC Bulletin Board Ticker Symbol	ICNS.OB

(1)
Excludes (i) 7,400,913 shares issuable upon the conversion of outstanding shares of Series A preferred stock, (ii) 653,850 shares that are issuable upon the conversion of outstanding convertible notes, (iii) 7,559,757 shares issuable upon the exercise of outstanding warrants, (iv) 209,390 shares issuable upon the exercise of an outstanding option, (v) 2,248,634 shares issuable upon the exercise of outstanding options granted under our 2000 Equity Incentive Plan, (vi) 171,686 shares issuable upon the exercise of outstanding options granted under Incentra of CO's 2000 Option and Grant Plan, (vii) 1,676,390 shares issuable upon the exercise of outstanding options granted under our 2006 Stock Option Plan, and (viii) 632,500 shares issuable upon exercise of outstanding options granted under our 2008 Equity Incentive Plan.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. THESE RISKS ARE THE RISKS WE CONSIDER TO BE SIGNIFICANT. WE MIGHT BE WRONG. THERE MAY BE RISKS THAT YOU VIEW DIFFERENTLY THAN WE DO, AND THERE MAYBE OTHER RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL, BUT THAT MAY IN FACT IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED.

OUR OPERATING HISTORY IS LIMITED, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

Although we were incorporated in 1995, we have a limited operating history. We commenced operations in in August 2004 when we acquired ManagedStorage International, Inc. (“Incentra of Colorado”), a Delaware corporation that commenced operations in March 2000. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to us in particular, include:

•	our need to expand the number of products we distribute and services we offer;

•	our ability to research, develop and successfully bring new technology to the market;

•	our need to expand and increase the resale of storage and storage management hardware and software;

•	potential fluctuations in operating results and uncertain growth rates;

•	limited market acceptance of the products we distribute and services we offer;

•	concentration of our revenues in a limited number of market segments;

•	distribution of our operations and revenues in the North American and European markets;

•	our dependence on our existing service customer base for recurring revenue and our ability to sustain it;

•	our need to continue to develop and expand North American and European markets;

•	our need to expand our direct sales force;

•	our need to expand our channel partner network;

•	our need to continue to establish, secure and maintain key supplier relationships;

•	our need to manage rapidly expanding operations;

•	our need to attract and train qualified personnel;

•	our ability to successfully integrate our recent acquisitions, and to retain key personnel, customers and vendor relationships;

•	our ability to successfully implement our acquisition strategy;

•	our international operations and foreign currency exchange rate fluctuations;

•	our limited existing capitalization; and

•	our limited ability to raise new capital.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY OR GENERATE POSITIVE CASH FLOW.

We incurred net losses applicable to common shareholders of $16.8 million in 2005, $5.5 million in 2006 and $11.9 million in 2007. In addition, cash used in continuing operations amounted to $2.5 million in 2005, $14.7 million in 2006, and $6.3 million in 2007. If we continue to incur net losses or continue to require cash to support our operations in future periods, we may be unable to achieve one or more key elements of our business strategy, which include the following:

•	increasing the number of storage and storage management products we distribute and services we offer;

•	successfully implementing our acquisition strategy, including the integration of our recent acquisitions;

•	increasing our sales and marketing activities, including the number of our sales personnel;

•	increasing the number of markets into which we offer and sell products;

•	expanding our reach to customers for resale of hardware and software and sale of managed storage services; or

•	acquiring or developing additional product lines.

As of March 31, 2008, we had a working capital deficit of $16.0 million and a shareholders' deficit of $16.6 million. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline. In addition, we procure products for resale from a limited number of distributors from which we heavily depend on availability of open credit lines, rebates and promotional funds.  A disruption in our relationship with any of our primary distributors could have a material adverse impact on our operating results. In addition, borrowings under our revolving credit facility with Laurus Master Fund, Ltd. are supported by our trade receivables. A disruption in our business that results in a decline in sales and receivables could adversely impact our ability to utilize the Laurus revolving credit facility.

REDEMPTION OBLIGATIONS UNDER OUR SERIES A PREFERRED STOCK MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

 Our Series A preferred shareholders have a right of redemption that matures on August 18, 2008. From that date forward, the shareholders have the right, but not the obligation, to demand redemption at a price equal to the greater of (i) $12.60 (subject to certain adjustments) per each share of Series A preferred stock (currently $31.5 million in the aggregate) plus an amount equal to all accumulated but unpaid dividends on each such share of Series A preferred stock or (ii) the fair market value of the common stock in to which the shares of Series A preferred stock is then convertible. We do not presently have sufficient cash to meet a redemption demand and our 2008 business plan does not provide for sufficient cash flow to meet a redemption demand should one occur. The Series A preferred shareholders are not required to take any action and any request for redemption must be approved by 80% of the Series A preferred shareholders. However, if such a demand were to be made, and we are unable to pay the required amount, we would be in default of our charter and an event of default may be deemed to have occurred under our debt agreements with Laurus Master Fund Ltd., Laurus Capital Management, LLC, PSource Structured Debt Limited, Calliope Capital Corporation, Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, Valens Capital Management, LLC, (collectively, “Laurus”) due to a subjective acceleration clause. Laurus would then have the right to demand repayment of all outstanding obligations due to Laurus and these obligations are senior to the rights of the Series A preferred shareholders.

OUR LIMITED OPERATING HISTORY AND RECENT ACQUISITIONS MAY MAKE IT DIFFICULT FOR US TO ACCURATELY FORECAST OUR OPERATING RESULTS.

Our planned expense levels are and will continue to be based in part on our expectations concerning future revenue, which is difficult to forecast accurately based on our stage of development and recent acquisitions. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Our operating results may also be impacted significantly if we are unable to accurately forecast the revenues, gross margins and operating results of our lines of business, including those businesses we recently acquired. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in gross margin. In addition, we will incur costs to integrate, develop and extract the synergies of the acquired businesses. If these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results and financial condition may be materially and adversely affected.

CERTAIN OF THE MARKETS WE SERVE ARE RAPIDLY EVOLVING OR CHANGING.

We offer products and services to an emerging market of information technology and storage management. This market for our products and services is rapidly evolving. In addition, our products and services are new and based on emerging technologies. We also offer managed storage solutions to the enterprise and service provider markets, which also are rapidly evolving. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently-introduced technology and products are subject to a high level of uncertainty. Broad acceptance of our products and services is critical to our success and ability to generate revenues from these markets. Acceptance of our products and services will be highly dependent on the functionality and performance of the products and services and our success with the initial implementation of our products and services. There can be no assurance that we will be successful in obtaining market acceptance of our technology, products and services.

OUR PRIMARY SOURCE OF WORKING CAPITAL IS DEPENDENT ON A BORROWING BASE CONSISTING OF TRADE RECEIVABLES.

Borrowings under our revolving credit facility with Laurus are supported by our trade receivables. A disruption in our business that results in a decline in sales and receivables could adversely impact our ability to utilize the Laurus revolving credit facility. Our borrowing capacity on our revolving line of credit was $20.0 million, of which we had $2.3 million available as of March 31, 2008.

IF OUR DATA STORAGE PRODUCTS OR THE SOFTWARE OR SYSTEMS UNDERLYING OUR DATA MANAGEMENT SERVICES CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

The software-based products and services we offer may contain undetected errors or defects when first introduced or as new versions are released. Introduction by us of software-based products and software-based services with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by us or by our customers, errors will not be found in our software-based products or services after commencement of commercial deployment, resulting in product redevelopment costs, the loss of, or delay in, market acceptance and/or the inability to timely and effectively deliver our software-based services, such as our remote monitoring/management services. In addition, there can be no assurance that we will not experience significant product returns in the future. Any such event could have a material adverse effect on our business, financial condition or results of operations.

RAPID TECHNOLOGICAL CHANGES IN THE MARKETPLACE MAY ADVERSELY AFFECT OUR BUSINESS.

The information storage industry is subject to rapid technological change and new product introductions and enhancements. Our ability to remain competitive in this market may depend in part upon our ability to develop new and enhanced products or services and to introduce these products or services at competitive prices on a timely and cost-effective basis. In addition, new product or service introductions or enhancements by our competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of our existing products and services. Our success in developing, introducing, selling and supporting new and enhanced products or services depends upon a variety of factors, including the timely and efficient completion of product design and development, and the timely and efficient implementation of production and conversion processes. Because new product development commitments may be made well in advance of sales, new product or service decisions must anticipate changes in the industries served. There can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products or services or in enhancing our existing products or services. Failure to do so successfully may adversely affect our business, financial condition and results of operations.

IF THE DATA STORAGE INDUSTRY FAILS TO DEVELOP COMPELLING NEW STORAGE TECHNOLOGIES, OUR STORAGE SOLUTIONS BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

Rapid and complex technological change, frequent new product introductions and evolving industry standards increase demand for our services. As a result, our future success depends in part on the data storage industry's ability to continue to develop leading-edge storage technology solutions. Our customers utilize our services in part because they know that newer technologies offer them significant benefits over the older technologies they are using. If the data storage industry ceases to develop compelling new storage solutions, or if a single data storage standard becomes widely accepted and implemented, it will be more difficult to sell new data storage systems to our customers.

THE MARKETS FOR STORAGE AND STORAGE MANAGEMENT PRODUCTS AND SERVICES ARE HIGHLY COMPETITIVE.

The markets in which we sell our products and services are highly competitive. Our primary competitors are information technology service providers, large accounting, consulting and other professional service firms, application service providers, packaged software vendors and resellers and service groups of computer equipment companies. We also experience competition from numerous smaller, niche-oriented and regionalized service providers. We expect our competitors to continue to improve the design and performance of their products. In addition, as the markets for our products and services grow, we expect new competitors to enter the market. There can be no assurance that our competitors will not develop enhancements to or future generations of competitive products or services that will offer superior price or performance features, or that new processes or technologies will not emerge that render our products or services less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products or services, thereby adversely affecting our business and results of operations.

COMPETITION IN THE MANAGED STORAGE SOLUTIONS MARKET COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUES, CASH FLOWS OR ACHIEVING PROFITABILITY.

A significant portion of our cash flows are derived from storage solution services that we provide to the enterprise and service provider markets. This market is rapidly evolving and highly competitive. As technologies change rapidly, we expect that competition will increase in the future. Current economic conditions have also increased competition for available business. We compete with independent storage system suppliers to the high-end market and numerous resellers, distributors and consultants. We also compete in the storage systems market with general-purpose computer suppliers. Many of our current and potential competitors in these markets have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, they may respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of products and deliver competitive products at lower end-user prices.

Some of our current and potential competitors in the enterprise-class information storage market include our suppliers. We are not the exclusive supplier of any data storage product we offer. Instead, our suppliers market their products through other independent data storage solution providers, original equipment manufacturers and, often, through their own internal sales forces. We believe direct competition from our suppliers is likely to increase if, as expected, the data storage industry continues to consolidate. This consolidation would probably result in fewer suppliers with greater resources to devote to internal sales and marketing efforts. In addition, our suppliers have established and will probably continue to establish cooperative relationships with other suppliers and other data storage solution providers. These cooperative relationships are often intended to enable our suppliers to offer comprehensive storage solutions, which compete with those we offer. If our relationships with our suppliers become adversarial, it will be more difficult for us to stay ahead of industry developments and provide our customers with the type of service they expect from us.

FUTURE CHARGES DUE TO POSSIBLE IMPAIRMENTS OF ACQUIRED ASSETS MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

A substantial portion of our assets is comprised of goodwill and other intangible assets, which may be subject to future impairment that would result in financial statement write-offs. Our recent acquisitions have resulted in significant increases in goodwill and other intangible assets. Goodwill and unamortized intangible assets, including acquired customer lists, were approximately $33.2 million at March 31, 2008, representing approximately 39% of our total assets. If there is a material change in our business operations, the value of the intangible assets we have acquired could decrease significantly. On an ongoing basis and at least annually, we will evaluate, partially based on discounted expected future cash flows, whether the carrying value of such intangible assets may no longer be recoverable, in which case a charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse affect on our financial condition and results of operations.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE AND MAY CAUSE A DECLINE IN THE VALUE OF YOUR INVESTMENT.

Our quarterly operating results have varied significantly in the past and will likely fluctuate significantly in the future. Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors:

•	the volume of revenues we have generated;

•	the timing of our announcements for the distribution of new products or services, and any such announcements by our competitors;

•	the acceptance of the products we distribute and the services we offer in the marketplace; and

•	general economic conditions.

There can be no assurance that the level of revenues and profits, if any, achieved by us in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. We believe quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Operating expenses are based on management's expectations of future revenues and are relatively fixed in the short term. We plan to increase operating expenses to:

•	expand our product and service lines;

•	expand our sales and marketing operations;

•	increase our services and support capabilities; and

•	improve our operational and financial systems.

If our revenues in a given quarter do not increase along with these expenses, our operating margins in such quarter will decline and our net income would be smaller or our losses would be larger than expected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause a reduction in the market price of our common stock.

OUR PROPOSED GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We expect to expand our operations through the increase of our sales and marketing efforts, the building of strategic relationships with third parties, the expansion of our research and development activities, and the acquisition of complementary businesses or products. The anticipated growth could place a significant strain on our management and our operational and financial resources. Effective management of the anticipated growth will require expansion of our management and financial controls, hiring additional appropriate personnel as required, and development of additional expertise by existing management personnel. There can be no assurance that these or other measures we implement will effectively increase our capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on our results of operations. If the anticipated growth in revenue and cash flow is delayed or does not occur, these investments in growth and expansion could have a material adverse affect on our results of operations.

OUR GROWTH PLANS DEPEND ON OUR ABILITY TO HIRE AND RETAIN SCARCE TECHNICAL PERSONNEL.

Our future growth plans depend upon our ability to attract, retain and motivate qualified engineers with information storage solutions experience. If we fail to recruit and retain additional engineering personnel, we will experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price.

INHERENT LIMITATIONS IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING MAY NOT EFFECTIVELY PREVENT OR DETECT MISSTATEMENTS.

Effective internal controls are necessary for the company to provide reasonable assurance with respect to its financial reports and to effectively prevent fraud. If the company cannot provide reasonable assurance with respect to its financial reports and effectively prevent fraud, the company’s operating results could be affected. Pursuant to the Sarbanes-Oxley Act of 2002, the company is required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only a reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate due to changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in the implementation of internal controls, our business and operating results could be harmed, we could fail to meet our financial reporting obligations, and there could be a material adverse effect on our stock price.

FAILURE TO COMPLY WITH OUR VENDOR AGREEMENTS MAY RESULT IN OUR VENDOR(S) SIGNIFICANTLY LIMITING OR TERMINATING THEIR RELATIONSHIP(S) WITH US THEREBY AFFECTING OUR ABILITY TO ACQUIRE AND SELL PRODUCTS TO OUR CUSTOMERS.

Our ability to purchase and sell our vendors’ products is predicated on our compliance with vendor agreements currently in place. These agreements outline specific terms that, among other things, outline the technical competency requirements of our staff, geographic sales territories, and other certain restrictive conditions. Although we have instituted certain compliance procedures, no assurance can be given that there will not be any violation of specific terms of these agreements. If the company fails to comply with the terms of any of these agreements, our relationship with our vendor(s) could be restricted or even terminated and negatively impact our ability to sell certain products. The loss of our ability to purchase and sell certain products could have a material, negative affect on the company’s revenue and could adversely affect our financial condition. We are not currently aware of any agreements under which we are not compliant.

ACQUISITIONS COULD DIVERT MANAGEMENT'S TIME AND ATTENTION, DILUTE THE VOTING POWER OF EXISTING STOCKHOLDERS, AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

As part of our growth strategy, we expect to continue to pursue the acquisition of complementary businesses and assets. Pursuit of acquisitions or integration of completed acquisitions could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing stockholders and could dilute earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in such transactions, including the following:

•	difficulties integrating the operations and personnel of acquired companies;

•	the additional financial resources required to fund the operations of acquired companies;

•	our ability to support additional debt service requirements;

•	the potential disruption of our business;

•	our ability to maximize our financial and strategic position by the incorporation of acquired technology or businesses with our product and service offerings;

•	the difficulty of maintaining uniform standards and controls;

•	compliance with policies and procedures;

•	the potential loss of key employees of acquired companies;

•	the impairment of employee and customer relationships as a result of changes in management;

•	Future impairment loss related to intangible assets and goodwill of acquired companies;

•	significant expenditures to consummate acquisitions; and

•	internal control issues and related compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

As a part of our acquisition strategy, we expect to engage in discussions with various businesses concerning their potential acquisition. In connection with these discussions, we and each potential acquired business may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms and conditions of the potential acquisition. In certain cases, the prospective acquired business may agree not to discuss a potential acquisition with any other party for a specific period of time, may grant us certain rights in the event the acquisition is not completed, and may agree to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions may take place over a long period of time, may involve difficult business integration and other issues, and may require resolving numerous family relationships, management succession, and related matters. As a result of these and other factors, potential acquisitions that from time to time appear likely to occur may not result in binding legal agreements and may not be consummated. Our acquisition agreements may contain purchase price adjustments, rights of set-off, and other remedies in the event that certain unforeseen liabilities or issues arise in connection with an acquisition. These remedies, however, may not be sufficient to compensate us in the event that any unforeseen liabilities or other issues arise.

 WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our intellectual property. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Presently, we have no patents or pending patent applications covering our intellectual property. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners, and license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem.

The defense and prosecution of copyright, trademark and patent suits may be both costly and time consuming, even if the outcome is favorable to our company. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling certain of our products. We also will rely on unpatented proprietary technology and there can be no assurances that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. There can be no assurance that confidentiality agreements entered into by our employees and consultants, advisors and collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

THE LOSS OF THE SERVICES OF THOMAS P. SWEENEY III, OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD, COULD IMPAIR OUR ABILITY TO SUPPORT CURRENT OPERATIONS, DEVELOP NEW BUSINESS AND TO RUN OUR BUSINESS EFFECTIVELY.

We are highly dependent on the services of Thomas P. Sweeney III, our Chief Executive Officer and Chairman of the Board. The loss of the services of Mr. Sweeney could have an adverse affect on our future operations. Our primary lender, Laurus, could consider a loss of the services of Mr. Sweeney to be a material adverse change in our affairs and therefore an event of default. On April 2, 2007, the employment agreement with Mr. Sweeney was extended for three years, effective March 22, 2007. We do not currently maintain a key man life insurance policy insuring the life of Mr. Sweeney.

OUR LONG SALES CYCLE RELATED TO MANAGED SERVICES (OUTSOURCING CONTRACTS) MAY CAUSE FLUCTUATING OPERATING RESULTS, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

Our managed services sales cycle is typically long and unpredictable, making it difficult to plan our business. Current economic conditions have increased this uncertainty. Our long managed services sales cycle requires us to invest resources in potential projects that may not occur. Further, new product introductions, or the announcement of proposed new products, may delay our customers' decisions to invest in the storage solutions we propose. Our long and unpredictable managed services sales cycle may cause us to experience significant fluctuations in our future annual and quarterly operating results. It can also result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures. Our business, operating results or financial condition and stock price may suffer as a result of any of these factors.

WE ARE RESTRICTED FROM PAYING DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT TO DECLINE .

Provisions in our senior loan agreement prevent the holders of our common stock from receiving dividends out of funds legally available. Furthermore, the terms of our Series A Preferred Stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred Stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred Stock. To date, we have not paid any cash dividends. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE IT DIFFICULT FOR A THIRD-PARTY TO ACQUIRE US.

We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small-cap and micro-cap technology companies in particular, has been highly volatile. During the past twelve months, our common stock has traded at prices ranging from $0.65 to $1.11 per share. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our common stock will trade at the same levels of other stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our quarterly operating results;

•	large purchases or sales of our common stock;

•	announcements of technological innovations;

•	changes in financial estimates by securities analysts;

•	investor perception of our business prospects;

•	conditions or trends in the digital information asset management industry;

•	changes in the market valuations of other such industry related companies;

•	the acceptance of market makers and institutional investors of our common stock; and

•	worldwide economic or financial conditions.

SUBSTANTIAL SALES OF OUR COMMON STOCK ELIGIBLE FOR SALE IN THE PUBLIC MARKET MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Sales of substantial amounts of common stock by stockholders in the public market, or even the potential for such sales, may adversely affect the market price of our common stock and could impair our ability to raise capital by selling equity securities. As of March 31, 2008, approximately 12.0 million of the 21.3 million shares of common stock currently outstanding were freely tradable without restriction or further registration under the securities laws, unless such stock was held by "affiliates" of our company, as that term is defined under the securities laws. We also have outstanding approximately 9.3 million shares (excluding 4,933,942 shares of common stock issuable upon conversion of our outstanding shares of Series A preferred stock) of restricted stock, as that term is defined in Rule 144 under the securities laws, that are eligible for sale in the public market subject to compliance with the holding period, volume limitation and other requirements of Rule 144. Moreover, the exercise of outstanding options and warrants will result in additional outstanding shares of common stock and will create additional potential for sales of additional shares of common stock in the public market.

EXERCISE OF OUTSTANDING WARRANTS HELD BY LAURUS COULD SUBSTANTIALLY DILUTE OUR EARNINGS PER SHARE AND THE VOTING POWER OF EXISTING STOCKHOLDERS.

As of March 31, 2008, we have issued to Laurus on nine previous occasions stock purchase warrants and an option to purchase common stock that are exercisable to purchase an aggregate of 6,343,247 shares of our common stock. The terms of our agreements with Laurus allow beneficial ownership of greater than 9.99% of our outstanding common stock following Laurus presenting us with a 61 day notice of intent to exercise. The potential issuance of these additional shares could depress the market price of our common stock. The large number of shares that we may potentially issue to Laurus could result in the dilution of our earnings per share and the voting power of our existing stockholders.

FAILURE TO MEET SPECIFIC TIMETABLES ON FILING OR HAVING OUR REGISTRATION STATEMENT DECLARED EFFECTIVE COULD TRIGGER AN EVENT OF DEFAULT UNDER OUR NOTE AGREEMENTS WITH LAURUS.

The provisions of our Registration Rights Agreements with Laurus place specific timetables on the filing and effectiveness of our Registration Statement. In the event we do not comply with those provisions, Laurus could consider this a breach of the Registration Rights Agreements which would in turn create a breach of the note agreements with Laurus and trigger the event of default provisions therein.

CERTAIN RESTRICTIVE COVENANTS CONTAINED IN THE AGREEMENT WITH THE HOLDERS OF OUR SERIES A PREFERRED STOCK AND THE LAURUS CREDIT FACILITIES COULD NEGATIVELY IMPACT OUR ABILITY TO OBTAIN FINANCING FROM OTHER SOURCES.

Our credit facility with Laurus restricts us from obtaining additional secured debt financing in excess of $100,000 without their prior written approval, with certain exceptions. We are also restricted from issuing any shares of preferred stock without the prior approval of the Series A preferred stockholders and Laurus. To the extent that the Series A preferred stockholders and Laurus decline to approve a proposed secured or unsecured debt financing or issuance of preferred stock, we would be unable to obtain such financing without defaulting under our credit facility with Laurus and violating certain covenants in the agreement with the holders of our Series A preferred stock. In addition, subject to certain exceptions, we have granted to holders of our Series A preferred stock and Laurus rights of first refusal to purchase any additional debt or equity securities we may seek to issue to raise additional capital. The securities held by Laurus contain anti-dilution protections against the issuance of equity securities at a price per share that is less than the fixed conversion price or exercise price of our convertible note or stock purchase warrants held by Laurus. The right of first refusal and anti-dilution protections granted to holders of our Series A preferred stock and to Laurus could act as deterrents to third parties that may be interested in providing us debt financing or purchasing our equity securities. To the extent that such a financing is required for us to continue to conduct or expand our operations, these restrictions could have a material adverse affect on our operations or financial condition.

AN ADVERSE CHANGE IN ECONOMIC CONDITIONS IN GENERAL OR A DECLINE IN BUSINESS SPENDING COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

The market for our products is highly competitive. An adverse change in general economic conditions or a decline in business spending could result in an overall decline in demand for our products or services. Such a situation could result in increased competition and could cause us to experience lower revenues and/or lower gross margins. In addition, we would experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

We could receive proceeds of up to $447,581 upon the exercise, if any, of the warrants or options granted by us to the selling stockholders identified in this prospectus, which warrants are exercisable for an aggregate 4,069,701 shares of common stock. We intend to use any such proceeds for working capital and general corporate purposes.

The amount of proceeds received by us described above assumes the selling stockholders will not elect to exercise their warrants through a "cashless exercise." Under the terms of such warrants, payment of the exercise price may be made, at the option of the warrant holder, either in cash or by a cashless exercise. Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of our common stock with a value equal to the difference between the market price of our common stock at the time of exercise and the exercise price set forth in the warrant, multiplied by the number of shares so exercised. There would be no proceeds to us upon a cashless exercise of the warrant.

We cannot assure you that the selling stockholders will exercise the warrants described above or that they will elect to pay the exercise price in cash in lieu of a cashless exercise.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation of our (i) principal executive officer, (ii) our two most highly compensated executive officers other than our principal executive officer and (iii) an additional individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer at December 31, 2007. We refer to these executive officers as our “Named Executive Officers.”

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total
Thomas P. Sweeney III	2007	$318,462	$51,102	$512,340	$-	$881,904
Chief Executive Officer	2006	$300,000	$478,750	$786,170	$-	$1,564,920

Shawn O'Grady (2)	2007	$240,000	$20,441	$60,490	$195,019	$515,950
President & Chief Operating Officer	2006	$240,000	$80,000	$54,322	$98,347	$472,669

Matthew Richman	2007	$213,077	$-	$41,548	$-	$254,625
Chief Corporate Development Officer and Treasurer	2006	$196,666	$271,613	$14,187	$-	$482,466

Anthony DiPaolo (3)	2007	$192,846	$33,333	$42,243	$-	$268,422
Chief Financial Officer	2006	$-	$-	$-	$-	$-

(1)
In accordance with applicable regulations the amounts listed in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes with respect to the applicable year in accordance with SFAS 123(R). The value of such options disregards an estimate for forfeitures related to service-based vesting used by the Company for financial statement purposes. See Footnote 2 in the Notes to Consolidated Financial Statements included with this prospectus for assumptions made in the valuation of options. No options held by the named executives were forfeited during the year.

(2)	All other compensation includes reimbursement for relocation costs.

(3)	Mr DiPaolo joined our company in February, 2007.

Employment Contracts

On August 18, 2004, we entered into a two-year employment agreement with Thomas P. Sweeney III, our Chairman of the Board of Directors and Chief Executive Officer. Mr. Sweeney’s employment agreement included a provision for the issuance of options to purchase up to 1,023,700 shares of our common stock at $2.80 per share, which options were granted and, of which, all are exercisable. Effective March 22,2007, the employment agreement was extended for three years with a revised annual salary of $325,000 and a targeted annual bonus of $300,000. In addition, the new agreement continues to require us to pay the insurance premiums under Mr. Sweeney’s existing life insurance policy and includes severance provisions for the payment of one-year’s base salary, a pro-rated bonus and certain benefits in the event of a change of control or the termination of Mr. Sweeney’s employment for any reason other than for cause, as defined in his agreement.

On December 31, 2007, we entered into an extension of the employment agreement with Shawn O’Grady, dated October 10, 2005, for a period of two years ending on December 31, 2009. The annual salary was revised to $315,800 with a targeted annual bonus of $160,000. All other terms of the original agreement remain unchanged.

On May 29, 2007, we entered into an employment agreement with Matthew Richman, our Chief Corporate Development Officer and Treasurer. The employment agreement provides that Mr. Richman will receive an annual base salary of $230,000 with a targeted annual bonus of up to $75,000.

On February 15, 2007, we entered into an employment agreement with Anthony DiPaolo, our Chief Financial Officer. The employment agreement provides that Mr. DiPaolo will receive an annual base salary of $230,000. For the year ending December 31, 2007, Mr. DiPaolo was awarded a guaranteed bonus of $33,333 and will be eligible for a bonus of up to $100,000 based upon achievement of certain performance objectives.

Equity Incentive Plans

The following table sets forth information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock option awards as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Thomas P. Sweeney III
	(1)	151,009	-	$0.32	February 13, 2013
	(2)	82,500	-	$2.20	March 16, 2014
	(3)	1,023,700	-	$2.80	August 18, 2014

Matthew Richman	(4)	50,000	-	$2.80	January 8, 2013
	(5)	42,500	-	$2.20	March 16, 2014
	(6)	19,167	38,333	$1.30	May 4, 2016
	(7)	-	100,000	$1.00	April 26, 2017

Shawn O'Grady	(8)	100,000	50,000	$1.36	October 17, 2015
	(9)	16,667	33,333	$1.30	May 4, 2016

Anthony DiPaolo	(10)	-	175,000	$1.05	February 22, 2017

(1)	Granted April 24, 2002. Options vest over four years at the rate of 25% on each anniversary date thereafter.

(2)	Granted March 16, 2004. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

(3)	Granted August 18, 2004. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

(4)	Granted January 8, 2003. The options became fully vested on August 18, 2004 upon the merger with Incentra of CO.

(5)	Granted March 16, 2004. The options became fully vested on August 18, 2004 upon the merger with Incentra of CO.

(6)	Granted May 4, 2006. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

(7)	Granted April 26, 2007. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

(8)	Granted October 17, 2005. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

(9)	Granted May 4, 2006. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

(10)	Granted February 22, 2007. Options vest over three years at the rate of 33.3% on each anniversary date thereafter.

Non-qualified Deferred Compensation

We do not maintain any non-qualified defined contribution plans or other deferred compensation plans. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Compensation of Directors

Non-employee directors received $2,500 per month for their services (with the exception of Mr. Carmen J. Scarpa, who receives no remuneration), and all directors received reimbursement for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors for the period January 1 through December 31, 2007. Effective April 1, 2008, non-employee directors began receiving $3,354.16 per month for their services. The following table sets forth compensation information for each non-employee member of the board of directors for the period January 1 through December 31, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
James Wolfinger (1)	$30,000	$22,385	$-	$52,385
Thomas G. Hudson (2)	30,000	9,227	-	39,227
David E. Weiss (3)	30,000	14,250	-	44,250
Robert S. Kocol (4)	30,000	7,630	-	37,630
Carmen J. Scarpa	-	-	-	-

(1)
On August 5, 2004, Mr. Wolfinger was granted options to purchase 25,000 shares of our common stock at $2.20 per share, all of which have vested. The options will expire on August 5, 2014. On May 4, 2006, Mr. Wolfinger was granted options to purchase 20,000 shares of our common stock at $1.30 per share. The options will vest over three years at the rate of 33.3% on each anniversary date thereafter and will expire on May 4, 2016. On June 22, 2007, Mr. Wolfinger was also granted options to purchase 20,000 shares of our common stock at $0.99 per share. The options will vest over three years at the rate of 33.3% on each anniversary date thereafter and will expire on June 22, 2017.

(2)
On December 14, 2005, Mr. Hudson was granted options to purchase 25,000 shares of our common stock at $1.21 per share, of which 16,667 have vested. The options will vest over three years at the rate of 33.3% on each anniversary date thereafter and will expire on December 14, 2015. On June 22, 2007, Mr. Hudson was also granted options to purchase 10,000 shares.

(3)
On December 14, 2005, Mr. Weiss was granted options to purchase 25,000 shares of our common stock at $1.21 per share, of which 16,667 have vested. The option will expire on December 14, 2015. On May 4, 2006, Mr. Weiss was granted options to purchase 10,000 shares of our common stock at $1.30 per share. The options will vest over three years at the rate of 33.3% on each anniversary date thereafter and will expire on May 4, 2016. On June 22, 2007, Mr. Weiss was also granted options to purchase 20,000 shares of our common stock at $0.99 per share. The options will vest over three years at the rate of 33.3% on each anniversary thereafter and will expire on June 22, 2017.

(4)
On December 18, 2006, Mr. Kocol was granted options to purchase 25,000 shares of our common stock at $1.10 per share, of which, 8,333 have vested. The options will vest over three years at the rate of 33.3% on each anniversary date thereafter and will expire on December 18, 2016.

Independence of the Board of Directors

The board of directors has adopted the standards of the NASDAQ Stock Market (“Nasdaq”) for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the board of directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is immaterial. The board of directors has determined that a majority of its members, namely Messrs. Kocol, Hudson, Weiss and Wolfinger, are independent directors within the meaning of such Nasdaq independence standards in terms of independence from management, such members constituting four of the six members of the board of directors. In making these independence determinations, the board of directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

Messrs. Wolfinger and Kocol comprise the audit committee of the board of directors, and Messrs. Wolfinger and Scarpa comprise the compensation committee of the board of directors. Mr. Weiss is chairman of the corporate governance and nominating committee. All members of the board of directors are committee members for policy and procedure issues. The board of directors has determined that Messrs. Wolfinger and Kocol are audit committee financial experts.  All non-management directors are invited to attend all executive meetings of the board of directors. Messrs. Sweeney and Scarpa (due to his relationship with Tudor Investment Corporation, a beneficial owner of more than 5% of our common stock) are the two non-independent members of our board of directors.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 2,500,000 shares are designated as Series A convertible preferred stock, par value $.001 per share. As of May 23, 2008, 21,317,863 shares of common stock were issued and outstanding and 2,466,971 shares of Series A convertible preferred stock (which are convertible into 7,400,913 shares of common stock) were issued and outstanding. In addition, at such date, 12,498,357 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants.

Common Stock

VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on a determination by our board of directors as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we are a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

RIGHTS UPON LIQUIDATION. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

MAJORITY VOTING. The holders of a majority of our outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Our board of directors has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by our board of directors. The provisions of a particular series of authorized preferred stock, as designated by the board of directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on our ability to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance of such shares could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of our company, whether voluntary or involuntary, the holders of the preferred stock may receive, in priority over the holders of common stock, a liquidation preference established by our board of directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of our company.

Series A Preferred Stock

On August 17, 2004, we filed a Certificate of Designations (the "Certificate of Designations") with the Nevada Secretary of State designating 2,500,000 shares of our preferred stock as Series A convertible preferred stock.

CONVERSION. Holders of Series A convertible preferred stock shall have the right to convert each of their shares of Series A convertible preferred stock into such number of fully paid and non-assessable shares of common stock as is determined by dividing the number of shares of Series A convertible preferred stock held by such holder by the conversion price at the time of such conversion. The initial conversion price per share for shares of Series A convertible preferred stock is $6.30 (subject to certain adjustments as set forth in the Certificate of Designations), which effectively results in each share of Series A convertible preferred stock being convertible into three shares of common stock. All outstanding shares of Series A convertible preferred stock may also be automatically converted upon the election of the holders of 80% of the outstanding shares of Series A preferred stock.

VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of Series A convertible preferred stock will entitle the holder to the equivalent of three votes of common stock for each share of Series A convertible preferred held on all matters presented to the common stockholders for a vote. So long as at least 500,000 shares of the originally-issued shares of Series A convertible preferred stock are outstanding, the holders of Series A convertible preferred stock have the right to elect three directors to our board of directors. Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders of Series A convertible preferred stock. If and when our board of directors determines to make distributions to the holders of our common stock, the holders of Series A convertible preferred stock shall be entitled to participate on a pro rata basis (determined on an as-if-converted basis).

REDEMPTION. At any time after August 18, 2008, holders of at least 80% of the outstanding shares of Series A convertible preferred stock may elect at any time to have all of the outstanding shares of Series A convertible preferred stock redeemed by us. The price for each share of Series A convertible preferred stock redeemed shall be equal to the greater of (i) $12.60 (subject to certain adjustments) per each share of Series A convertible preferred stock plus an amount equal to all accumulated but unpaid dividends on such share of Series A convertible preferred stock (collectively, the "Series A Preference Amount") and (ii) the fair market value of the common stock into which the Series A convertible preferred stock is then convertible.

RIGHTS UPON LIQUIDATION. Upon liquidation, the holders of the Series A convertible preferred stock shall be entitled to receive distributions before any amount shall be paid to the holders of common stock or any other junior capital stock. The liquidation distribution shall be equal to the Series A Preference Amount. Alternatively, the holders of Series A convertible preferred stock may receive the amount they would have received had they converted their shares into common stock immediately prior to the liquidation. In addition, holders of at least 80% of the outstanding shares of Series A convertible preferred stock may elect to have certain transactions treated as a liquidation event which would give rise to the liquidating distributions discussed herein.

REGISTRATION RIGHTS

In connection with our acquisition of Sales Strategies, Inc. (“SSI”), we granted registration rights to the former shareholder of SSI pursuant to the terms of a registration rights agreement. The agreement provides that at anytime after August 31, 2009, the former SSI shareholder shall have the right to cause us to register under the Securities Act the shares of common stock issued to him in on the closing date of the transaction and the shares issuable pursuant to an earn-out provision more fully described in the governing documents.

In connection with our acquisition of Helio Solutions, Inc. (“Helio”), we granted registration rights to former shareholders who remain active in the operations of Helio, and a former shareholder who left Helio, pursuant to the terms of a registration rights agreement. The agreement provides that at anytime after August 14, 2009, upon request of 66 and 2/3% of the former shareholders who remain active in the operations of Helio, or the shareholder who has left Helio, we will be obligated to register under the Securities Act the shares of common stock issued to them on the closing date of the transaction and the shares issuable pursuant to an earn-out provision more fully described in the governing documents.

In connection with our acquisition of ManagedStorage International, Inc. (also known as “Incentra of CO”), we granted registration rights to certain former Incentra of CO stockholders pursuant to the terms of two registration rights agreements. One agreement provides that at any time after February 18, 2006, the holders of at least 51% of the Series A convertible preferred stock have the right to cause us to register under the Securities Act the shares of common stock underlying the Series A preferred stock issued to such holders in our acquisition of Incentra of CO. In addition, such agreement provides for the grant of "piggy-back" registration rights to such holders. The other agreement provides for the grant of "piggy-back" registration rights to certain former Incentra of CO stockholders. None of the registration rights of the former holders of Incentra of CO stockholders have been exercised.

In connection with our acquisition of STAR Solutions of Deleware, Inc. (“Star”), we granted registration rights to the former stockholder of Star. The agreement provides that at anytime after March 1, 2006, the former stockholder shall have the right to cause us to register under the Securities Act the shares of common stock issued to him on the closing date of the transaction. The agreement also provides for the grant of “piggy-back” registration rights to the former stockholder after March 1, 2006. Of the total shares issued in this acquisition, only 126,176 shares are outstanding

In connection with our acquisition of PWI Technologies, Inc. (“PWI”), we granted registration rights to two former stockholders of PWI and one former noteholder of PWI, pursuant to the terms of a registration rights agreement. The agreement provides that at anytime after March 31, 2006, the former stockholders and noteholder shall have the right to cause us to register under the Securities Act the shares of common stock issued to them on the closing date of the transaction and the shares issuable pursuant to an earn-out provision more fully described in the governing documents. In addition, such agreement provides for the grant of "piggy-back" registration rights to the former stockholders and noteholder.

In connection with our acquisition of Network Systems Technologies, Inc. (“NST”), we granted registration rights to the former NST stockholder with respect to the shares of our common stock issued in the acquisition and we granted registration rights to Transitional Management Consultants, Inc., a consulting firm controlled by such stockholder ("TMC"), with respect to the shares issuable under the earn-out provision contained in the purchase agreement. Pursuant to each registration rights agreement, at any time after April 13, 2008, the holders of such rights shall have the right to cause us to register under the Securities Act the shares of our common stock issued on the closing date of the transaction and the shares of common stock issuable pursuant to the earn-out provision described in the purchase agreement. The agreements also provide that, after April 13, 2008, the holders shall have “piggy-back” registration rights with respect to such shares.

In connection with obtaining and, in certain circumsances amending, our loan facilities from Laurus we agreed to register under the Securities Act the shares of our common stock into which the stock purchase warrants or options we issued to Laurus and its affiliates are exercisable, and to maintain the effectiveness of any such registration statements until the earliest of the date on which (i) all shares registered thereunder have been sold, (ii) all shares registered thereunder may be sold immediately without registration under the Securities Act and without volume registrations pursuant to Rule 144 under the Securities Act and (iii) all amounts payable to Laurus under the promissory notes for which registered shares are issuable upon conversion have been paid in full.

In connection with our offer and sale of convertible bridge notes in May and June 2006, we granted registration rights to both non-institutional and institutional purchasers of such notes. With respect to the non-institutional purchasers of such notes, the registration rights agreement between our company and such noteholders provides, among other things, that after May 19, 2007, upon the request of the holders of fifty-one percent of the noteholders, and as soon as practicable thereafter, we are obligated to file a registration statement to register the resale of shares of our common stock issuable upon exercise of the warrants issued in connection with the convertible notes (with certain exceptions). If, at any time after May 19, 2007, we decide to register any of our equity securities or other securities convertible into equity securities, we must notify each holder of the notes and include any registrable securities as such noteholder may request, in such registration statement. Registration rights were granted for the convertible bridge notes and warrants issued to the institutional purchasers. Registration of shares of common stock potentially issuable in connection with these convertible bridge notes and warrants are included in this registration statement.

In connection with our acquisition of allianceSoft, Inc., we granted registration rights to the former stockholder of allianceSoft, Inc. The registration rights agreement provides that at anytime after August 24, 2007, the former stockholder shall have the right to cause us to register under the Securities Act the warrant to purchase shares of common stock issued to him on the closing date of the transaction and any shares issued to him pursuant to the earn-out provisions of an agreement to purchase the assets of allianceSoft, Inc. The agreement also provides for the grant of “piggy-back registration rights to the former stockholder at anytime after August 24, 2007.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interwest Transfer Company Inc., 1981 Murray Holladay Road, Salt Lake City, Utah 84117.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 23, 2008 regarding beneficial stock ownership of (i) all persons known to us to be beneficial owners of more than five percent (5%) of our outstanding common stock and Series A preferred stock, (ii) each of our directors, (iii) the Named Executive Officers and (iv) all of our officers and directors as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated:

Name	Title of Class	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (2) (3)
5% BENEFICIAL OWNERS

Great Hill Equity Partners, LP	Common Stock	4,575,782	19.19	% (4)
One Liberty Square	Series A Preferred Stock	843,170	34.18%
Boston, MA 02109

David Condensa	Common Stock	2,882,231	13.52%

Tudor Investment Corporation	Common Stock	3,688,952	15.16	% (5)
1275 King Street	Series A Preferred Stock	1,004,405	40.71%
Greenwich, CT 06831

J.P. Morgan Direct Venture	Common Stock	2,933,572	12.69	% (6)
Capital Institutional Investors, LLC	Series A Preferred Stock	602,775	24.43%
522 Fifth Avenue
New York, NY 10036

Laurus Master Fund, Ltd. and entities affiliated with Laurus Master Fund, Ltd.	Common Stock	2,271,898	9.99	% (7)
335 Madison Avenue
New York, NY 10017

Thomas Kunigonis	Common Stock	1,369,863	6.43%

DIRECTORS AND NAMED
EXECUTIVE OFFICERS

Thomas P. Sweeney III	Common Stock	1,600,558	7.07	% (8)
1140 Pearl Street	Series A Preferred Stock	16,558	*
Boulder, CO 80302

James Wolfinger	Common Stock	731,161	3.41%

David E. Weiss	Common Stock	30,000	*

Thomas G. Hudson	Common Stock	56,725	*

Robert S. Kocol	Common Stock	8,333	*

Carmen J. Scarpa	Common Stock	0	*

Matthew Richman	Common Stock	225,780	1.05	% (9)

Shawn O'Grady	Common Stock	162,729	*	(10)

Anthony DiPaolo	Common Stock	58,333	*

All directors and executive	Common Stock	2,873,619	12.4%
officers as a group (9 persons)	Series A Preferred Stock	16,558	*

* Constitutes less than 1%

(1)	For the purposes of this table, a person is deemed to have “beneficial ownership” of any shares of capital stock that such person has the right to acquire within 60 days of May 23, 2008.

(2)
All percentages for common stock are calculated based upon a total of 21,317,863 shares outstanding as of May 23, 2008, plus, in the case of the person for whom the calculation is made, that number of shares of common stock that such person has the right to acquire within 60 days after May 23, 2008.

(3)	All percentages for Series A preferred stock are calculated based upon a total of 2,466,971 shares outstanding as of May 23, 2008.

(4)
Represents 4,426,797 shares of common stock owned of record by Great Hill Equity Partners, LP (“GHEP”) (assuming conversion of 815,715 shares of Series A preferred stock into 2,447,145 shares of common stock) and 148,985 shares of common stock owned of record by Great Hill Investors, LLC (“GHI”) (assuming conversion of 27,455 shares of Series A preferred stock into 82,365 shares of common stock). The foregoing numbers represent shares for which GHEP and GHI each has shared dispositive and voting power. Such shares may be deemed to be beneficially owned by Great Hill Partners GP, LLC (“GP”), the general partner of GHEP, Great Hill Partners, LLC (“GHP”), a manager of GP and Messrs. Christopher S. Gaffney, John G. Hayes and Stephen F. Gormley, the managers of GHI, GHP and GP. Share information is furnished in reliance on the Schedule 13D dated February 11, 2008, as filed with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(5)
Represents 3,320,145 shares of common stock owned of record by Tudor Ventures II, LP (“Tudor”) (assuming conversion of 903,994 shares of Series A preferred stock into 2,711,982 shares of common stock), 366,324 shares of common stock owned of record by The Raptor Global Portfolio Ltd. (“Raptor”) (assuming conversion of 99,741 shares of Series A preferred stock into 299,223 shares of common stock), and 2,483 shares of common stock held by The Altar Rock Fund, LP (“Altar”) (assuming conversion of 670 shares of Series A preferred stock into 2,010 shares of common stock). The foregoing numbers represent shares for which Tudor, Raptor and Altar each has shared dispositive and voting power. Such shares may be deemed to be beneficially owned by Tudor Investment Corporation (“TIC”), the sole general partner of Altar and an investment advisor for Tudor and Raptor, and Paul Tudor Jones, II, the controlling shareholder of TIC. Tudor Ventures Group, LP (“TV GP”), the general partner of Tudor, and Tudor Ventures Group, LLC, the general partner of TV GP, may also be deemed to be beneficial owners of the shares held by Tudor. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Exchange Act. In his capacity as a director, Mr. Scarpa represents Tudor’s interest in our Company. However, Mr. Scarpa specifically disclaims beneficial ownership of the shares of common stock beneficially owned by such entity.

(6)
Represents 2,422,113 shares of common stock owned of record by JP Morgan Direct Venture Capital Institutional Investors, LLC (“JPM Institutional”) (assuming conversion of 497,532 shares of Series A preferred stock into 1,492,596 shares of common stock), 392,649 shares of common stock owned of record by JP Morgan Direct Venture Private Investors, LLC (“JPM Private”) (assuming conversion of 81,136 shares of Series A preferred stock into 243,408 shares of common stock), and 118,810 shares of common stock owned of record by 522 Fifth Avenue Fund, LP (“522 Fund”) (assuming conversion of 24,107 shares of Series A preferred stock into 72,321 shares of common stock). The foregoing numbers represent shares for which JPM Institutional, JPM Private and 522 Fund each has shared dispositive and voting power. The shares held by JPM Institutional may be deemed to be beneficially owned by JPMorgan Chase Bank (“JPMCB”), its investment advisor, and JPMorgan Chase & Co., the parent of JPMCB. The shares held by JPM Private may be deemed to be beneficially owned by J.P. Morgan Investment Management, Inc. (“JPMIM”), its investment advisor. The shares held by 522 Fund may be deemed to be beneficially owned by 522 Fifth Avenue Corp. (“522 Corp.”), its general partner, JPMIM, its investment advisor and the sole stockholder of 522 Corp., J.P. Morgan Fleming Asset Management Holdings, Inc. (“Fleming”), the sole stockholder of JPMIM, and JPMCB, the sole stockholder of Fleming and the indirect parent of JPMIM. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Exchange Act.

(7)
Consists of the following: (i) Laurus Master Fund, Ltd. (“Laurus”) owns 149,860 shares of common stock, warrants to purchase 1,256,050 shares of common stock and options to purchase 987,247 shares of common stock; (2) Valens U.S. SPV I, LLC owns 209,537 shares of common stock and options to purchase 350,000 shares of common stock; (iii) PSource Structured Debt Limited owns 488,501 shares of common stock; and (iv) Calliope Capital Corporation owns warrants to purchase 3,750,000 shares of common stock.

The warrants and options contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by Laurus of more than 9.99% of the Shares then issued and outstanding (the “Issuance Limitation”). The issuance Limitation may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). In the case of the Option, the 61-day waiver notice may only be delivered at a time when no indebtedness of the issuer is outstanding to the investors or their affiliates.

Laurus Master Fund, Ltd. and PSource are managed by Laurus Capital Management, LLC. Valens U.S. SPV I, LLC, is managed by Laurus Capital Management, LLC. Calliope is a wholly owned subsidiary of Luarus Master Fund, Ltd. Eugene Grin and David Grin, through other entities are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the entities listed. Neither Laurus Capital Management, L.L.C. nor Laurus Master Fund, Ltd. is a registered broker-dealer or an affiliate of a broker-dealer. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

(8)
Represents 122,443 shares of common stock owned of record by Equity Pier, LLC, of which Mr. Sweeney is the founder and managing member, 147,552 shares of common stock owned of record by Mr. Sweeney, 23,680 shares issuable upon exercise of a warrant held by Mr. Sweeney, 1,257,209 shares issuable upon the exercise of presently exercisable options held by Mr. Sweeney and assumes conversion of 16,558 shares of Series A preferred stock owned of record by Mr. Sweeney into 49,674 shares of common stock.

(9)
Represents 60,429 shares of common stock owned of record by Mr. Richman, 1,184 shares of common stock issuable upon exercise of a warrant held by Mr. Richman and 164,167 shares issuable upon the exercise of presently exercisable options held by Mr. Richman.

(10)
Represents 5,715 shares of common stock owned of record by Mr. O’Grady, 23,680 shares of common stock issuable upon exercise of a warrant held by Mr. O’Grady and 133,334 shares issuable upon the exercise of presently exercisable options held by Mr. O’Grady.

See also the section entitled “Equity Compensation Plan Information" in this prospectus for a discussion of securities authorized for issuance under our equity compensation plans.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "ICNS." The following table sets forth the high and low bid prices for our common stock for each fiscal quarter within our last two fiscal years, as reported by the National Quotation Bureau. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. Prices for periods prior to June 9, 2005 have been adjusted to reflect a ten-for-one reverse split of our common stock effective on that date.

	HIGH BID	LOW BID
YEAR ENDED DECEMBER 31, 2006
First Quarter	$1.40	$0.90
Second Quarter	1.65	1.05
Third Quarter	1.35	1.09
Fourth Quarter	1.24	0.92

YEAR ENDED DECEMBER 31, 2007
First Quarter	$1.11	$0.91
Second Quarter	1.02	0.85
Third Quarter	0.92	0.67
Fourth Quarter	1.01	0.65

YEAR ENDED DECEMBER 31, 2008
First Quarter	$0.95	$0.60
Second Quarter (through May 30, 2008)	0.90	0.60

Holders

At May 23, 2008, there were approximately 300 record holders of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. The terms of our Series A convertible preferred stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A convertible preferred stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A convertible preferred stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of May 23, 2008, the following equity compensation plans were in effect:

EQUITY COMPENSATION PLAN INFORMATION

	Number of			Number of
	securities to be		Weighted average	securities
	issued upon		exercise price	remaining
	exercise of		of outstanding	available
	outstanding options,		options, warrants	for future
Plan category	warrants and rights		and rights	issuance

Equity compensation plans approved by security holders	-		N/A	-

Equity compensation plans not approved by security holders:

2000 Incentra Option Plans	2,250,951		$1.95	183,351

2006 Stock Option Plan	1,697,223		$1.11	52,777

2008 Option Plan	844,500	(1)	$0.64	3,155,500

Total	4,792,674		$1.42	3,391,628

(1) Includes 632,500 options to purchase common stock and 212,000 shares of restricted stock.

We currently have four equity incentive plans. One plan was established by us in 2006 (the Incentra Solutions, Inc. 2006 Stock Option Plan or the “2006 Plan”), one plan that was originally established by us in 2000 (the “2000 Plan”), one that was originally established by Incentra of Colorado (the “Incentra of Colorado Plan”), and the 2008 Equity Incentive Plan (the “2008 Plan”), which was adopted during the first quarter of 2008. Each of these plans is described below. Except as set forth in an individual agreement, none of our plans contain any provisions for the acceleration of vesting of options in the event of a change of control of our company or for cancellation and reissuance of options previously granted.

The 2006 Plan and the 2000 Plan

The 2006 Plan and the 2000 Plan provide for the granting of options to key employees, officers and certain individuals to purchase shares of our common stock. We currently have reserved 1,750,000 shares and 2,262,500 shares of common stock, respectively, for issuance under the 2006 Plan and the 2000 Plan. Both plans have a term of ten years and provide for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In addition, the 2000 Plan provides for the granting of non-statutory stock options, stock appreciation rights and restricted stock awards. Both plans are administered by our Board of Directors.

The exercise price of non-statutory stock options may be equal to or less than 100% of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100% of the fair market value of shares of common stock on the date of the grant (not less than 110% of the fair market value on the date of grant in the case of incentive stock options granted to employees who hold more than 10% of the voting power of our common stock).

Options granted under the plans may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the our common stock) and generally vest on a graded scale over a three-year period, at the rate of 33.3% per year. Options generally terminate three months after the termination of employment for any reason other than death, disability or retirement, and are not transferable by the employee other than by will or the laws of descent and distribution.

Under the 2000 Plan, we have granted nonqualified stock options to certain employees with an exercise price below market at the date of grant. The nonqualified stock options vested immediately or contained accelerated vesting, or vest on a graded scale over three years, 33.3% per year, beginning on the first anniversary of the grant date, and are exercisable for a period of three to ten years. We have also granted nonqualified stock options to certain directors and consultants. These options have been granted with an exercise price at or below market at the date of the grant, vest immediately, and are exercisable for a period of not more than ten years.

The 2000 Plan also provides for grants of stock appreciation rights (“SARs”), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the SAR. The exercise price of any SAR granted under the 2000 Plan will be determined by the Board of Directors at its discretion at the time of the grant. SARs granted under the 2000 Plan may not be exercisable for more than a ten-year period. SARs generally terminate one month after the termination of the grantee’s employment for any reason other than death, disability or retirement.

Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the 2000 Plan.

The Incentra of Colorado Plan

Prior to our acquisition of ManagedStorage International, Inc. (also known as “Incentra of Colorado”), Incentra of Colorado adopted and administered the Incentra of Colorado Plan for its employees, directors, consultants and other key persons. As a result of such acquisition, no additional grants will be made under the Incentra of Colorado Plan. However, outstanding stock options previously issued pursuant to the Incentra of Colorado Plan may be exercised for unregistered shares of our common stock. As provided in the Incentra of Colorado acquisition agreements, upon the exercise of any outstanding options issued under the Incentra of Colorado Plan, we will issue 0.3089 shares of our unregistered shares of common stock for each share of Incentra of Colorado common stock that would have been issuable upon the exercise of such options. Currently, there are outstanding under the Incentra of Colorado Plan options to purchase 171,800 shares of our common stock.

The 2008 Plan

The 2008 Plan provides for the granting of options and restricted stock to key employees and officers of our company. A total of 4,000,000 shares of our company’s common stock or their equivalents may be issued pursuant to the 2008 Plan.  The 2008 Plan is subject to shareholder approval.  On March 27, 2008, 632,500 options and 212,000 shares of restricted stock were granted under the 2008 Plan.

The exercise price for options granted under the 2008 Plan is the fair market value on the date of the grant. Options will have a term of ten years and vest in three equal annual installments on the anniversary date of the grant. The restricted stock grants are based on a first year performance element as follows:

1.	The 2008 Adjusted EBITDA target at which 100% of the respective restricted stock grants that will be earned is $5.56 million;

2.	Upon reaching 2008 Adjusted EBITDA of $4 million, 25% of the respective restricted stock grants that will be earned ; and,

3.	At Adjusted EBITDA levels between $4 million and $5.56 million, the respective stock grants that will be earned on a prorated basis at 25% to 100% of targeted levels.

All shares earned vest annually over two years starting on the date that the performance element is achieved.

The 2008 Employee Stock Purchase Plan

The 2008 Employee Stock Purchase Plan (“ESPP”) provides eligible employees (as defined in the ESPP) the opportunity to purchase stock of our company through payroll deduction. Eligible employees may elect to have between 1% and 20% of compensation withheld each pay period for the purchase of our company’s common stock. Shares are purchased at the fair market value at the close of trading on the last day of each offering period. An offering period consists of each bi-weekly payroll period. Members of the Board of Directors may elect to withhold up to the full amount of cash compensation earned for services as a Director. A total of 1,000,000 shares of our company’s common stock are available for purchase under the ESPP. The ESPP is subject to shareholder approval. As of May 23, 2008, no shares had been purchased under the ESPP.

Our equity incentive plans are more fully described in Note 11 to Notes to Consolidated Financial Statements.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition of Operations” appearing elsewhere in this prospectus. The consolidated statements of operations and the consolidated balance sheet data for the three month periods ended, and as of, March 31, 2008 and 2007 are derived from our unaudited consolidated financial statements The consolidated statements of operations and the consolidated balance sheet data for the years ended, and as of, December 31, 2007, 2006, 2005, 2004 and 2003 are derived from our audited consolidated financial statements. Due to the acquisitions made in 2005, 2006 and 2007, the comparability of the financial data reported in the following schedule has been materially affected.

	Three Months Ended March 31,		Year ended December 31,

	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)
	(in thousands except per share amounts)

STATEMENT OF OPERATIONS DATA

Total revenue	$48,225	$24,973	$145,775	$66,632	$37,935	$8,645	$9,811

Gross margin	9,027	5,836	30,200	14,258	8,151	2,854	2,859

Operating loss from continuing operations	(727)	(1,697)	(5,419)	(13,060)	(11,585)	(7,878)	(8,486)

(Loss) income from discontinued operations, net of income taxes	-	-	(93)	16,004	(577)	(274)	-

Net loss	$(2,115)	$(2,291)	$(9,293)	$(2,833)	$(14,226)	$(10,438)	$(10,991)

Preferred stock dividends and accretion of preferred stock discount	(654)	(654)	(2,617)	(2,617)	(2,617)	(1,339)	(1,744)

Net loss applicable to common shareholders	(2,769)	(2,945)	(11,910)	(5,450)	(16,843)	(11,777)	(12,735)

Weighted average common shares outstanding—basic and diluted	26,405	13,250	19,045	13,643	12,542	5,103	1,895

Net loss per common share—basic and diluted
Loss from continuing operations	$(0.10)	$(0.22)	$(0.63)	$(1.57)	$(1.29)	$(2.26)	$(6.72)
Income (loss) from discontinued operations	-	-	-	1.17	(0.05)	(0.05)	-
Total	$(0.10)	$(0.22)	$(0.63)	$(0.40)	$(1.34)	$(2.31)	$(6.72)

BALANCE SHEET DATA (as of end of period)

Cash and cash equivalents	$1,118	$291	$3,275	$977	$797	$2,462	$2,201

Assets held for sale	-	-	-	-	19,512	20,462	-

Capitalized software development costs, net	1,142	916	1,144	915	858	713	-

Intangible assets, net	2,881	2,162	2,953	2,301	730	-	1,671

Goodwill	30,302	16,869	30,452	16,937	5,858	-	592

Total assets	85,509	46,791	88,176	45,818	37,883	28,677	13,564

Long-term obligations (including current installments)	31,878	12,807	30,583	9,317	11,371	4,005	19,990

Liabilities associated with assets held for sale	-	-	-	-	4,280	2,691	-

Mandatorily redeemable and convertible preferred stock	30,508	27,890	29,853	27,236	24,618	22,001	13,587

Shareholders' deficit	(16,552)	(15,325)	(13,918)	(12,623)	(13,217)	(5,023)	(23,035)

Cash dividend declared per common share	-	-	-	-	-	-	-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 to Notes to Consolidated Financial Statements. Some of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. Management believes our most important accounting policies relate to revenue recognition, accounting for software development costs, stock-based compensation, accounting for obligations and instruments potentially settled in shares of our common stock, impairment of goodwill, intangibles and other long-lived assets and accounts receivable.

Revenue Recognition. Given our diverse product and sales mix, as well as the complexities and estimates involved in measuring and determining revenue in accordance with generally accepted accounting principles, our accounting for revenue is crucial to the proper periodic reporting of revenue and deferred revenue.

Revenue is recognized when all of the following criteria are met in accordance with principles of sales recognition in Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition," issued by the staff as a revision to Staff Accounting Bulletin No. 101, "Revenue Recognition" (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured.

We apply the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19 , “Reporting Revenue Gross as a Principal versus Net as an Agent.” Our application of EITF 99-19 includes evaluation of the terms of customer contracts relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction. The majority of our sales relate to products. We purchase and resell hardware, software and third-party maintenance contracts. In these transactions, we (i) act as principal; (ii) take title to the products; (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns; and (iv) have latitude in establishing price with the customer.  For these transactions, we recognize revenues based on the gross amounts due from customers. If most of these criteria are not present, these transactions are recorded on a net basis.

Revenues from product sales are recognized when shipped. Revenues from the resale of third-party maintenance agreements are recognized at the date of sale, as we have no continuing obligation or involvement with the associated services. Consulting revenues are recognized when the services are performed.

Fees for First Call maintenance agreements are recognized using the straight-line method over the terms of the agreements. First Call maintenance is generally billed in advance, resulting in deferred revenue.

Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for initial implementation services are deferred and recognized over the term of the agreement. Deferred revenue is recorded for amounts billed to customers for whom we have not yet performed the related services.

Software Development Costs. We capitalize direct internal costs incurred in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product is available for general release to customers, capitalization is ceased, and all previously capitalized costs are amortized over the remaining estimated economic useful life of the product, not to exceed three years.

Stock-based Compensation. In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R "Share-Based Payment," (SFAS 123R), which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25 and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. Application of SFAS 123R requires the use of significant estimates, including expected volatility, expected term, risk-free interest rate and forfeiture rate. SFAS 123R was effective for us beginning January 1, 2006.

SFAS No. 123, "Accounting for Stock Based Compensation," defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value for periods prior to 2006.

For periods prior to 2006, we elected to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25 ), "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, employee compensation cost for stock options was measured as the excess, if any, of the estimated fair value of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Accounting for Obligations and Instruments Potentially Settled in our Capital Stock . We account for obligations and instruments potentially to be settled in our capital stock in accordance with EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Stock." This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock, primarily as these relate to warrants issued to Laurus.

Under EITF No. 00-19 contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then-current classification. For contracts initially classified as equity, we do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

Impairment of Goodwill, Intangibles and Other Long-Lived Assets. Long-lived, tangible and intangible assets that do not have indefinite lives, such as property and equipment and acquired customer relationships, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We had approximately $7.2 million in property and equipment at March 31, 2008. As a result of the acquisitions we consummated in 2005, 2006 and 2007, we had approximately $2.9 million in identifiable intangible assets at March 31, 2008. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the assets and their eventual disposition. Measurement of an impairment loss for such long-lived assets is based on the fair value of the assets.

Goodwill is not amortized and is subject to write downs charged to results of operations only when its carrying amount is determined to be more than its estimated fair value based upon impairment tests that are required to be made annually or more frequently under certain circumstances. The fair value of our reporting units used in determination of the goodwill impairment is evaluated using a discounted cash flow model considering future revenues, operating costs, a risk adjusted discount rate, historical performance and other pertinent factors. These estimates are judgmental in nature and often involve the use of significant estmates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. As a result of the acquisitions we completed in 2005, 2006 and 2007, we had approximately $30.3 million in goodwill at March 31, 2008.

Accounts Receivable. We currently sell our products and services primarily throughout North America, with a small portion (5%) generated in Europe. We require credit applications from all new customers and establish appropriate credit limits prior to accepting associated purchase orders. We periodically review customer credits (financial condition and/or payment history) and established credit limits. We generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical collection experience, factors related to a specific customer's ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Credit losses have been within management's expectations.

The following is a breakdown of our revenues and long-lived assets by geographic area (in thousands):

	North America	Europe*	Total

Three Months Ended March 31, 2008 (unaudited)
Revenues	$45,973	$2,252	$48,225
Long-lived Assets, net	40,843	690	41,533

Year Ended December 31, 2007
Revenues	$138,120	$7,655	$145,775
Long-lived Assets, net	41,010	740	41,750

Year Ended December 31, 2006
Revenues	$63,462	$3,170	$66,632
Long-lived Assets, net	22,356	862	23,218

Year Ended December 31, 2005
Revenues	$35,837	$2,098	$37,935
Long-lived Assets, net	8,835	477	9,312

* The geographic breakout by country is not practicable to obtain.

For the three months ended March 31, 2008, and for the years ended December 31, 2007 and 2006, no one customer accounted for more than 10% of revenue. For the year ended December 31, 2005, one customer accounted for 11% of total revenue. As of March 31, 2008 and December 31, 2007, no one customer accounted for more then 10% of total accounts receivable. As of December 31, 2006, one customer represented over 10% of total accounts receivable. As of December 31, 2005, one customer accounted for 16% of total accounts receivable.

General

When used in this discussion, the word "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors that could materially and adversely affect us and our operating results, including, but not limited to: (1) the availability of additional funds to enable us to successfully pursue our business plan; (2) the uncertainties related to the effectiveness of our technologies and the development of our products and services; (3) our ability to maintain, attract and integrate management personnel; (4) our ability to complete the development and continued enhancement of our products in a timely manner; (5) our ability to effectively market and sell our products and services to current and new customers; (6) our ability to negotiate and maintain suitable strategic partnerships, vendor relationships and corporate relationships; (7) the intensity of competition; and (8) general economic conditions. As a result of these and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

We supply a broad range of IT products and services to enterprises and service providers. We market our products and services to service providers and enterprise clients under the trade name Incentra Solutions. We deliver complete IT solutions and comprehensive storage services, including remote monitoring/management services, maintenance support services (First Call) for third-party hardware and software maintenance, professional services, third-party hardware/software procurement and resale and financing solutions. We provide data protection solutions and services that ensure that our customers' data is backed-up and recoverable and meets internal data retention compliance policies. Our remote monitoring and management services are delivered from our Storage Network Operations Center ("NOC") in Broomfield, Colorado, which monitors and manages a wide spectrum of diverse storage infrastructures on a 24x7 basis throughout North America and Europe. We deliver these services worldwide using our proprietary GridWorks Operations Support System, which enables automated remote monitoring and management of complete storage infrastructures and back-up applications. We provide outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized. We believe customers benefit from improved operating effectiveness with reduced operating costs and reductions in capital expenditures.

From 2006 to 2007, revenues from continuing operations increased 54.3% to $145.8 million. The significant growth in revenue was a result of the added sales of products and services from two acquisitions completed in 2007 and organic growth from our existing business. On a pro forma basis, assuming that the two acquisitions in 2007 occurred as of January 1, 2005, revenue for the years ended December 31, 2007 increased to $222.7 million compared to $196.4 million in 2006 and $171.9 million in 2005. For the years ended December 31, 2007, 2006 and 2005, we incurred a loss from continuing operations of $5.4 million, $13.1 million and $11.6 million, respectively. Included in the results for 2007 and 2006, are losses of $0.2 million and $3.0 million on early extinguishment of debt, respectively. Included in the loss for 2005 is an impairment loss of $4.2 million related to the acquisition of Star.

For the three months ended March 31, 2008, we had an operating profit (a non- GAAP measure) of $0.3 million, as compared to an operating loss of $0.4 million for the three months ended March 31, 2007. For the years ended December 31, 2007 and 2006 we incurred operating losses of $0.9 million and $8.9 million, respectively.

Operating profit or loss is defined as earnings before interest, taxes, depreciation and amortization, stock compensation and cumulative effect of changes in accounting principles. Although operating profit and loss is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), we believe the use of the non-GAAP financial measure operating profit and loss enhances an overall understanding of our past financial performance and is a widely used measure of operating performance in practice. In addition, we believe the use of operating profit and loss provides useful information to the investor because operating profit and loss excludes significant non-cash interest and amortization charges related to our past financings that, when excluded, we believe produces more meaningful operating information. Operating profit and loss also excludes depreciation and amortization expenses, which are significant due to six acquisitions completed since 2004. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that are calculated in accordance with GAAP, and this measure may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of operating profit and loss to the most comparable GAAP financial measure net loss before deemed dividends and accretion on preferred stock is set forth below.

Operating Profit and Loss Reconciliation
All amounts in (000’s)

	2008	2007				2006
	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Loss from continuing operations before accretion of preferred stock	$(2,115)	$(2,360)	$(1,854)	$(2,681)	$(2,305)	$(3,862)	$(6,792)	$(3,681)	$(4,502)
Depreciation and amortization	854	891	694	687	794	566	724	556	642
Interest expense, net (cash portion)	896	917	499	319	300	240	224	574	327
Interest expense (non-cash portion)	530	500	295	503	323	295	457	471	297
Taxes	-	-	24	24	26	-	-	-	-
Loss on early extinguishment of debt	-	25	136	-	-	-	1,724	-	1,232
Non-cash stock-based compensation	136	215	323	384	439	229	523	468	367

Operating profit (loss)	$301	$188	$117	$(764)	$(423)	$(2,532)	$(3,140)	$(1,612)	$(1,637)

We continue to invest in hardware and the development of our software and in data storage and other infrastructure equipment. During the three-month period ended March 31, 2008, we invested $0.2 million in software development and $0.4 million in data storage infrastructure. During the year ended December 31, 2007, we invested $0.9 million in software development and $1.2 million in data storage infrastructure.

We continue to expand our product and service offerings in an effort to position our company as a provider of a wide range of services and products and to further solidify our leading market position. We also continue to increase the number of products we have available for resale to our customers, both directly and through existing channel partners. We introduced the sales of managed services along with our sales of storage products and professional services directly to enterprise customers. We also believe we can increase our sales of managed services by introducing these services to the customers of our acquired businesses. We believe our professional services business will be enhanced as we leverage our engineering resources across our entire customer base.

During the year ended December 31, 2007, we completed two additional strategic acquisitions that we believe allow us to become a more complete solutions provider of IT infrastructure products and services.

Interim Financial Results

Presented below are schedules showing condensed statement of operations categories and analyses of changes in those condensed categories. These schedules are derived from the unaudited condensed consolidated statements of operations and are prepared solely to facilitate the discussion of results of operations that follows. All dollar amounts are in thousands.

Results of Operations—Three-Month Period Ended March 31, 2008 Compared to Three-Month Period Ended March 31, 2007

	Three Months Ended March 31,
	2008	2007

Product sales	$41,144	$20,482
Service sales	7,081	4,490

Gross margin-products	7,179	4,416
Gross margin-services	1,848	1,420

Product gross profit as a percentage of product sales	17%	22%
Service gross profit as a percentage of service sales	26%	32%

Revenue. For the three-month period ended March 31, 2008, total revenue from operations increased 93% to $48.2 million from the comparable prior-year period. Revenue from the sale of products increased 101% to $41.1 million and revenue from the delivery of services increased 58% to $7.1 million. The significant growth in product and service revenue was a result of the added sales from the acquisitions of Helio in August 2007 and SSI in September 2007, as well as organic growth in services revenue.

Gross Margin. For the three-month period ended March 31, 2008, total gross margin from operations increased 55% to $9.0 million from the comparable prior-year period. Product gross margin increased 63% to $7.2 million and service gross margin increased 30% to $1.8 million. Gross margin, as a percentage of revenue, declined from the three-month period ended March 31, 2007 to the three-month period ended March 31, 2008, due to the large increases in product revenues in both years from acquisitions. Product revenues have lower gross margins than those for service revenues.

Selling, General and Administrative Expenses. Significant components of selling, general and administrative expenses ("SG&A") include salaries and related benefits for employees, general office expenses, professional fees, travel-related costs and facilities costs. For the three-month period ended March 31, 2008, SG&A expenses increased 36% to $9.2 million from the comparable prior-year period. SG&A expenses for the three-month period ended March 31, 2008 included $7.2 million in salaries and related benefits for employees, $0.6 million in general office expenses, $0.3 million in professional fees, $0.4 million for travel-related costs and $0.7 million in facilities costs. SG&A expenses for the three-month period ended March 31, 2007 included $5.1 million in salaries and related benefits for employees, $0.7 million in general office expenses, $0.3 million in professional fees, $0.3 million for travel-related costs and $0.3 million in facilities costs. SG&A costs, as a percentage of total revenues, have decreased approximately 8% between the three-month periods ended March 31, 2008 and the comparable prior year period.

Stock-based Compensation Expense. For the three-month period ended March 31, 2008, stock-based compensation expense decreased 69% to $0.1 million from the comparable prior-year period. This decrease was primarily a result of having fully expensed option grants issued during 2004.

Depreciation and Amortization. Amortization expense consists of amortization of acquired customer relationships, capitalized software development costs and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements. Depreciation and amortization expense was approximately $0.9 million and $0.8 million for the three-month periods ended March 31, 2008 and 2007, respectively, of which, $0.4 million and $0.5 million, respectively, was included in cost of revenue.

Operating Loss. For the three-month periods ended March 31, 2008 and 2007, we incurred losses from operations of $2.1 million and $2.3 million, respectively. The decrease in the loss from operations from the three-month period ended March 31, 2008 to the comparable prior year period, was due to an increase in gross margin attributable to the acquisitions of Helio and SSI during August and September 2007, respectively.

Interest Expense. For the three-month periods ended March 31, 2008 and 2007, interest expense was $1.4 million and $0.6 million, respectively. Interest expense during the three-month period ended March 31, 2008 included cash interest costs of $0.9 million on notes payable and capital leases, and non-cash interest charges of $0.5 million, consisting of $0.4 million related amortization of debt discounts and $0.1 million related to warrants and amortization of financing costs. For the three-month period ended March 31, 2007, interest expense included cash interest costs of $0.3 million on notes payable and capital leases, and non-cash interest charges of $0.3 million, consisting of $0.2 million related to amortization of debt discounts and $0.1 million related to warrants and amortization of financing costs. The increase in interest expense from the three-month periods ended March 31, 2008 and 2007, was due primarily to the additional debt incurred related to our acquisitions of Helio and SSI, as well as having higher outstanding balances on our revolving credit facility.

Other Income and Expense. For the three-month periods ended March 31, 2008 and 2007, other income amounts consisted of miscellaneous fees collected from various outside sources.

Foreign Currency Transaction Gain or Loss. We conduct business in various countries outside the United States in which the functional currency of the country is not the U. S. dollar. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the three months ended March 31, 2008 and 2007 were minimal for each period.

Net Loss Applicable to Common Shareholders. During the three-month periods ended March 31, 2008 and 2007, we incurred net losses applicable to common shareholders of $2.8 million and $2.9 million, respectively.

Results of Operations—Comparison of Years Ended December 31, 2007, 2006 and 2005

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

All amounts in (000s)

	For the years ended December 31,
	2007	2006	2005
Product sales	$122,333	$53,085	$27,440
Service sales	23,442	13,547	10,494

Gross margin-products	22,713	10,288	4,637
Gross margin-services	7,487	3,970	3,513

Product gross profit as a percentage of product sales	18.6%	19.4%	16.9%
Service gross profit as a percentage of service sales	31.9%	29.3%	33.5%

Revenue. . From 2006 to 2007, total revenue from continuing operations increased 118.8% to $145.8 million. Revenue from the sale of products increased 130.4% to $122.3 million and revenue from the delivery of services increased 73.0% to $23.4 million. The increase in service revenue of $9.9 million was attributable to increases from organic growth in all service areas. The significant growth in revenue from 2006 to 2007 was a result of the added sales of products and services from the acquisitions of Helio in August 2007 and SSI in September 2007, as well as organic growth from our existing business. From 2005 to 2006, total revenue from continuing operations increased 75.7% to $66.6 million. Revenue from the sale of products increased 93.5% to $53.1 million and revenue from the delivery of services increased 29.1% to $13.5 million. The significant growth in revenue from 2005 to 2006 was the result of adding sales of products and services from the acquisitions of NST in April 2006, and Tactix, Inc. (“Tactix”) in September 2006, as well as organic growth from our existing business.

From 2006 to 2007, revenues from customers in North America increased 117.6% to $138.1 million and revenues from customers in Europe increased 141.5% to $7.7 million. From 2005 to 2006 revenues from customers in North America increased 77.1% to $63.5 million and revenues from customers in Europe increased 51.1% to $3.1 million.

Gross Margin. From 2006 to 2007, total gross margin from continuing operations increased 111.8% to $30.2 million. Product gross margin increased 120.8% to $22.7 million and service gross margin increased 88.6% to $7.5 million. From 2005 to 2006, total gross margin from continuing operations increased 74.9% to $14.3 million. Product gross margin increased 121.9% to $10.3 million and service gross margin increased 13.0% to $4.0 million. Gross margin, as a percentage of revenue, declined in 2007 over 2006 and 2006 over 2005 due to the large increases in product revenues in both years from acquisitions. Product revenues have lower gross margins than those for service revenues.

Selling, General and Administrative Expenses. . Significant components of selling, general and administrative expenses ("SG&A") include salaries and related benefits for employees, general office expenses, professional fees, travel-related costs and facilities costs. From 2006 to 2007, SG&A expenses increased 31.6% to $32.9 million. SG&A expenses for the year ended December 31, 2007 included $25.2 million in salaries and related benefits for employees, $3.2 million in general office expenses, $1.0 million in professional fees, $1.5 million for travel-related costs and $1.9 million in facilities costs. The increase in SG&A expenses from 2006 to 2007 is a result of the acquisitions of Helio in September 2007 and SSI in August 2007, and the associated increase in personnel-related costs, as well as our investment in sales and marketing. In addition, we incurred higher sales commission expense, which was directly attributable to the increase in gross margins from sales of products and services. From 2005 to 2006, SG&A expenses increased 78.6% to $25.0 million. SG&A expenses for the year ended December 31, 2006 included $17.7 million in salaries and related benefits for employees,$2.3 million in general office expenses, $2.0 million in professional fees, $1.2 million for travel-related costs and $1.2 million in facilities costs. The increase in SG&A expenses from 2006 to 2007 was a direct result of our acquisitions of NST in April 2006 and Tactix in September 2006.

Stock-based Compensation Expense. From 2006 to 2007, stock-based compensation expense decreased 14% to $1.4 million. This decrease was primarily a result of the completion of expensing some large grants issued in 2004. From 2005 to 2006, stock-based compensation expense increased 353% to $1.6 million. This increase was primarily due to our adoption of FAS 123R in 2006.

Depreciation and Amortization. . Amortization expense consists of amortization of acquired customer relationships, capitalized software development costs and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements. Depreciation and amortization expense from continuing operations was approximately $3.1 million, $2.5 million and $3.0 million for the years ended December 31, 2007, 2006 and 2005, respectively, of which $1.7 million was included in cost of revenue in each of these years.

Operating Loss from Continuing Operations. For the years ended December 31, 2007, 2006 and 2005, we incurred a loss from continuing operations of $5.4 million, $13.1 million and $11.6 million, respectively. The decrease in the loss from contuning operations in 2007 over 2006 was due to an increase in gross margin and decreases in SG&A expenses. The loss for 2005 included a loss on impairment of goodwill of $4.2 million. No similar loss was incurred in 2007 or 2006.

Interest Expense. Interest expense was $3.7 million, $2.9 million and $2.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. Interest expense during 2007 included cash interest costs of $2.0 million on notes payable and capital leases, and non-cash interest charges of $1.7 million, consisting of $1.1 million related over 2006 amortization of debt discounts and $0.6 million related to warrants and amortization of financing costs. The increase in interest expense in 2007 over 2006 was due to the additional debt incurred related to our acquisitions of Helio and SSI. Interest expense during 2006 included cash interest costs of $1.4 million on notes payable and capital leases, and non-cash interest charges of $1.5 million, consisting of $0.8 million related to amortization of debt discounts and $0.7 million related to warrants and amortization of financing costs. The increase in interest expense in 2006 over 2005 was primarily due to additional debt incurred relating to our acquisition of NST. Interest expense for 2005 included cash interest costs of $0.8 million on notes payable, and capital leases and non-cash interest charges of $1.6 million, consisting of $0.7 million related to amortization of debt discounts, $0.7 million related to warrants and amortization of financing costs and $0.2 million related to the beneficial conversion feature of a note issued to Laurus.

Loss on Early Extinguishment of Debt. For the year ended December 31, 2007, we recognized a $0.2 million loss on early extinguishment of debt relating to the refinancing of the 2006 Convertible Note. For the year ended December 31, 2006, we incurred a $3.0 million loss on the early extinguishment of debt. The refinancing of our 2005 credit facility with Laurus in the first quarter of 2006 was accounted for as an early extinguishment of debt. A loss of $1.2 million was recorded in connection with such debt extinguishment, which included $0.4 million for an early termination fee and $0.1 million in costs associated with the refinancing. In addition, significant repayment of long-term debt occurred during the third quarter of 2006. In connection with such repayment, we incurred $0.8 million in prepayment penalties, and $0.9 million in deferred financing costs were written-off. No similar refinancings or early debt extinguishment occurred in 2005.

Other Income and Expense. For the years ended December 31, 2007 and 2006, other income amounts consisted primarily of investment income. For the year ended December 31, 2005, other income included $0.3 million of income resulting from the reassessment of the value of contracts recorded under EITF 00-19 for outstanding warrants and $0.1 million of investment income derived from leased equipment to customers and gains from sales of fixed assets.

Foreign Currency Transaction Gain or Loss. We conduct business in various countries outside the United States in which the functional currency of the country is not the U.S. dollar. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the years ended December 2007, 2006 and 2005 were minimal for each period.

Income or Loss from Discontinued Operations, Net of Income Taxes. In July 2006, we sold substantially all of the assets of our Front Porch division. Operations of Front Porch prior to the sale have been accounted for as discontinued operations. For 2007, the loss from discontinued operations represents revenue associated with the earn-out provision of the sale and expenses associated with post-closing settlement of liabilities in excess of amounts previously recorded.

Gain on Sale of Discontinued Operations. The sale of Front Porch during 2006 generated a gain of $15.4 million.

Net Loss Applicable to Common Shareholders. During the years ended December 31, 2007, 2006 and 2005, we incurred net losses to applicable common shareholders of $11.9 million, $5.5 million and $16.8 million, respectively. The significant decrease in net loss applicable to common shareholders in 2006 was primarily due to the gain on the sale of Front Porch of $15.4 million, which was partially offset by the loss of $3.0 million incurred on the early extinguishment of debt.

Liquidity and Capital Resources

We finance our operations through cash on-hand, borrowings under our non-convertible revolving credit facility with Laurus, payment terms provided by our major suppliers and distributors, and equipment lease financing (see Note 6 to Notes to Unaudited Condensed Consolidated Financial Statements for a description of our Notes Payable and Other Long-Term Obligations). During June 2007, the available revolving credit facility was increased from $10 million to $15 million, and increased again in December 2007 from $15 million to $20 million. As of March 31, 2008, we had $2.3 million of available borrowing capacity under our revolving credit facility. Management believes that it has the ability to further increase the size of the existing revolving credit facility as there is sufficient collateral to support a higher level of borrowing availability. However, no assurance can be given that we will be successful in increasing the size of our revolving credit facility if and when we may need to.

For the three-month periods ended March 31, 2008 and 2007, net cash used in operating activities was $2.4 million and $3.4 million, respectively. Significant items which impacted our operating cash flows for the three-month period ended March 31, 2008 included a net loss of $2.1 million and approximately $1.5 million of non-cash related items including $0.9 million of depreciation and amortization expense, $0.1 million of stock-based compensation expense and $0.5 million of non-cash interest expense relating to amortization of debt issuance costs. In addition, net cash used in operating activities was impacted by a $1.3 million reduction in accrued and other expenses which was primarily attributable to payments of commissions accrued for in the fourth quarter of 2007. Net cash provided by discontinued operations of $0.4 million consisted primarily of the collection of accrued royalty income.

For the three-month periods ended March 31, 2008 and 2007, net cash used in investing activities was $0.6 and $0.5 million, respectively, consisting primarily of purchases of equipment and capitalized software development costs. The net cash used in operating and investing activities was provided by cash on-hand and borrowings under the revolving credit facility and the 2007 Term Note.

As part of our business strategy, we completed six acquisitions from 2005 to 2007. Although we are experiencing success in the deployment of our marketing strategy for the sale and delivery of our complete IT solutions, continuation of this success is contingent upon several factors, including the availability of cash resources, the prices of our products and services relative to those of our competitors, the maintenance of satisfactory agreements with our suppliers and distributors of products that we resell and general economic and business conditions, among other factors.

We believe cash and cash equivalents, available borrowings under the 2006 Facility, cash flow from operations and non-operating sources of cash will provide us with sufficient capital resources to fund our operations, debt service requirements, and working capital needs for the next twelve months barring a redemption request from our Series A convertible preferred stockholders. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

We have a working capital deficit of $16.0 million at March 31, 2008. A significant component of the deficit is the $16.9 million balance outstanding on the 2006 Facility. The 2006 Facility matures on February 26, 2009, and is subject to having sufficient trade receivable balances to support the associated borrowing base.

At any time after August 18, 2008, holders of at least 80% of the outstanding shares of Series A convertible preferred stock may elect to redeem all, but not less than all, of the outstanding shares currently amounting to $31,500,000. The holders are not required to take any action, and a redemption request requires approval by 80% of the holders. Presently there are four holders of the Series A convertible preferred shares, and in order to attain an 80% consensus, the three largest holders would need to agree.

Should there be a request for redemption, and should we not have the funds to meet the redemption, management believes the most immediate negative impact to our business arises from the terms of our debt agreements with Laurus. The debt agreements include certain events of default which would be triggered in the event we are unable to satisfy a redemption request. Should an event of default be triggered with Laurus, Laurus is entitled to a default rate interest of an additional 1.5% per month. In addition, Laurus would have the right to cease funding under our revolving credit facility and to assert an accelerated request for repayment, which would equal 125% of the total principal outstanding on both the revolving credit facility and $12 million term note, plus any accrued and unpaid interest. We currently do not have adequate funds available to satisfy a request for redemption, should one occur.

Due to Laurus’s senior position, our current liquidity position and considering our current business state and prospects for the future, management believes it is in the best interest of the holders to resolve the maturing redemption in a manner that neither creates an event of default with Laurus nor disrupts our business and allows us to continue to operate consistently with our 2008 business plan.

Management is actively discussing a variety of options with the holders in regards to their redemption rights. Management’s strategy includes, but is not limited to, redeeming all or a portion of the Series A preferred shares by inducing the holders to convert to common shares, raising additional cash through issuance of common shares and/or additional debt to third-parties, restructuring the redemption requirement, or permitting the holders to sell their Series A preferred shares to third-parties. There can be no assurance that management will be successful in resolving the redemption rights of the holders, nor can there be any assurance that there will be no disruption to our business, either during the period in which management is pursuing a strategy to resolve the redemption rights (due to, among other things, distraction of management from day-to-day execution of the 2008 business plan), or subsequently.

Management’s Plans

We are subject to various risks and uncertainties frequently encountered by companies, particularly companies in the rapidly evolving market for technology-based products and services. Such risks and uncertainties include, but are not limited to, our limited operating history, need for additional capital, a volatile business and technological environment, an evolving business model, and the management of expected growth. To address these risks, we must, among other things, gain access to capital in amounts and on terms acceptable to us, maintain and increase our customer base, implement and successfully execute our business strategy, continue to enhance our technology, provide superior customer service, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks.

Since inception, we have incurred substantial operating losses and have a working capital deficit of $16.0 million and a shareholders' deficit of $16.6 million as of March 31, 2008. We have funded these deficiencies by utilizing our existing working capital, lines of credit and long-term borrowings. We anticipate that we will continue to fund our business from existing lines of credit and from increasing cash flows from our business operations. However, no assurance can be given that we will be successful in increasing cash flow from operations. Realization of our investment in property and equipment and other long-lived assets is dependent upon achieving positive operating cash flows. If we do not achieve and maintain such positive operating cash flows, our long-lived assets could be considered impaired, resulting in a significant impairment charge to operations.

We incurred a net loss of $2.1 million for the three-month period ended March 31, 2008, although the loss included certain non-cash expenses of approximately $1.5 million. Our 2008 operating plan, and the execution thereof, is focused on increasing revenue, controlling costs, and increasing cash flow. However, there can be no assurance that we will be able to meet the operational and financial requirements of our operating plan. We believe that our cash and cash equivalents, working capital and access to current and potential lenders will provide sufficient capital resources to fund our operations, debt service requirements and working capital needs at least through December 31, 2008, barring a redemption request from our Series A convertible preferred stockholders. (Refer to Note 8.)

At any time after August 18, 2008, holders of at least 80% of the outstanding shares of Series A convertible preferred stock may elect to redeem all, but not less than all, of the outstanding shares in the amount of $31,500,000. The holders are not required to take any action, and redemption request requires approval by 80% of the holders. Presently there are four holders of the Series A convertible preferred shares, and in order to attain an 80% consensus, the three largest holders would need to agree.

Should there be a request for redemption, and should we not have the funds to meet the redemption, management believes the most immediate negative impact to our business arises from the terms of our debt agreements with Laurus (Refer to Note 6). The debt agreements include certain events of default which would be triggered in the event we are unable to satisfy a redemption request. Should an event of default be triggered with Laurus, Laurus is entitled to a default interest rate of an additional 1.5% per month. In addition, Laurus would have the right to cease funding under our revolving credit facility and to assert an accelerated request for repayment, which would equal 125% of the total principal outstanding on both the 2006 Facility and the 2007 Term Note (Refer to Note 6(A)), plus any accrued and unpaid interest. We currently do not have adequate funds available to satisfy a request for redemption, should one occur.

Due to Laurus’s senior position, our current liquidity position and considering our current business state and prospects for the future, management believes it is in the best interest of the holders to resolve the maturing redemption in a manner that neither creates an event of default with Laurus nor disrupts our business and allows us to continue to operate consistently with our 2008 business plan.

Management is actively discussing a variety of options with the holders in regards to their redemption rights. Management’s strategy includes, but is not limited to, redeeming all or a portion of the Series A convertible preferred shares by inducing the holders to convert to common shares, raising additional cash through issuance of common shares and/or additional debt to third-parties, restructuring the redemption requirement, or permitting the holders to sell their Series A convertible preferred shares to third-parties. There can be no assurance that management will be successful in resolving the redemption rights of the holders, nor can there be any assurance that there will be no disruption to our business, either during the period in which management is pursuing a strategy to resolve the redemption rights (due to, among other things, distraction of management from day-to-day execution of the 2008 business plan), or subsequently.

Contractual Commitments

The following summarizes our contractual obligations and commitments as of March 31, 2008:

		Less than	One to	Three to Five	More than
Contractual Obligations and Commitments	Total	One Year	Three Years	Years	Five Years

Notes payable and other long-term obligations	$30,647,941	$21,509,981	$9,129,477	$8,483	$-
Operating lease obligations	4,260,917	1,315,622	1,765,166	660,484	519,645
Capital lease obligations	7,382,419	1,139,732	1,250,588	1,291,794	3,700,305

Total Contractual Obligations and Commitments	$42,291,277	$23,965,335	$12,145,231	$1,960,761	$4,219,950

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R continues to require the purchase method of accounting to be applied to all business combinations, but it significantly changes the accounting for certain aspects of business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. We expect SFAS 141R will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary (minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. This statement is effective for us on January 1, 2009. We currently do not have any minority interest as all of our subsidiaries are wholly-owned. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument be reported in earnings at each subsequent reporting date. SFAS 159 was effective for us on January 1, 2008. We did not apply the fair value option to any of our outstanding instruments and, therefore, SFAS 159 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for us on January 1, 2008 for all financial assets and liabilities. For all nonfinancial assets and liabilities, SFAS 157 is effective for us on January 1, 2009. As it relates to our financial assets and liabilities, the adoption of SFAS 157 did not have a material impact on our consolidated financial statements. We are still in the process of evaluating the impact that SFAS 157 will have on our nonfinancial assets and liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk is related to changes in interest rates. Of our total outstanding debt of $27.5 million at March 31, 2008, $12.0 million is subject to a floating interest rate of the prime rate plus 2%, with a floor of 10%. The weighted average interest rate on this indebtedness was 10.0% at March 31, 2008. An adverse change of 100 basis points in this rate would result in no additional annual interest expense as of March 31, 2008, due to the prime rate plus the index being below the floor of 10%.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of our common stock beneficially owned by the selling stockholders and the number of such shares as adjusted to give effect to the sale of the maximum number of shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 9.99% beneficial ownership by Laurus or the dollar trading volume limitation contained in the terms of our outstanding credit facility with Laurus (as discussed above). The information in the table below is current as of May 23, 2008. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

For purposes of this table, except as described above, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After Offering" column assumes the sale of all shares offered.

SELLING STOCKHOLDER	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO OFFERING (1)	PERCENT OF OUTSTANDING SHARES	NUMBER OF SHARES OFFERED (3)		NUMBER OF SHARES BENEFICIALY OWNED AFTER OFFERING (1)	PERCENT OF OUTSTANDING SHARES

Calliope Capital Corporation (2)	2,271,898	9.99%	3,750,000		0	*	(7)

RAB Special Situations (Master) Fund Limited	201,280	0.9%	201,280	(4)	0	*

Blueline Capital Partners LP II (5)	118,421	0.6%	118,421	(6)	0	*

* Constitutes less than 1%

(1)
For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. All percentages for common stock are calculated based upon a total of shares outstanding as of May 23, 2008 plus that number of shares of common stock that the selling stockholders have the right to acquire within 60 days of May 23, 2008.

(2)
On August 17, 2007, we issued and sold a $12 million promissory note to Calliope Capital Corporation (“Calliope”), which becomes due on July 31, 2010. Of the $12 million, $6.95 million was used to finance the acquisition of Helio and related fees and expenses associated with the acquisition, and also to refinance an existing obligation to Laurus on a secured convertible note (the 2006 Convertible Note) which was convertible at $1.40 per share. The remaining $5 million was used to finance the acquistition of SSI and pay related fees and expenses associated with the acquisition.

In connection with the 2007 term facility, we issued to Calliope a common stock purchase warrant to purchase 3,750,000 shares of our common stock, at an exercise price of $0.01 per share, which shares are being registered in this prospectus. The warrant expires on July 31, 2027. The terms of the warrant provide that Calliope may not exercise the warrant in the event the number of shares of common stock beneficially owned by Calliope exceed the difference between (i) 9.99% of the issued and outstanding shares of our common stock and (ii) the aggregate number of shares of common stock beneficially owned by Calliope and Laurus except upon (i) seventy-five (75) days prior notice from Calliope to us or (ii) upon the occurrence and continuance of an event of default under the term facility. Thus, the figures set forth above as the ownership prior to the offering and ownership after the offering reflect such exercise caps in that we have not included 1,620,346 shares of common stock issuable pursuant to such warrants as Calliope has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its rights to receive such shares at this time. In the absence of such caps, Calliope would have the right to receive all shares issuable upon conversion of the shares and exercise of the warrants (an aggregate of 1,620,346 shares) and would have beneficial ownership percentage of 17.5%. Calliope is a wholly owned subsidiary of Laurus Master Fund, Ltd.

In addition to the warrant held by Calliope to purchase 3,750,000 shares of common stock, Laurus and its affiliates own the following: (i) 149,860 shares of common stock, warrants to purchase 1,256,050 shares of common stock and options to purchase 987,247 of common stock held by Laurus Master Fund , Ltd.; (ii) 209,537 shares of common stock and options to purchase 350,000 shares of common stock held by Valens U.S. SPV I, LLC; and (iii) 488,501 shares of common stock held by PSource Structured Debt Limited.

Laurus Master Fund, Ltd. and PSource are managed by Laurus Capital Management, LLC. Valens U.S. and SPV I, LLC, are managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the entities listed. Neither Laurus Capital Management, L.L.C. nor Laurus Master Fund, Ltd. is a registered broker-dealer or an affiliate of a broker-dealer. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

(3)
The actual number of shares of our common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of any warrant by reason of adjustment mechanisms described therein, by reason of penalty provisions described therein, or by reason of any future stock splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(4)	Represents 201,800 shares of our common stock issuable upon the exercise of warrants, which securities were issued in a private placement that occurred in June 2006.

(5)	Blueline Partners, LLC, the general partner of Blueline Capital Partners, LLC, exercises voting and investment power over the securities held by Blueline Capital Partners LP II.

(6)	Represents 118,421 shares of our common stock issuable upon the exercise of a warrant, which securities were issued in a private placement that occurred in June 2006.

(7)
The terms of the warrant to purchase the shares that are being registered in this prospectus limit Laurus from beneficial ownership of more than 9.99% of the issued and outstanding shares of our common stock unless proper notice is provided to us in accordance with the terms of our outstanding credit facilities with Laurus.

No affiliate of the selling stockholders has held any position or office with us or any of our affiliates and the selling stockholders have not had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of our equity securities.

As explained below under "Plan of Distribution," we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

The terms of our credit facility with Laurus prohibit Laurus from engaging in short sales of our securities.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If any selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to sales of our common stock and the activities of the selling stockholders. If the selling stockholders are deemed to be a "statutory underwriter" within the meaning of Section 2(11) of the Securities Act, the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of our common stock by the selling stockholders. In such case, under Regulation M, neither the selling stockholders nor their agents may bid for, purchase or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing any shares covered by this prospectus. In addition, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders should be advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the plan of distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. Pryor Cashman LLP holds a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share.

EXPERTS

Our audited consolidated financial statements and schedule as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 appearing in this prospectus have been audited by GHP Horwath, P.C., an independent registered public accounting firm, as set forth in their report dated March 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph stating that on July 31, 2006, we sold substantially all of the assets of Front Porch Digital, Inc., a wholly-owned subsidiary of our company). These financial statements and schedule have been included in reliance upon the report of such firm given upon the firm's authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes the prospectus of our company filed as part of a registration statement on Form S-1, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 4350 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.incentrasolutions.com. Information contained in our website is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions in which it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We are incorporating by reference in this prospectus the following documents previously filed by us:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2007, as filed on March 31, 2008.
2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed on May 15, 2008.

We will provide to you, upon written or oral request and without charge, a copy of the document referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Secretary, Incentra Solutions, Inc., 1140 Pearl Street, Boulder, Colorado 80302, telephone (303) 449-8279, or you may visit our website at www.incentrasolutions.com.

INFORMATION WITH RESPECT TO THE REGISTRANT

The information required to be disclosed in the registration statement pertaining to our company is incorporated by reference from the documents listed as incorporated by reference above. Such documents are being delivered with this prospectus. See "Prospectus Summary," "Risk Factors," and "Incorporation of Certain Information by Reference."

MATERIAL CHANGES

There have been no material changes since December 31, 2007 which have not been described in our Annual Report on Form 10-K, this prospectus or our Quarterly Report on Form 10-Q as of March 31, 2008.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We maintain directors and officers insurance which, subject to certain exclusions, insures our directors and officers against certain losses that arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements and Financial Statement Schedule

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$1,117,730	$3,274,600
Accounts receivable, net of allowance for doubtful accounts of $168,927 and $380,913 at March 31, 2008 and December 31, 2007, respectively	36,226,311	37,137,811
Current portion of deferred costs	2,623,693	2,435,075
Other current assets	2,479,098	2,062,916
Total current assets	42,446,832	44,910,402

Property and equipment, net	7,207,450	7,201,027
Capitalized software development costs, net	1,142,533	1,143,831
Intangible assets, net	2,880,623	2,952,523
Goodwill	30,302,152	30,452,152
Deferred costs, net of current portion	735,898	752,978
Other assets	793,647	762,732
TOTAL ASSETS	$85,509,135	$88,175,645
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Current portion of notes payable and other long-term obligations	$18,998,105	$16,879,609
Current portion of capital lease obligations	699,675	765,625
Accounts payable	28,491,956	28,962,489
Accrued expenses and other	6,451,838	7,865,142
Current portion of deferred revenue	3,798,837	3,886,370
Total current liabilities	58,440,411	58,359,235

Notes payable and other long-term obligations, net of current portion	8,506,557	9,237,024
Capital lease obligations, net of current portion	3,673,330	3,701,252
Deferred revenue, net of current portion	808,921	847,103
Other liabilities	123,690	95,388
TOTAL LIABILITIES	71,552,909	72,240,002

Commitments and contingencies

Series A convertible redeemable preferred stock, $.001 par value, $31,500,000 liquidation preference, 2,500,000 shares authorized, 2,466,971 shares issued and outstanding	30,507,858	29,853,466

Shareholders' deficit:
Preferred stock, nonvoting, $.001 par value, 2,500,000 shares authorized, none issued	-	-

Common stock, $.001 par value, 200,000,000 shares authorized, 21,317,863 shares issued and outstanding at March 31, 2008 and December 31, 2007	21,318	21,318
Additional paid-in capital	130,312,036	130,830,866
Accumulated deficit	(146,884,986)	(144,770,007)
TOTAL SHAREHOLDERS' DEFICIT	(16,551,632)	(13,917,823)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$85,509,135	$88,175,645

See accompanying notes to unaudited condensed consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007

REVENUES:
Products	$41,143,609	$20,482,322
Services	7,081,064	4,490,378
TOTAL REVENUE	48,224,673	24,972,700

Cost of revenue:
Products	33,965,114	16,066,157
Services	5,232,283	3,070,905
Total cost of revenue	39,197,397	19,137,062

GROSS MARGIN	9,027,276	5,835,638

Selling, general and administrative expense	9,173,770	6,762,162
Stock-based compensation expense	135,562	439,434
Depreciation and amortization	445,137	331,424
	9,754,469	7,533,020

OPERATING LOSS	(727,193)	(1,697,382)

Other income (expense):
Interest income	9,316	5,825
Interest expense	(1,435,971)	(629,013)
Other income (expense)	16,615	(1,049)
Foreign currency transaction gain	22,254	30,654
	(1,387,786)	(593,583)

NET LOSS	(2,114,979)	(2,290,965)

Accretion of convertible redeemable preferred stock to redemption amount	(654,392)	(654,392)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(2,769,371)	$(2,945,357)

Weighted average number of common shares outstanding - basic and diluted	26,405,110	13,250,298

Basic and diluted net loss per share applicable to common shareholders:
Net loss per share—basic and diluted	$(0.10)	$(0.22)

See accompanying notes to unaudited condensed consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
THREE MONTHS ENDED MARCH 31, 2008
(UNAUDITED)

	Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount

Balances at December 31, 2007	21,317,863	$21,318	$130,830,866	$(144,770,007)	$(13,917,823)

Amortization of stock-based compensation expense	-	-	135,562	-	135,562
Accretion of convertible redeemable preferred stock to redemption amount	-	-	(654,392)	-	(654,392)
Net loss	-	-	-	(2,114,979)	(2,114,979)

Balances at March 31, 2008	21,317,863	$21,318	$130,312,036	$(146,884,986)	$(16,551,632)

See accompanying notes to unaudited condensed consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(2,114,979)	$(2,290,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	383,006	493,418
Amortization of intangible assets and software development costs	471,815	300,842
Stock-based compensation expense	135,562	439,434
Amortization of debt issue costs	529,663	322,805
Bad debt expense	2,500	2,897
Changes in operating assets and liabilities:
Accounts receivable	475,702	(2,581,973)
Other current assets	(78,403)	464,691
Other assets	(617,065)	21,173
Accounts payable	(470,533)	113,005
Accrued expenses and other	(1,321,714)	(851,010)
Deferred revenue	(125,706)	426,200

Net cash used in continuing operations	(2,730,152)	(3,139,483)
Net cash provided by (used in) discontinued operations	370,008	(298,342)
Net cash used in operating activities	(2,360,144)	(3,437,825)

Cash flows from investing activities:
Purchases of property and equipment	(460,787)	(424,842)
Capitalized software development costs	(177,265)	(143,995)
Other	-	68,086

Net cash used in continuing operations	(638,052)	(500,751)
Net cash provided by discontinued operations	-	-
Net cash used in investing activities	(638,052)	(500,751)

Cash flows from financing activities:
Proceeds on line of credit, net	2,056,801	3,626,473
Proceeds on lease line of credit, net	-	4,565
Payments on capital leases, notes payable and other long-term liabilities	(1,215,475)	(377,753)

Net cash provided by continuing operations	841,326	3,253,285
Net cash provided by discontinued operations	-	-
Net cash provided by financing activities	841,326	3,253,285

Net decrease in cash and cash equivalents from continuing operations	(2,526,878)	(386,949)
Net decrease (increase) in cash and cash equivalents from discontinued operations	370,008	(298,342)

Net decrease in cash and cash equivalents	(2,156,870)	(685,291)

Cash and cash equivalents at beginning of period	3,274,600	976,673

Cash and cash equivalents at end of period	$1,117,730	$291,382

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$896,992	$300,383

Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable	190,130	259,216

See accompanying notes to unaudited condensed consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Incentra Solutions, Inc. (which is referred to herein together with its subsidiaries as "we," "us," or "our") was organized and incorporated in the state of Nevada. Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol "ICNS." In 2005, 2006 and 2007 we completed six acquisitions: on February 18, 2005, we acquired STAR Solutions of Delaware, Inc., a privately-held Delaware corporation (“Star”); on March 30, 2005, we acquired PWI Technologies, Inc., a privately-held Washington corporation (“PWI”); on April 13, 2006, we acquired Network System Technologies, Inc., a privately-held Illinois corporation (“NST”); on September 5, 2006, we acquired Tactix, Inc., a privately-held Oregon corporation (“Tactix”); on August 17, 2007, we acquired Helio Solutions, Inc., a privately-held California corporation (“Helio”) and on September 5, 2007, we acquired Sales Strategies, Inc. (d/b/a SSI Hubcity), a privately held New Jersey corporation (“SSI”). We have included the results of operations for the six acquisitions in our consolidated financial statements from their acquisition dates through March 31, 2008.

We are a leading provider of complete Information Technology (“IT”) services and solutions to enterprises and managed service providers in North America and Europe. Our complete solutions include hardware and software products, maintenance contracts, professional services, recurring managed services and capital financing solutions. We market our products and services to service providers and enterprise clients under the trade name Incentra Solutions.

Basis of Presentation

The consolidated financial statements include Incentra Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared by us in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such regulations. The unaudited condensed consolidated financial statements reflect all adjustments and disclosures that are, in the opinion of management, necessary for a fair presentation. Except as described above, all such adjustments are of a normal recurring nature. The results for the three-month period ended March 31, 2008 are not necessarily indicative of the results expected for the year ending December 31, 2008. These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 31, 2008.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION (continued)

Management’s Plans

We are subject to various risks and uncertainties frequently encountered by companies, particularly companies in the rapidly evolving market for technology-based products and services. Such risks and uncertainties include, but are not limited to, our limited operating history, need for additional capital, a volatile business and technological environment, an evolving business model, and the management of expected growth. To address these risks, we must, among other things, gain access to capital in amounts and on terms acceptable to us, maintain and increase our customer base, implement and successfully execute our business strategy, continue to enhance our technology, provide superior customer service, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks.

Since inception, we have incurred substantial operating losses and have a working capital deficit of $16.0 million and a shareholders' deficit of $16.6 million at March 31, 2008. We have funded these deficiencies by utilizing our existing working capital, lines of credit and long-term borrowings. We anticipate that we will continue to fund our business from existing lines of credit and from increasing cash flows from our business operations. However, no assurance can be given that we will be successful in increasing cash flow from operations. Realization of our investment in property and equipment and other long-lived assets is dependent upon achieving positive operating cash flows. If we do not achieve and maintain such positive operating cash flows, our long-lived assets could be considered impaired, resulting in a significant impairment charge to operations.

We incurred a net loss of $2.1 million for the three-month period ended March 31, 2008, although the loss included certain non-cash expenses of approximately $1.5 million. Our 2008 operating plan, and the execution thereof, is focused on increasing revenue, controlling costs, and increasing cash flow. However, there can be no assurance that we will be able to meet the operational and financial requirements of our operating plan. We believe that our cash and cash equivalents, working capital and access to current and potential lenders will provide sufficient capital resources to fund our operations, debt service requirements and working capital needs at least through December 31, 2008, barring a redemption request from our Series A convertible preferred stockholders. (Refer to Note 8.)

At any time after August 18, 2008, holders of at least 80% of the outstanding shares of Series A Preferred stock may elect to redeem all, but not less than all, of the outstanding shares in the amount of $31,500,000. The holders are not required to take any action, and redemption request requires approval by 80% of the holders. Presently there are four holders of the preferred shares, and in order to attain an 80% consensus, the three largest holders would need to agree.

Should there be a request for redemption, and should we not have the funds to meet the redemption, management believes the most immediate negative impact to our business arises from the terms of our debt agreements with Laurus (Refer to Note 6). The debt agreements include certain events of default which would be triggered in the event we are unable to satisfy a redemption request. Should an event of default be triggered with Laurus, Laurus is entitled to a default rate of interest of an additional 1.5% per month. In addition, Laurus would have the right to cease funding under our revolving credit facility and to assert an accelerated request for repayment, which would equal 125% of the total principal outstanding on both the 2006 Facility and the 2007 Term Note (Refer to Note 6(A)), plus any accrued and unpaid interest. We currently do not have adequate funds available to satisfy a request for redemption, should one occur.

Due to Laurus’s senior position, our current liquidity position and considering our current business state and prospects for the future, management believes it is in the best interest of the holders to resolve the maturing redemption in a manner that neither creates an event of default with Laurus nor disrupts our business and allows us to continue to operate consistently with our 2008 business plan.

Management is actively discussing a variety of options with the holders in regards to their redemption rights. Management’s strategy includes, but is not limited to, redeeming all or a portion of the Series A convertible preferred shares by inducing the holders to convert to common shares, raising additional cash through issuance of common shares and/or additional debt to third-parties, restructuring the redemption requirement, or permitting the holders to sell their Series A convertible preferred shares to third-parties. There can be no assurance that management will be successful in resolving the redemption rights of the holders, nor can there be any assurance that there will be no disruption to our business, either during the period in which management is pursuing a strategy to resolve the redemption rights (due to, among other things, distraction of management from day-to-day execution of the 2008 business plan), or subsequently.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A description of our significant accounting policies is included in our 2007 Annual Report on Form 10-K.

Stock-Based Compensation

We account for all share-based payments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), "Share-Based Payment" (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an acceptable alternative.

We use the Black-Scholes option pricing model to calculate the grant date fair value of an award. The fair value of options granted during the three-month periods ended March 31, 2008 and 2007 were calculated using the following estimated weighted average assumptions:

	Three Months Ended March 31,
	2008	2007

Stock options granted	805,500	291,700
Weighted-average exercise price	$0.85	$1.04
Weighted-average grant date fair value	$0.65	$0.86
Assumptions:
Expected volatility	94%	104%
Expected term (in years)	6 Years	6 Years
Risk-free interest rate	2.80%	5.17%
Dividend yield	-	-

Presented below is a summary of all stock option activity for the three-months ended March 31, 2008:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Contractual
	Options	Price	Life

Balance at January 1, 2008	3,948,174	$1.59	8.00
Granted	805,500	0.85	10.00
Exercised	-	-	-
Forfeited	24,464	1.28	8.22

Balance at March 31, 2008	4,729,210	$1.46	8.13

Vested balance at March 31, 2008	2,042,554	$2.11	6.73

As of March 31, 2008, there was $1.4 million of total unrecognized compensation expense related to the unvested, share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 2.34 years. The intrinsic value of outstanding options was not material at March 31, 2008.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R continues to require the purchase method of accounting to be applied to all business combinations, but it significantly changes the accounting for certain aspects of business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. We expect SFAS 141R will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary (minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. This statement is effective for us on January 1, 2009. We currently do not have any minority interest, as all of our subsidiaries are wholly-owned. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument be reported in earnings at each subsequent reporting date. SFAS 159 was effective for us on January 1, 2008. We did not apply the fair value option to any of our outstanding instruments and, therefore, SFAS 159 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for us on January 1, 2008 for all financial assets and liabilities. For all nonfinancial assets and liabilities, SFAS 157 is effective for us on January 1, 2009. As it relates to our financial assets and liabilities, the adoption of SFAS 157 did not have a material impact on our consolidated financial statements. We are still in the process of evaluating the impact that SFAS 157 will have on our nonfinancial assets and liabilities.

3. SALE OF FRONT PORCH DIGITAL, INC. AND DISCONTINUED OPERATIONS

On July 31, 2006, we sold substantially all of the assets of our broadcast and media operations, Front Porch Digital, Inc. (“Front Porch”). During the three-month period ended March 31, 2007, we earned approximately $14,000 associated with the earn-out provision of the sale, partially offset by additional expenses associated with post-closing settlement of liabilities in excess of amounts previously recorded. That amount is considered immaterial by us and has been reclassified to other income on our income statement for the three-months ended March 31, 2007.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31,	December 31,
	2008	2007

Computer equipment	$5,036,732	$5,469,465
Software	2,311,044	2,195,460
Assets held under capital lease	6,110,990	6,063,289
Leasehold improvements	765,626	147,576
Vehicles	69,114	69,114
Office furniture and equipment	123,919	230,084
	14,417,425	14,174,988
Less accumulated depreciation	7,209,975	6,973,961

Total	$7,207,450	$7,201,027

5. ACCRUED EXPENSES AND OTHER

Accrued expenses and other consist of the following:

	March 31,	December 31,
	2008	2007

Wages, benefits and payroll taxes	$3,311,261	$4,393,219
Professional fees	41,186	163,564
Taxes, other than income taxes	1,230,546	1,434,077
Deferred rent	667,795	219,657
Due to shareholders of acquired companies	202,608	302,584
Interest payable	269,302	374,380
Other accrued payables	729,140	977,661

Total	$6,451,838	$7,865,142

6. NOTES PAYABLE AND OTHER LONG-TERM OBLIGATIONS

The following is a summary of our long-term debt:

	March 31,	December 31,
	2008	2007

Laurus revolving line of credit (A)	$16,921,002	$14,639,700
2007 term note (A)	9,679,897	9,466,667
NST note (B)	-	175,926
Convertible notes (C)	-	850,000
Helio note (D)	653,850	712,500
SSI note (E)	211,002	230,628
Other obligations	38,911	41,212
	27,504,662	26,116,633
Less current portion	18,998,105	16,879,609

Non-current portion	$8,506,557	$9,237,024

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. NOTES PAYABLE AND OTHER LONG-TERM OBLIGATIONS (continued)

(A) Laurus Convertible Note, Line of Credit and 2007 Term Note

    On February 6, 2006, we entered into a security agreement with Laurus pursuant to which Laurus agreed to provide us with a non-convertible revolving credit facility of up to $10 million (the "2006 Facility"). The term of the 2006 Facility is three years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the prime rate plus 1%, subject to a floor of 7%. During June 2007, the available revolving credit line on the 2006 Facility was increased from $10 million to $15 million. In consideration for the increase, we issued Laurus a common stock purchase warrant to purchase 360,000 shares of our common stock at an exercise price of $0.01 per share. The warrant was valued at $343,000 using the Black-Scholes model and is being amortized to earnings as additional interest expense over the term of the debt (through February 2009). On December 28, 2007, the available revolving credit line on the 2006 Facility was increased from $15 million to $20 million. In consideration for the increase, we issued Laurus a common stock purchase warrant to purchase 350,000 shares of our common stock at an exercise price of $0.01 per share and the interest rate was changed to a fixed rate of 10%. Pursuant to a Registration Rights Agreement, dated as of December 28, 2007, between us and Laurus, we are obligated to file a registration statement to register the resale of the shares of our common stock underlying the warrant and use our best efforts to have the registration statement declared effective not later than June 25, 2008. The registration statement was filed with the SEC, however it has not yet been declared effective. The warrant was valued at $329,000 using the Black-Scholes model and is being amortized to earnings as additional interest expense over the term of the debt (through February 2009). At March 31, 2008, outstanding borrowings under the 2006 Facility were $17.7 million ($16.9 million net of debt discounts). We had $2.3 million of available borrowings under the 2006 Facility at March 31, 2008.

     The 2006 Facility requires a lockbox arrangement whereby all receipts are swept daily to reduce borrowings outstanding under the 2006 Facility. This arrangement, combined with a Subjective Acceleration Clause (“SAC”) in the 2006 Facility, cause the 2006 Facility to be classified as a current liability, per guidance in Emerging Issues Task Force (“EITF”) Issue No. 95-22,“Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement” (“EITF 95-22”).

On August 17, 2007, we entered into a financing agreement with Calliope Capital Corporation, an affiliate of Laurus, under which we issued a $12 million promissory note (the “2007 Term Note”). Proceeds from the 2007 Term Note were used to fund the acquisitions of Helio and SSI. The 2007 Term Note bears interest at the prime rate plus 2.0%, subject to a floor of 10% (10% at March 31, 2008), and initially required four months of interest only payments followed by twenty-six monthly principal payments of $285,714 commencing on February 1, 2008 with any remaining unpaid principal and interest due on July 31, 2010. On December 28, 2007, we entered into a letter agreement that amended the terms of the 2007 Term Note to defer certain monthly principal payments of $285,714. Originally scheduled to begin February 1, 2008, these monthly payments will now begin June 1, 2008, thereby deferring $1,142,857 from 2008 until the maturity date of July 31, 2010. At March 31, 2008, $2.9 million was due within one year on the 2007 Term Note. In connection with the 2007 Term Note, we issued to Laurus a warrant to purchase 3,750,000 shares of our common stock at a price of $0.01 per share, which warrant expires on July 31, 2027. The warrant was valued at $2,850,000 using the Black-Scholes model and is being amortized to earnings as additional interest expense over the term of the debt. We also paid $415,000 in loan fees on the 2007 Term Note. These fees are also being amortized over the term of the note.

In connection with our financings with Laurus, we have issued to Laurus, warrants to purchase up to 6,133,857 shares of our common stock at prices ranging from $.001 to $5.00 per share. The warrants expire between May 1, 2008 and July 31, 2027. In addition, an option to purchase 1,071,478 shares of our common stock at $.001 per share was issued to Laurus in connection with the 2006 Facility. The option expires in February 2026. During August 2007, Laurus exercised 860,858 options. Using the Black-Scholes model, the value of all warrants and the option issued to Laurus approximated $5.2 million, which is being amortized to earnings as additional interest expense over the term of the related indebtedness. The unamortized balance of these deferred costs was $3.1 million and $3.6 million at March 31, 2008 and December 31, 2007, respectively. Borrowings outstanding at March 31, 2008 and December 31, 2007 are reported net of the deferred financing costs associated with these borrowings.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. NOTES PAYABLE AND OTHER LONG-TERM OBLIGATIONS (continued)

       Our indebtedness to Laurus is collateralized by substantially all of our assets and is accompanied by substantially similar agreements governing registration rights, standard events of default provisions, typical remedies available to Laurus in the event of default, restrictions on the payment of dividends and other provisions standard in these types of arrangements.

(B) NST Note

The NST Note accrued interest at an annual rate of 0.5% and was discounted by $109,300 to reflect a fair value rate of interest of 8.75%. The note required eight equal quarterly payments of principal and interest in the amount of $190,190. At March 31, 2008, the note has been repaid in full.

(C) Convertible Notes

During May and June 2006, we entered into a Note Purchase Agreement (the "Purchase Agreement") with twelve accredited individual investors and three institutional investors (collectively, the "Purchasers"), pursuant to which we issued and sold unsecured convertible term notes (the "Convertible Notes") in the aggregate principal amount of $2,410,000. At March 31, 2008, the Convertible Notes have been repaid in full.

       In connection with the issuance of the Convertible Notes, we also issued to the Purchasers warrants (the "Warrants") to purchase an aggregate of 570,688 shares of our common stock at an exercise price of $1.40 per share (subject to adjustment for stock splits, stock dividends and the like) expiring during May and June 2011. Using the Black-Scholes model, we determined the value of the Warrants to be $651,474, which has been fully amortized to interest expense through the initial maturity date (June 2007).

(D) Helio Note

Pursuant to the acquisition of Helio during August 2007, we issued an unsecured convertible promissory note for $770,000 (the “Helio Note”) to a selling shareholder of Helio. The Helio Note bears interest at 8.0% per annum and is payable in twelve equal quarterly installments of principal and interest of $79,800, beginning November 2007, and maturing on August 14, 2010. The Helio Note allows the shareholder to convert, at any time, the remaining principal balance into shares of our common stock at a price of $1.00 per share (which exceeded the market price of our common stock on the date the note was issued). The Helio Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the Helio Note). Any outstanding balance on the Helio Note can be prepaid, without penalty, at any time. At March 31, 2008, the Helio Note had an outstanding balance of $0.7 million, of which, $0.2 million is due within one year.

(E) SSI Note

Pursuant to the acquisition of SSI in September 2007, we issued an unsecured promissory note for $250,000 (the “SSI Note”) to the selling shareholder of SSI. The SSI Note bears interest at 5.25% per annum and is payable in twelve equal quarterly installments of principal and interest of $22,653, beginning December 2007, and maturing on September 1, 2010. The SSI Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the SSI Note). Any outstanding balance on the SSI Note can be prepaid, without penalty, at any time. At March 31, 2008, the SSI Note had an outstanding balance of $0.2 million, of which, $0.1 million is due within one year.

7. CAPITAL LEASE OBLIGATIONS

With our acquisition of Helio during August 2007, we assumed a liability for Helio’s office facilities in Santa Clara, California. The building was recorded under a capitalized lease arrangement with a remaining liability of $3.5 million outstanding as of the Helio acquisition date. The lease is payable in monthly installments at an implicit interest rate of 13% and expires during December 2017. The total lease liability outstanding at March 31, 2008 was $3.5 million, of which, $0.5 million of principal and interest is due within one year.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. CAPITAL LEASE OBLIGATIONS (continued)

During December 2007, we entered into an agreement to lease various pieces of equipment from an outside-party. The lease requires 20 monthly payments of principal and interest of $35,683, beginning in December 2007, with the final payment due in July 2009. The total lease liability outstanding at March 31, 2008 was $0.5 million, of which, $0.4 million of principal and interest is due within one year.

During November 2003, we entered into a capital lease line of credit agreement (the "Lease Line") for $1,500,000 with a third-party lender. Subsequent to that date, we entered into four amendments to the Lease Line which enabled us to draw an additional $2.0 million in total on the line for purchases through December 31, 2007. The amendments also grant to us a call option to purchase the equipment from the lessor. The terms of the Lease Line (as amended) are for lease terms of 12-15 months with interest rates of 15%. The total lease liability outstanding at March 31, 2008 was $0.2 million, of which, all is due within one year.

8. SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

In connection with the acquisition of Incentra of Colorado on August 18, 2004, we designated 2.5 million authorized shares of preferred stock as Series A convertible preferred shares (the “Series A Preferred” shares) and issued 2,466,971 of such shares. Warrants are outstanding for the purchase of 26,075 Series A Preferred shares at a purchase price of $10.35 per share and 6,954 Series A Preferred shares at a purchase price of $6.02 per share.

The Series A Preferred shares are convertible at any time upon written notice to us into shares of common stock on an approximately three-for-one basis. So long as at least 500,000 originally issued shares of Series A Preferred are outstanding, the holders of Series A Preferred shares have the right to appoint three directors to our Board of Directors. On or after August 18, 2008, the holders of at least 80% of the Series A Preferred shares may elect to have us redeem the Series A Preferred shares for a price equal to the greater of (i) the original issue price of $12.60 per share ($31.5 million in the aggregate) plus accrued dividends, to the extent dividends are declared by us, or (ii) the fair market value of the number of shares of common stock into which such shares of Series A Preferred are convertible. As the carrying value of the Series A Preferred shares is less than the redemption amount, we are accreting the difference so that the carrying value will equal the redemption amount of $31.5 million at the earliest date the holders can elect to redeem the shares. Other material terms of the Series A Preferred shares include a preference upon liquidation or dissolution of our company, weighted-average anti-dilution protection and pre-emptive rights with respect to subsequent issuances of securities by us (subject to certain exceptions).

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. Our agreements with Laurus prohibit the declaration or payment of dividends on our common stock unless we obtain their written consent. Furthermore, the terms of our Series A Preferred stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred stock.

9. EQUITY COMPENSATION PLANS

During the three-months ended March 31, 2008, our board of directors adopted two new equity compensation plans, the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan. Each of these plans is subject to shareholder approval. Each of these plans is described below.

The 2008 Equity Incentive Plan

The 2008 Equity Incentive Plan (the “2008 Plan”) provides for the granting of options and restricted stock to key employees and officers of our company. A total of 4,000,000 shares of our company’s common stock or their equivalents may be issued pursuant to the 2008 Plan. On March 27, 2008, 632,500 options were granted and 212,000 shares of restricted stock were granted under the 2008 Plan.

The exercise price for options granted under the 2008 Plan is the fair market value on the date of the grant. Options will have a term of ten years and vest in three equal annual installments on the anniversary date of the grant. The restricted stock grants are based on a first year performance element as follows:

1.	The 2008 Adjusted EBITDA target at which 100% of the respective restricted stock grants that will be earned is $5.56 million;

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. EQUITY COMPENSATION PLANS (continued)

2.	Upon reaching 2008 Adjusted EBITDA of $4 million, 25% of the respective restricted stock grants that will be earned; and,

3.	At Adjusted EBITDA levels between $4 million and $5.56 million, the respective stock grants that will be earned on a prorated basis at 25% to 100% of targeted levels.

All shares earned vest annually over two years starting on the date that the performance element is achieved.

The 2008 Employee Stock Purchase Plan

The 2008 Employee Stock Purchase Plan (“ESPP”) provides for eligible employees (as defined in the ESPP) the opportunity to purchase stock of our company through payroll deduction. Eligible employees may elect to have between 1% and 20% of compensation withheld each pay period for the purchase of our company’s common stock. Shares are purchased at the fair market value at the close of trading on the last day of each offering period. An offering period consists of each bi-weekly payroll period. Members of our board of directors may elect to withhold up to the full amount of cash compensation earned for services as a director. A total of 1,000,000 shares of our common stock are available for purchase under the ESPP. As of March 31, 2008, no shares had been purchased under the ESPP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Incentra Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Incentra Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' deficit and comprehensive loss, cash flows and financial statement schedule for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Incentra Solutions, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 4 to the consolidated financial statements, on July 31, 2006, the Company sold substantially all of the assets of Front Porch Digital, Inc., a wholly-owned subsidiary of the Company.

/s/ GHP Horwath, P.C.
Denver, Colorado

March 28, 2008

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,274,600	$976,673
Accounts receivable, net of allowance for doubtful accounts of $380,913 and $702,700 at December 31, 2007 and 2006, respectively	37,137,811	16,132,341
Current portion of deferred costs	2,435,075	1,128,061
Other current assets	2,062,916	4,056,661
Total current assets	44,910,402	22,293,736
Property and equipment, net	7,201,027	3,064,164
Capitalized software development costs, net	1,143,831	914,786
Intangible assets, net	2,952,523	2,301,267
Goodwill	30,452,152	16,936,715
Deferred costs, net of current portion	752,978	182,315
Other assets	762,732	125,345
TOTAL ASSETS	$88,175,645	$45,818,328

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Current portion of notes payable and other long-term obligations	$16,879,609	$7,816,156
Current portion of capital lease obligations	765,625	682,012
Accounts payable	28,962,489	14,190,079
Accrued expenses and other	7,865,142	5,562,154
Current portion of deferred revenue	3,886,370	1,974,090
Total current liabilities	58,359,235	30,224,491

Notes payable and other obligations, net of current portion	9,237,024	801,021
Capital lease obligations, net of current portion	3,701,252	18,062
Deferred revenue, net of current portion	942,491	161,999
TOTAL LIABILITIES	72,240,002	31,205,573

Commitments and contingencies

Series A convertible redeemable preferred stock, $.001 par value, $31,500,000 liquidation preference, 2,500,000 shares authorized, 2,466,971 shares issued and outstanding	29,853,466	27,235,899

Shareholders' deficit:
Preferred stock, nonvoting, $.001 par value, 2,500,000 shares authorized, none issued	-	-

Common stock, $.001 par value, 200,000,000 shares authorized, 21,317,863 and 13,320,576 shares issued and outstanding at December 31, 2007 and 2006, respectively	21,318	13,321
Additional paid-in capital	130,830,866	122,841,018
Accumulated deficit	(144,770,007)	(135,477,483)
TOTAL SHAREHOLDERS' DEFICIT	(13,917,823)	(12,623,144)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$88,175,645	$45,818,328

See accompanying notes to consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
REVENUES:
Products	$122,332,650	$53,084,909	$27,440,335
Services	23,442,434	13,547,245	10,494,293
TOTAL REVENUE	145,775,084	66,632,154	37,934,628

Cost of revenue:
Products	99,619,953	42,796,950	22,802,707
Services	15,954,666	9,577,487	6,980,887
Total cost of revenue	115,574,619	52,374,437	29,783,594
GROSS MARGIN	30,200,465	14,257,717	8,151,034

Selling, general and administrative expense	32,893,970	24,963,098	13,985,133
Stock-based compensation expense	1,360,551	1,587,653	349,711
Depreciation and amortization	1,364,474	767,342	1,250,154
Impairment of goodwill	-	-	4,151,450
	35,618,995	27,318,093	19,736,448
OPERATING LOSS FROM CONTINUING OPERATIONS	(5,418,530)	(13,060,376)	(11,585,414)

Other income (expense):
Interest income	42,816	45,401	3,598
Interest expense	(3,700,370)	(2,930,378)	(2,424,218)
Loss on early extinguishment of debt	(159,679)	(2,956,606)	-
Other (expense) income	(26,546)	42,426	416,978
Foreign currency transaction gain (loss)	63,194	21,897	(59,755)
	(3,780,585)	(5,777,260)	(2,063,397)

LOSS FROM CONTINUING OPERATIONS	(9,199,115)	(18,837,636)	(13,648,811)

(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(93,409)	628,472	(576,746)

GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	15,376,014	-

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(93,409)	16,004,486	(576,746)

NET LOSS	(9,292,524)	(2,833,150)	(14,225,557)

Accretion of convertible redeemable preferred stock to redemption amount	(2,617,566)	(2,617,566)	(2,617,566)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(11,910,090)	$(5,450,716)	$(16,843,123)

(Continued)

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Continued)

	Years Ended December 31,
	2007	2006	2005

Weighted average number of common shares outstanding — basic and diluted	19,045,385	13,643,447	12,541,642

Basic and diluted net loss per share applicable to common shareholders:
Loss from continuing operations	$(0.63)	$(1.57)	$(1.29)
Income (loss) from discontinued operations	-	1.17	(0.05)
Net loss per share—basic and diluted	$(0.63)	$(0.40)	$(1.34)

See accompanying notes to consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
Years ended December 31, 2007, 2006 and 2005

				Accumulated
			Additional	other
	Common stock		paid-in	comprehensive	Accumulated
	Shares	Amount	capital	income (loss)	deficit	Total
Balances at January 1, 2005	10,505,998	$10,506	$113,365,645	$19,184	$(118,418,776)	$(5,023,441)
Common stock issued in the acquisition of Star (Note 3(F))	1,261,756	1,262	3,135,102	-	-	3,136,364
Common stock issued in acquisition of PWI (Note 3(G))	841,934	842	1,683,026	-	-	1,683,868
Accretion of convertible redeemable preferred stock to redemption amount	-	-	(2,617,566)	-	-	(2,617,566)
Exercise of stock options	453	-	134	-	-	134
Amortization of stock-based compensation expense	-	-	520,641	-	-	520,641
Reclassification of derivative warrant to equity	-	-	1,910,254	-	-	1,910,254
Warrant issued to Laurus related to line of credit	-	-	538,240	-	-	538,240
Conversion of notes payable and accrued interest in exchange for common stock	716,669	717	994,114	-	-	994,831
Acquisition costs	-	-	(12,422)	-	-	(12,422)
Components of comprehensive loss:
Net loss	-	-	-	-	(14,225,557)	(14,225,557)
Change in foreign currency translation adjustments	-	-	-	(122,419)	-	(122,419)

Total comprehensive loss	-	-	-	-	-	(14,347,976)

Balances at December 31, 2005	13,326,810	13,327	119,517,168	(103,235)	(132,644,333)	(13,217,073)

Common stock issued in acquisition of NST (Note 3(D))	1,034,483	1,034	1,303,449	-	-	1,304,483
Amortization of stock-based compensation expense	-	-	2,052,780	-	-	2,052,780

(Continued)

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
Years ended December 31, 2007, 2006 and 2005
(Continued)

				Accumulated
			Additional	other
	Common stock		paid-in	comprehensive	Accumulated
	Shares	Amount	capital	income (loss)	deficit	Total
Accretion of convertible redeemable preferred stock to redemption amount	-	-	(2,617,566)	-	-	(2,617,566)
Warrants and option issued to Laurus (Note 9(A))	-	-	1,707,052	-	-	1,707,052
Other warrants issued	-	-	96,421	-	-	96,421
Common stock issued to investment advisor	60,000	60	80,340	-	-	80,400
Common stock issued in lieu of cash related to prepayment penalties on convertible notes	34,863	35	48,765	-	-	48,800
Return and retirement of common stock previously issued in acquisition of Star (Note 9(D))	(1,135,580)	(1,135)	1,135	-	-	-
Warrants issued related to convertible notes (Note 9 (C))	-	-	651,474	-	-	651,474
Components of comprehensive loss:
Net loss	-	-	-	-	(2,833,150)	(2,833,150)
Foreign currency translation reclassification adjustment for sale of assets	-	-	-	103,235	-	103,235

Total comprehensive loss	-	-	-	-	-	(2,729,915)

Balances at December 31, 2006	13,320,576	13,321	122,841,018	-	(135,477,483)	(12,623,144)

Amortization of stock-based compensation expense	-	-	1,440,019	-	-	1,440,019
Accretion of convertible redeemable preferred stock to redemption amount	-	-	(2,617,566)	-	-	(2,617,566)
Return and retirement of common stock previously issued in acquisition of PWI	(275,000)	(275)	(274,725)	-	-	(275,000)
Warrant issued in connection with line of credit (Note 9(A))	-	-	342,755	-	-	342,755

(Continued)

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
Years ended December 31, 2007, 2006 and 2005
(Continued)

				Accumulated
			Additional	other
	Common stock		paid-in	comprehensive	Accumulated
	Shares	Amount	capital	income (loss)	deficit	Total

Proceeds from exercise of employee stock options	41,566	41	13,258	-	-	13,299
Issuance of common stock for Helio acquisition (Note 3(A))	6,000,000	6,000	4,554,000	-	-	4,560,000
Issuance of common stock for SSI acquisition (Note 3(B))	1,369,863	1,370	1,020,548	-	-	1,021,918
Cash-less exercise of warrants	860,858	861	(861)	-	-	-
Warrant issued in connection with debt financing (Note 9(A))	-	-	2,850,000	-	-	2,850,000
Warrant issued in connection with Helio acquisition for consulting services (Note 3(A))	-	-	333,420	-	-	333,420
Warrant issued in connection with line of credit (Note 9(A))			329,000	-	-	329,000
Net loss	-	-	-	-	(9,292,524)	(9,292,524)

Balances at December 31, 2007	21,317,863	$21,318	$130,830,866	$-	$(144,770,007)	$(13,917,823)

See accompanying notes to consolidated financial statements.

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(9,292,524)	$(2,833,150)	$(14,225,557)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (income) from discontinued operations, net of income taxes	93,409	(16,004,486)	576,746
Depreciation	1,679,064	1,532,665	1,417,235
Amortization of intangible assets and software development costs	1,386,650	955,477	1,561,389
Amortization of non-cash loan discount	-	-	12,735
Stock-based compensation expense	1,360,551	1,587,653	349,711
Amortization of debt issue costs	1,621,100	1,519,700	1,610,030
Non-cash loss on early extinguishment of debt	135,851	1,622,344	-
Bad debt expense	56,314	467,147	58,333
Loss on disposal of assets	-	-	45,774
Impairment of goodwill	-	-	4,151,450
Gain on revaluation of derivative warrant liability	-	-	(390,280)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(8,517,119)	(4,547,390)	3,638,615
Other current assets	(215,012)	(1,288,971)	(154,675)
Other assets	(127,448)	(83,026)	55,046
Accounts payable	2,541,978	641,040	(1,596,084)
Accrued liabilities	101,583	370,364	267,459
Deferred revenue	2,884,878	1,320,284	98,090

Net cash used in continuing operations	(6,290,725)	(14,740,349)	(2,523,983)
Net cash (used in) provided by discontinued operations	(491,231)	2,990,558	1,051,120
Net cash used in operating activities	(6,781,956)	(11,749,791)	(1,472,863)

Cash flows from investing activities:
Purchases of property and equipment	(2,037,036)	(1,904,591)	(778,118)
Capitalized software development costs	(842,053)	(588,629)	(611,546)
Proceeds from sale of property and equipment	-	-	2,808
Cash acquired in Star acquisition (Note 3(F))	-	-	1,597,498
Cash acquired in PWI acquisition (Note 3(G))	-	-	74,297
Earnout payment related to PWI acquisition (Note 3(G))	-	-	(100,000)
Cash paid in NST acquisition (Note 3(D))	-	(5,256,173)	-
Cash paid in Tactix acquisition (Note 3(C))	-	(3,001,103)	-
Cash paid in Helio acquisition (Note 3(A))	(4,808,913)	-	-
Cash paid in SSI acquisition (Note 3(B))	(3,790,512)	-	-
Other	(102,421)	12,044	(2,966)

Net cash (used in) provided by continuing operations	(11,580,935)	(10,738,452)	181,973
Net cash provided by (used in) discontinued operations	2,500,000	26,037,941	(1,277,854)
Net cash (used in) provided by investing activities	(9,080,935)	15,299,489	(1,095,881)

(Continued)

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Years ended December 31,
	2007	2006	2005

Cash flows from financing activities:
Proceeds on line of credit, net	9,111,934	290,492	1,331,851
Proceeds from acquisition term notes	12,000,000	3,250,000	-
Proceeds from convertible notes	-	2,410,000	-
(Repayments) proceeds on lease line of credit, net	-	(144,975)	195,036
Proceeds from exercise of employee stock options	13,299	-	-
Payment of debt issue costs	(685,000)	-	-

Payments on capital leases, notes payable and other long-term liabilities	(2,279,415)	(9,278,893)	(849,856)
Other	-	-	136

Net cash provided by (used in) continuing operations	18,160,818	(3,473,376)	677,167
Net cash used in discontinued operations	-	-	-
Net cash provided by (used in) financing activities	18,160,818	(3,473,376)	677,167

Effect of exchange rate changes on cash and cash equivalents (related to discontinued operations)	-	103,235	(68,239)

Net increase (decrease) in cash and cash equivalents from continuing operations	289,158	(28,952,177)	(1,664,843)
Net increase (decrease) in cash and cash equivalents from discontinued operations	2,008,769	29,131,734	(294,973)

Net increase (decrease) in cash and cash equivalents	2,297,927	179,557	(1,959,816)

Cash and cash equivalents at beginning of period:
Continuing operations	976,673	797,116	2,461,959
Discontinued operations	-	311,526	606,499
Total	976,673	1,108,642	3,068,458

Cash and cash equivalents at end of period:
Continuing operations	3,274,600	976,673	797,116
Discontinued operations	-	-	311,526
Total	$3,274,600	$976,673	$1,108,642

(Continued)

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Years ended December 31,
	2007	2006	2005
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$2,036,454	$1,410,678	$801,454

Supplemental disclosures of non-cash investing and financing activities:
Net liabilities assumed in Star acquisition, excluding cash (Note 3(F))	-	-	620,176
Net assets acquired in PWI acquisition, excluding cash (Note 3(G))	-	-	269,306
Reclassification of derivative liability to equity	-	-	1,910,254
Net liabilities assumed in NST acquisition, excluding cash (Note 3(D))	-	992,653	-
Net liabilities assumed in Tactix acquisition, excluding cash (Note 3(C))	-	1,046,964	-
Conversion of notes payable, accrued interest and prepayment penalties in exchange for common stock	-	48,800	994,831
Net assets acquired in Helio acquisition, excluding cash (Note 3(A))	1,265,594	-	-
Net liabilities assumed in SSI acquisition, excluding cash (Note 3(B))	446,537	-	-
Debt issued in NST acquisition (Note 3(D))	-	1,500,000	-
Debt issued in Helio acquisition (Note 3(A))	770,000	-	-
Debt issued in SSI acquisition (Note 3(B))	250,000	-	-
Purchases of property and equipment included in accounts payable	305,726	462,681	93,766

See accompanying notes to consolidated financial statements.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005

1. Organization

Incentra Solutions, Inc. (which is referred to herein together with its subsidiaries as "we," "us," or "our") was organized and incorporated in the state of Nevada. Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol "ICNS." In 2005, 2006 and 2007 we completed six acquisitions: on February 18, 2005, we acquired STAR Solutions of Delaware, Inc., a privately-held Delaware corporation (“Star”); on March 30, 2005, we acquired PWI Technologies, Inc., a privately-held Washington corporation (“PWI”); on April 13, 2006, we acquired Network System Technologies, Inc., a privately-held Illinois corporation (“NST”); on September 5, 2006, we acquired Tactix, Inc., a privately-held Oregon corporation (“Tactix”); on August 17, 2007, we acquired Helio Solutions, Inc., a privately-held California corporation (“Helio”) and on September 5, 2007, we acquired Sales Strategies, Inc. (d/b/a SSI Hubcity), a privately held New Jersey corporation (“SSI”). We have included the results of operations for the six acquisitions in our consolidated financial statements from their acquisition dates through December 31, 2007.

On July 31, 2006, we completed the sale of substantially all of the assets of Front Porch Digital, Inc. (“Front Porch”). The sale included all of the outstanding capital stock of our wholly-owned subsidiary in France, Front Porch Digital International, S.A.S. Front Porch provided archive solutions to broadcasters and media companies. Refer to Note 4.

We are a leading provider of complete Information Technology (“IT”) services and solutions to enterprise's and managed service providers in North America and Europe. Our complete solutions include hardware and software products, maintenance contracts, professional services, recurring managed services and capital financing solutions. We market our products and services to service providers and enterprise clients under the trade name Incentra Solutions.

Basis of Presentation

The consolidated financial statements include Incentra Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Management’s Plans

We are subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the rapidly evolving market for technology-based products and services. Such risks and uncertainties include, but are not limited to, our limited operating history, need for additional capital, a volatile business and technological environment, an evolving business model, and the management of expected growth. To address these risks, we must, among other things, gain access to capital in amounts and on terms acceptable to us, maintain and increase our customer base, implement and successfully execute our business strategy, continue to enhance our technology, provide superior customer service, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks.

Since inception, we have incurred substantial operating losses and have a working capital deficit of $13.4 million and a shareholders' deficit of $13.9 million at December 31, 2007. We have funded these deficiencies by utilizing our existing working capital, lines of credit and long-term borrowings. We anticipate that we will continue to fund our business from existing lines of credit and from increasing cash flows from our business operations. However, no assurance can be given that we will be successful in increasing cash flow from operations. Realization of our investment in property and equipment and other long-lived assets is dependent upon achieving positive operating cash flows. If we do not achieve and maintain such positive operating cash flows, our long-lived assets could be considered impaired, resulting in a significant impairment charge to operations.

We incurred a loss from continuing operations of $9.2 million for the year ended December 31, 2007, although the loss included certain non-cash expenses of approximately $6.2 million. Our 2008 operating plan, and the execution thereof, is focused on increasing revenue, controlling costs, and increasing cash flow. However, there can be no assurance that we will be able to meet the operational and financial requirements of our operating plan.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

We believe that our cash and cash equivalents, working capital and access to current and potential lenders will provide sufficient capital resources to fund our operations, debt service requirements and working capital needs at least through December 31, 2008, barring a redemption request from the holders of our Series A convertible preferred stock (Refer to Note 10).

At any time after August 18, 2008, holders of at least 80% of the outstanding shares of Series A convertible preferred (“Series A Preferred”) stock may elect to redeem all, but not less than all, of the outstanding shares in the amount of $31,500,000. The holders are not required to take any action, and redemption request requires approval by 80% of the holders. Presently there are four holders of the Series A Preferred, and in order to attain an 80% consensus, the three largest holders would need to agree.

Should there be a request for redemption, and should we not have the funds to meet the redemption, management believes the most immediate negative impact to our business arises from the terms of our debt agreements with Laurus (Refer to Note 9). The debt agreements include certain events of default which would be triggered in the event we are unable to satisfy a redemption request. Should an event of default be triggered with Laurus, Laurus is entitled to default rate interest of an additional 1.5% per month. In addition, Laurus would have the right to cease funding under our revolving credit facility and to assert an accelerated request for repayment, which would equal 125% of the total principal outstanding on both the 2006 Facility and the 2007 Term Note (Refer to Note 9(A)), plus any accrued and unpaid interest. We currently do not have adequate funds available to satisfy a request for redemption, should one occur.

Due to Laurus’ senior position, our current liquidity position and considering our current business state and prospects for the future, management believes it is in the best interest of the holders to resolve the maturing redemption in a manner that neither creates an event of default with Laurus nor disrupts our business and allows us to continue to operate consistently with our 2008 business plan.

Management is actively discussing a variety of options with the holders in regards to their redemption rights. Management’s strategy includes, but is not limited to, redeeming all or a portion of the Series A Preferred shares by inducing the holders to convert to common shares, raising additional cash through issuance of common shares and/or additional debt to third-parties, restructuring the redemption requirement, or permitting the holders to sell their Series A Preferred shares to third-parties. There can be no assurance that management will be successful in resolving the redemption rights of the holders, nor can there be any assurance that there will be no disruption to our business, either during the period in which management is pursuing a strategy to resolve the redemption rights (due to, among other things, distraction of management from day-to-day execution of the 2008 business plan), or subsequently.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We have recorded transactions that include the issuance of options and warrants to purchase shares of our preferred and common stock. The accounting for such securities is based upon fair values of our equity securities and other valuation criteria that were determined by us. We believe these estimates of fair value are reasonable. Other significant estimates made by us include those related to fair values of acquired goodwill and intangible assets, as well as property and equipment (including assumptions and estimates used in evaluating these assets for impairment), and the establishment of an allowance for estimates of uncollectible accounts receivable.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform to the current period’s presentation.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment have been recorded at the estimated fair value at the acquisition date, including assets acquired through acquisition of subsidiaries. Otherwise, all other property and equipment have been recorded at cost. Property and equipment are depreciated on a straight-line basis over their respective estimated useful lives ranging from two to seven years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144,“Accounting for the Impairment or Disposal of Long-Lived Assets,” we review the carrying value of long-lived assets, including property and equipment and amortizable intangible assets, to determine whether there are any indications of impairment. Impairment of long-lived assets is assessed by a comparison of the carrying amount of an asset to expected future cash flows to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No. 142, "Goodwill and Other Intangible Assets," (“SFAS 142”) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment at least annually in the fourth quarter each year or more frequently if other indicators of impairment arise.

With the acquisitions of Star and PWI in 2005, we recorded goodwill of $6.2 million and $3.8 million, respectively. With the acquisitions of NST and Tactix in 2006, we recorded goodwill of $7.4 million and $3.5 million, respectively. With the acquisitions of Helio and SSI in 2007, we recorded goodwill of $8.5 million and $4.9 million, respectively. The fair value of our reporting units used in determination of the goodwill impairment is evaluated using a discounted cash flow model considering future revenues, operating costs, a risk adjusted discount rate, historical performance and other pertinent factors. These estimates are judgmental in nature and often involve the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. As more fully discussed in Notes 3(F) operating profits and cash flows were lower than expected in the fourth quarter of 2005 for Star. Based on that trend, the earnings forecast for the next five years was revised. Therefore, during the fourth quarter of 2005 we determined that the goodwill associated with the Star acquisition was impaired and accordingly recorded an impairment loss of $4.2 million. Our goodwill impairment tests performed during the fourth quarters of 2007 and 2006 resulted in no impairment.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” ("FIN 48"). FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption, the cumulative effect of applying the recognition and measurement provisions of FIN 48, if any, shall be reflected as an adjustment to the opening balance of retained earnings. We adopted FIN 48 on January 1, 2007. We did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing FIN 48.

We file income tax returns in the U.S. federal and various state and foreign jurisdictions. We are subject to U.S. federal and state tax examinations from 1996 through 2006. We do not believe there will be any material changes in our unrecognized tax positions over the next twelve months. We recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year ended December 31, 2007.

Revenue Recognition

Given our diverse product and sales mix, as well as the complexities and estimates involved in measuring and determining revenue in accordance with generally accepted accounting principles, our accounting for revenue is crucial to the proper periodic reporting of revenue and deferred revenue.

Revenue is recognized when all of the following criteria are met in accordance with principles of sales recognition in Staff Accounting Bulletin No. 104, Revenue Recognition , issued by the staff as a revision to Staff Accounting Bulletin No. 101, Revenue Recognition : (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured.

We apply the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19 , “Reporting Revenue Gross as a Principal versus Net as an Agent.” Our application of EITF 99-19 includes evaluation of the terms of customer contracts relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction. The majority of our sales relate to products. We purchase and resell hardware, software and third-party maintenance contracts. In these transactions, we (i) act as principal; (ii) take title to the products; (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns; and (iv) have latitude in establishing price with the customer. For these transactions, we recognize revenues based on the gross amounts due from customers. If most of these criteria are not present, these transactions are recorded on a net basis.

Revenues from product sales are recognized when shipped. Revenues from the resale of third-party maintenance agreements are recognized at the date of sale, as we have no continuing obligation or involvement with the associated services. Consulting revenues are recognized when the services are performed.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Fees for First Call maintenance agreements are recognized using the straight-line method over the terms of the agreements. First Call maintenance is generally billed in advance, resulting in deferred revenue.

Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for initial implementation services are deferred and recognized over the term of the agreement. Deferred revenue is recorded for amounts billed to customers for whom we have not yet performed the related services.

Cost of Revenue

Cost of revenue consists primarily of direct labor, cost of hardware and software products, depreciation ($1.1 million in 2007, $1.2 million in 2006 and $1.1 million in 2005), amortization, third party royalties and licenses and facilities costs.

Advertising Expenses

All advertising and promotion costs are expensed as incurred. Total advertising expenses incurred were $12,335, $45,723 and $60,586 for the years ended December 31, 2007, 2006 and 2005, respectively.

Software Development Costs

We account for costs related to software developed for internal use and marketed for external use in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Our GridWorks software product is used internally for providing services to our customers and is also marketed separately as a stand-alone product. As required by SFAS No. 86, we capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product or enhancement is available for general release to customers, capitalization is ceased, and previously capitalized costs are amortized based on current and anticipated future revenues for the product, but with an annual amortization amount at least equal to the straight-line amortization over an estimated economic life of three years.

For the years ended December 31, 2007, 2006 and 2005, capitalized software development costs, which related primarily to enhancements to our GridWorks software solution were $0.8 million, $0.6 million and $0.6 million, respectively. For the years ended December 31, 2007, 2006 and 2005, $0.6 million, $0.5 million and $0.4 million, respectively, were charged to expense. As of December 31, 2007 and 2006, the unamortized portion of software development costs was $1.1 million and $0.9 million, respectively.

Deferred Loan Costs

Deferred loan costs, included in other non-current assets, are amortized over the term of the related loan using the straight-line method, which are usually 1 to 3 years.

Foreign Currency Transactions

We are subject to foreign exchange transaction exposure when we transact business in a currency other than our own functional currency, which is the U.S. dollar. We currently transact business in Pounds Sterling and Euros. The effects of exchange rate fluctuations in remeasuring foreign currency transactions are recorded at the date the transaction is settled with a third party. For the years ended December 31, 2007 and 2006, foreign currency transactions resulted in gains of $63,194 and $21,897, respectively, and a loss of $59,755 for the year ended December 31, 2005.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Accounting For Obligations and Instruments Potentially Settled in Our Common Stock

We account for obligations and instruments potentially to be settled in our stock in accordance with EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock" ("EITF No. 00-19"). This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock.

Under EITF No. 00-19, contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

Per Share Data

Basic loss per share is calculated using the net loss allocable to common shareholders divided by the weighted average common shares outstanding during the period. Due to our net losses for the periods presented, shares from the assumed conversion of outstanding warrants, options, convertible preferred stock and convertible debt (14.7 million, 13.7 million and 13.2 million as of December 31, 2007, 2006 and 2005, respectively) have been omitted from the computations of diluted loss per share for the years ended December 31, 2007, 2006 and 2005 because the effect would be antidilutive. However, in accordance with SFAS 128 Earnings Per Share , we do consider warrants exercisable at $0.01 to be outstanding for determining common stock equivalents used to calculate basic earnings per share. On April 12, 2005, our Board of Directors and the holders of the required number of shares of our capital stock approved an amendment to our Articles of Incorporation to effect a one-for-ten reverse stock split effective June 9, 2005. All references to shares, options and warrants in our financial statements have been adjusted to reflect the post-reverse split amounts.

Stock-based Compensation

In December 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment," (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95 , "Statement of Cash Flows." Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123,“Accounting for Stock-Based Compensation,” (“SFAS 123”). However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006 (the first day of our 2006 fiscal year), we adopted SFAS 123R using the modified prospective method as permitted under SFAS 123R. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective method of adoption, our results of operations and financial position for prior periods have not been restated. In connection with our adoption of SFAS 123R, we applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”), which was issued by the Securities and Exchange Commission (“SEC”) to provide interpretive guidance regarding application of SFAS 123R.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

We use the Black-Scholes option pricing model to calculate the grant date fair value of an award. The fair value of options granted in 2007, 2006 and 2005 were calculated using the following estimated weighted average assumptions:

	2007	2006	2005

Stock options granted	1,305,700	1,567,111	456,450
Weighted-average exercise price	$0.91	$1.25	$1.62
Weighted-average grant date fair value	$0.73	$1.07	$1.11
Assumptions:
Expected volatility	98%	112%	112%
Expected term (in years)	6 Years	6 Years	3 Years
Risk-free interest rate	4.35%	4.82%	4.06%
Dividend yield	-	-	-

All of our employee options vest over three years, which is considered to be the requisite service period. We use the graded vesting attribution method to recognize expense for all options granted prior to the adoption of SFAS 123R. Upon adoption of SFAS 123R on January 1, 2006, we changed to the straight-line attribution method to recognize expense for options granted after December 31, 2005. The expense associated with the unvested portion of the pre-adoption grants will continue to be expensed using the graded vesting attribution method.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term "forfeitures" is distinct from "cancellations" or "expirations" and represents only the unvested portion of the surrendered option.

We currently expect, based on an analysis of historical forfeitures that approximately 93% of our options will actually vest. This analysis will be re-evaluated periodically and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

Expected volatilities are based on the historical volatility of the price of our common stock. The expected term of options is derived based on the sum of the vesting term plus the original option term, divided by two.

The following table details the effect on net loss from continuing operations before accretion on preferred stock and net loss per weighted average common share outstanding had stock-based compensation been recorded for the year ended December 31, 2005 based on the fair-value method under SFAS 123. The reported and pro forma net income from continuing operations before accretion on preferred stock and net income per weighted average common share for years ended December 31, 2007 and 2006 are the same since stock-based compensation expense was calculated under the provisions of SFAS 123R. All amounts except per share amounts in thousands:

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Year Ended
December 31, 2005

Loss from continuing operations before accretion on preferred stock, as reported	$(13,649)

Add stock-based compensation expense included in reported net loss, net of tax	350

Deduct total stock-based employee compensation expense determined under the fair-value based method for all awards, net of tax	(1,599)

Pro forma net loss from continuing operations before accretion on preferred stock	(14,898)

Loss from discontinued operations, net of income taxes	(577)

Pro forma net loss	$(15,475)

Net loss per weighted average common share outstanding - Basic and diluted - pro forma	$(1.44)

Net loss per weighted average common share outstanding - Basic and diluted - as reported	$(1.34)

Refer to Note 11 for additional disclosures pertaining to the details of our stock option plans, including summaries of stock option activity under each of the plans.

Financial Instruments

The carrying amounts of financial instruments held by us, which include cash equivalents, accounts receivable, and accounts payable, approximate fair value due to the short term nature of these instruments. The carrying values of notes payable and other non-current obligations approximate fair values based upon market rates currently available us.

Concentrations of Credit Risk

We currently sell our products and services primarily throughout North America, with only a small portion (approximately 5%) generated in Europe. We require credit applications from all new customers and establish appropriate credit limits prior to accepting associated purchase orders. We periodically review customer credits (financial condition and/or payment history) and established credit limits. We generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical collection experience, factors related to a specific customer's ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Credit losses have been within management's expectations.

For the year ended December 31, 2007, aggregate revenues from customers located in Europe amounted to $7.7 million or 5% of revenue, while revenues from customers located in North America totaled $138.1 million or 95% of total revenue. For the year ended December 31, 2006, aggregate revenues from customers located in Europe amounted to $3.2 million or 5% of revenue, while revenues from customers located in North America totaled $63.5 million or 95% of total revenue. For the year ended December 31, 2005, aggregate revenues from customers located in Europe amounted to $2.1 million or 6% of total revenue, while revenues from customers located in North America totaled $35.8 million or 94% of total revenue.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

For the years ended December 31, 2007 and 2006, no one customer accounted for more than 10% of total revenue. For the year ended December 31, 2005, one customer accounted for 16% of total revenue. As of December 31, 2007 no one customer accounted for more then 10% of total accounts receivable. As of December 31, 2006, one customer represented over 10% of total accounts receivable.

	North America	Europe*	Total

Year Ended December 31, 2007
Revenues	$138,120	$7,655	$145,775
Long-lived Assets, net	41,010	740	41,750

Year Ended December 31, 2006
Revenues	$63,462	$3,170	$66,632
Long-lived Assets, net	22,356	862	23,218

Year Ended December 31, 2005
Revenues	$35,837	$2,098	$37,935
Long-lived Assets, net	8,835	477	9,312

* The geographic breakout by country is not practicable to obtain.

As of December 31, 2007 and 2006, one vendor that the Company purchases products for resale from, accounted for approximately 51% and 18%, respectively, of accounts payable. Management believes other vendors are available that could provide similar products to the Company for resale on comparable terms. A change in vendors, however, could cause a possible disruption of sales if it were to occur.

Our ability to purchase and sell products of our vendors is predicated on our compliance with vendor agreements currently in place. These agreements outline specific terms that, among other things, outline the technical competency requirements of our staff, geographic sales territories, and other certain restrictive conditions. Although we have instituted certain compliance procedures, no assurance can be given that there will not be any violation of specific terms of these agreements. If the company fails to comply with the terms of any of these agreements, our relationship with our vendor(s) could be restricted or even terminated and negatively impact our ability to sell certain products. The loss of our ability to purchase and sell certain products could have a material, negative affect on the company’s revenue and could adversely affect our financial condition. We are currently not aware of any agreements under which we are not compliant.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “ Business Combinations” (“SFAS 141(R)”) which will become effective for fiscal periods beginning after December 15, 2008. SFAS No. 141(R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. We are currently assessing the impact that the adoption of this statement may have on our consolidated financial statements.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51” (“SFAS 160”) which will become effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159,“The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115.” This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the impact that adoption of SFAS No. 159 may have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “ Fair Value Measurement.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact that the adoption of this statement may have on our consolidated financial statements.

3. Acquisitions

Since February 2005, we have completed six significant acquisitions as part of our strategy to significantly expand the size of our operations from both a financial and geographic standpoint. The primary reasons for the acquisitions included the addition of service offerings in new markets (specifically, increased opportunities to directly market our proprietary software and services), generate growth in the value-added reseller area of our business, develop deeper relationships with major suppliers to our markets, and realize potential operational savings. As the primary reasons for these acquisitions were not related to the tangible assets of the businesses acquired, the purchase prices were in excess of the fair value of the net assets acquired or net liabilities assumed. Goodwill is derived when the net purchase price is greater than the value of the tangible and intangible assets acquired less the liabilities assumed. Goodwill is not expected to be deductible for income tax purposes.

(A) Acquisition of Helio

On August 17, 2007 (the "Helio Closing Date"), we acquired all of the outstanding capital stock of Helio, a provider of IT and secure data center solutions to mid-tier enterprises and Fortune 1000 companies located in San Jose, California pursuant to a Stock Purchase Agreement, dated as of August 14, 2007 (the "Helio Stock Purchase Agreement"). The results of Helio are included in our consolidated financial statements beginning on August 17, 2007.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The purchase price for Helio was approximately $11.4 million, which consisted of $5.0 million in cash (of which $750,000 was placed in escrow to secure certain indemnification obligations and any required working capital adjustments), the issuance of 6,000,000 shares of our common stock valued at $4,560,000 (based on an average of the closing prices of our common stock during the seven-day periods before and after the acquisition date) and the issuance of a three-year unsecured convertible promissory note in the amount of $770,000 (the "Helio Note") to one of the former Helio shareholders (Refer to Note 9(E)). We also paid investment banking fees and other fees totaling approximately $742,500. In addition, we issued a five-year warrant to our investment banking firm to purchase 600,000 shares of our common stock at a price of $0.80 per share. The warrant was valued at $333,420 using the Black-Scholes model. The Helio Stock Purchase Agreement contains an earn-out provision pursuant to which certain of the former Helio shareholders may receive additional unregistered shares of our common stock and cash based upon Helio achieving certain levels of EBITDA (as defined in the Helio Stock Purchase Agreement). The earn-out provisions provide that the continuing shareholders can earn up to $15 million (we will recover 1,000,000 of the common shares issued at the closing out of any earn-out shares earned before any additional shares are granted) in additional consideration over the next three years based on the achievement of EBITDA greater than a minimum threshold of $2.0 million, $2.5 million and $3.0 million for the first, second and third twelve-month periods after closing, respectively. The amount is payable dollar for dollar up to a maximum amount of $5.0 million per year. However, in the event EBITDA does not exceed the previously mentioned minimum thresholds in any of the next three years, there shall be no earn-out payable for that year. The earn-out is payable 50% in cash and 50% in stock of our company, the number of common shares to be calculated using a price per share of $1.00 in the first year, the greater of $1.00 or 90% of the fair market value of our company’s stock at the beginning of the second year for year two, and the greater of $2.00 or 90% of the fair market value of our company’s stock at the beginning of the third year for year three. There is also a “catchup” adjustment mechanism at the end of the three year period if in any of the three years the shareholders do not receive an earn-out payment as a result of not achieving the minimum EBITDA in that year.

Concurrently with the consummation of the acquisition, we granted certain registration rights to the former Helio shareholders with respect to the shares of our common stock issued in the acquisition and the shares issuable under the earn-out provision contained in the Helio Stock Purchase Agreement. Pursuant to the registration rights agreements, at any time after August 14, 2009, the former shareholders have a demand registration right and piggy-back rights to require us to register under the Securities Act such shares of our common stock issued in the acquisition.

We also entered into a lock-up and voting agreement with certain former shareholders as of the closing date. Under such agreement, the former shareholders agreed not to sell or transfer the shares they received pursuant to the Helio Stock Purchase Agreement until after August 2009, with certain exceptions, as defined in the Helio Stock Purchase Agreement. The former shareholders also agreed to vote at least half of the shares issued and outstanding to them for any resolutions proposed by the Board of Directors, approved by Thomas P. Sweeney III and submitted to a vote by our shareholders.

The following represents the preliminary purchase price allocation at the date of the Helio acquisition:

Cash and cash equivalents	$937,272
Accounts receivable	8,422,699
Other current assets	2,151,191
Property and equipment	3,729,237
Other assets	69,365
Goodwill	8,504,239
Customer relationships (5-year life)	700,000
Current liabilities	(9,582,127)
Capital lease obligation building	(3,489,772)
Other liabilities	(34,999)

Total purchase price	$11,407,105

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The purchase price allocation is not considered final as of the date of this report as we, along with our independent valuation advisors, are still reviewing all of the underlying assumptions and calculations used in the allocation and finalizing any working capital adjustments. However, we believe the final purchase price allocation will not be materially different than presented herein.

 (B) Acquisition of SSI

On September 5, 2007 (the "SSI Closing Date"), we acquired all of the outstanding capital stock of SSI, a provider of IT and secure data center solutions to mid-tier enterprises and Fortune 1000 companies located in Metuchen, New Jersey, pursuant to a Stock Purchase Agreement, dated as of August 31, 2007 (the "SSI Stock Purchase Agreement"). The results of SSI are included in our consolidated financial statements beginning on September 1, 2007.

The SSI stock purchase price was approximately $6.5 million, which consisted of $4.75 million in cash (of which $475,000 was placed in escrow to secure certain indemnification obligations), the issuance of 1,369,863 unregistered shares of our common stock valued at $1,021,918 (based on an average of the closing prices of our common stock during the seven-day periods before and after the acquisition date) and an unsecured promissory note in the amount of $250,000 (the “SSI Note”) to the former owner of SSI (Refer to Note 9(F)). We also paid investment banking and other fees totaling approximately $489,000.

The SSI Purchase Agreement contains an earn-out provision which provides that the former owner can earn up to $3.0 million in additional consideration based on the achievement of EBITDA greater than a minimum threshold of $1.5 million, in each of the three twelve calendar month periods following the closing date and beginning on October 1, 2007. Annual EBITDA must be $2.0 million or greater to achieve full payout in each measurement period. The amount is payable two dollars for each one dollar that EBITDA is in excess of $1.5 million up to a maximum amount of $1.0 million in earn-out per measurement period. However, in the event EBITDA does not exceed $1.5 million in any of one of the individual measurement periods, there shall be no earn-out payable for that particular measurement period. The earn-out is payable 33% in cash and 67% in unregistered shares of common stock of our company and shall be paid within ninety days after the end of the applicable measurement period. The number of shares to be issued shall be determined by dividing two-thirds of the total measurement period earn out payment by the per share fair market value of our common stock. The per share fair market value of our unregistered common stock shall be the average closing price of our common stock, as reported on Bloomberg L.P. on the Principal Market, for the five consecutive trading days ending on the last day of the applicable measurement period.

If EBITDA for any of the individual measurement periods is less than $2.0 million and the aggregate EBITDA for the three measurement periods is greater than $4.5 million, we will re-measure the earn-out amount payable based upon the three measurement periods’ aggregate EBITDA amount, less $4.5 million, multiplied by two, less the actual measurement period earn-out payments already paid, subject to the maximum payment of $3.0 million. Any earn-out payable upon such re-measurement shall be payable 33% in cash and 67% in stock of our company. The number of shares of our common stock to be issued shall be determined by dividing two-thirds of the adjusting earn-out payment by the per share fair market value of our common stock as determined using the average closing price of our common stock, as reported on Bloomberg L.P. on the Principal Market, for the five consecutive trading days ending on the last day of the third measurement period.

If the aggregate EBITDA over the three measurement periods exceeds $6.0 million dollars, the former owner shall be entitled to receive a bonus earn-out payment equal to 50% of the amount by which aggregate EBITDA over the three measurement periods exceeds $6.0 million dollars. The bonus earn-out payment shall be payable 33% in cash and 67% in shares of common stock of our company. The number of shares of our common stock to be issued shall be determined using the formula described above.

Concurrently with the consummation of the acquisition, we granted certain registration rights to the former owner with respect to the shares of our common stock issued in the acquisition and the shares issuable under the earn-out provision contained in the SSI Stock Purchase Agreement. Pursuant to the registration rights agreement, at any time after August 31, 2009, the former shareholder has a demand registration right and piggy-back rights to require us to register under the Securities Act such shares of our common stock issued in the acquisition.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The following represents the preliminary purchase price allocation at the date of the SSI acquisition:

Cash and cash equivalents	$1,451,706
Accounts receivable	4,213,004
Other assets	5,169
Goodwill	4,908,967
Customer relationships (5-year life)	600,000
Current liabilities	(4,664,710)
Total purchase price	$6,514,136

The purchase price allocation is not considered final as of the date of this report as we, along with our independent valuation advisors, are still reviewing all of the underlying assumptions and calculations used in the allocation. However, we believe the final purchase price allocation will not be materially different than presented herein.

(C) Acquisition of Tactix

On September 5, 2006 (the "Tactix Closing Date"), we acquired all of the outstanding capital stock (the "Tactix Stock") of Tactix, a value-added reseller of information technology products and services, headquartered in Portland, Oregon. The acquisition was effected pursuant to a Stock Purchase Agreement, effective as of September 5, 2006 (the "Stock Purchase Agreement"), by and between our company and the stockholders of Tactix (collectively, the "Sellers"). The results of operations of Tactix are included in our consolidated financial statements beginning on September 1, 2006.

The consideration paid for the Tactix Stock was approximately $3.6 million, of which approximately $3.2 million was paid in cash on the Tactix Closing Date and $360,000 was paid pursuant to a working capital adjustment to the Sellers, pro rata, following the Tactix Closing Date.

In connection with our acquisition of Tactix, we paid investment banking fees to a third party of $300,000 and legal fees and other costs of approximately $40,000.

The following represents the final purchase price allocation:

Cash and cash equivalents	$915,005
Accounts receivable	2,502,508
Property and equipment	86,370
Goodwill	3,560,798
Customer relationships (5-year life)	515,600
Other non-current assets	28,322
Current liabilities	(3,664,161)

Total purchase price	$3,944,442

(D) Acquisition of NST

On April 13, 2006 (the "NST Closing Date"), we acquired all of the outstanding capital stock of NST, a value-added reseller of storage and networking products and services located in Chicago, Illinois, pursuant to a Stock Purchase Agreement, dated as of the NST Closing Date (the "NST Stock Purchase Agreement"). The results of operations of NST are included in our consolidated financial statements beginning on April 1, 2006.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The consideration paid for NST was approximately $8.3 million, which consisted of $5.5 million in cash, the issuance of 1,034,483 shares of our common stock valued at $1,304,483 (based on an average of the closing prices of our common stock during the seven-day periods before and after the acquisition date) and the issuance of a two-year unsecured promissory note in the amount of $1.5 million (the "NST Note"). (Refer to Note 9(B)). In addition, the NST Stock Purchase Agreement contains an earn-out provision pursuant to which Transitional Management Consultants, Inc. ("TMC"), a newly-formed corporation owned by the former NST shareholder, may receive additional unregistered shares of our common stock based upon certain levels of EBITDA (as defined in the NST Stock Purchase Agreement) achieved by NST during the twenty-four month period ending March 31, 2008. The maximum number of shares issuable under the earn-out is 1,120,690 shares (subject to customary adjustments for stock splits, stock dividends and similar transactions) if NST’s EBITDA is $4 million or greater during such period and provided certain other conditions are met. In addition, TMC's right to receive the earn-out described above is subject to the continued performance of consulting services by the former shareholder through TMC to us through March 31, 2008, with certain exceptions set forth in the NST Stock Purchase Agreement. If the services terminate prior to such date, TMC may under certain circumstances receive a pro-rated portion of the earn-out amount. We expect that the full amount of shares issuable under the earn-out provision will be earned on the two year anniversary date and will be issued soon thereafter. The cash required for the acquisition was provided by additional borrowings under our existing line of credit and two newly-issued term notes from Laurus Master Fund, Ltd. (“Laurus”) (Refer to Note 9(A)).

Concurrently with the consummation of the acquisition, we granted certain registration rights to the former owner and TMC with respect to the shares of our common stock issued in the acquisition and the shares issuable under the earn-out provision contained in the NST Stock Purchase Agreement. Pursuant to the registration rights agreement, at any time after April 13, 2008, the holder has a demand registration right to require us to register under the Securities Act such shares of our common stock issued in the acquisition. The agreement also provides that, after April 13, 2008, the holder shall have 'piggy-back' registration rights with respect to such shares.

We also entered into a lock-up agreement with the former shareholder. Under such agreement, the former shareholder agreed not to sell or transfer the shares he received pursuant to the NST Stock Purchase Agreement until after April 13, 2008, with certain exceptions, as defined in the NST Stock Purchase Agreement.

In connection with the consummation of the acquisition, we entered into a consulting and subcontractor agreement (the "Consulting Agreement") with TMC under which TMC is to provide consulting services to us relating to the business of NST and is to receive a monthly fee of $24,251. The agreement has a two-year term and provides that TMC may terminate the agreement for any reason upon 30 days prior written notice and that we may terminate the agreement, for cause (as defined in the Consulting Agreement), at any time upon written notice to TMC. These monthly payments are same recorded as expense. In addition, TMC has the right to earn an annual cash bonus based upon certain levels of EBITDA (as defined in the Consulting Agreement) achieved by NST during the twelve 12 months ended March 31, 2007 and 2008. The maximum annual bonus amount is equal to $150,000 plus 25% of the amount by which EBITDA exceeds $2 million during the relevant annual period. TMC's right to receive the bonus described above is subject to the continued performance of consulting services by TMC to us through the end of each such period, with certain exceptions. A total of $150,000 was paid to TMC under the consulting agreement during 2007 and recorded as additional purchase price of NST, based on the relevent facts and circumstances pertaining to the agreement to provide consideration to TMC based on the future earings of NST. We consider factors involving terms of continuing employment, reasons for contingent payment provisions and the formula used for determining contingent consideration. We expect that a total of the full bonus will be achieved for the period ending March 31, 2008.

In connection with our acquisition of NST, we paid investment banking fees to a third party of $475,000 and legal fees and other costs of approximately $100,000.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The following represents the final purchase price allocation:

Cash and cash equivalents	$885,555
Accounts receivable	3,305,963
Other current assets	30,885
Property and equipment	136,036
Goodwill	7,620,378
Customer relationships (5-year life)	1,500,000
Current liabilities	(4,465,537)

Total purchase price	$9,013,280

(E) Pro Forma Results

The following unaudited pro forma financial information presents our combined results of operations as if the acquisitions of Helio, SSI, Tactix and NST as described above, had occurred as of the beginning of the periods presented below. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations that would have been reported by us had the acquisitions been completed as of the beginning of the periods presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Unaudited pro forma results were as follows for the years ended December 31, 2007 and 2006:

	For the years ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues	$212,310,359	$219,809,380

Loss from continuing operations	(10,255,275)	(19,115,673)
(Loss) gain from discontinued operations	(93,409)	16,004,488

Net loss applicable to common shareholders	(12,966,250)	(5,728,751)

Net (loss) income per share - basic and diluted, pro forma:
From continuing operations	$(0.54)	$(1.02)
From discontinued operations	-	0.76

Total net loss per share-basic and diluted, pro forma	$(0.54)	$(0.26)

(F) Acquisition of Star

On February 18, 2005 (the “Star Closing Date”), we acquired all of the outstanding capital stock of Star. The acquisition was effected pursuant to an Agreement and Plan of Merger (the “Star Merger Agreement”). The results of operations of Star are included in our consolidated financial statements beginning on February 18, 2005.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Pursuant to the Star Merger Agreement, the purchase price consisted of (i) a cash payment of $1,500,000, (ii) the issuance of 1,261,756 unregistered shares of our common stock valued at $3,136,364 (based upon the market price three days before and after the acquisition date) and (iii) the issuance of an unsecured convertible promissory note for $2,500,000 (the “Star Note”) (Refer to Note 9(D)). We entered into a consulting agreement with the seller pursuant to which we agreed to pay consulting fees in the amount of $500,000 which was included as part of the purchase price. We paid approximately $400,000 in investment banking fees associated with the transaction. Of the 1,261,756 shares of our common stock issued to the former shareholder of Star, 1,135,580 were subsequently returned to us following the settlement of a dispute with the former shareholder of Star. (Refer to Note 9(D)).

The following represents the purchase price allocation:

Cash and cash equivalents	$1,597,498
Other current assets	824,998
Property and equipment	20,909
Other assets	7,005
Goodwill	6,177,686
Customer relationships (5-year life)	540,000
Current liabilities	(1,473,088)

Total purchase price	$7,695,008

As a result of the goodwill impairment test we completed in the fourth quarter of 2005 in accordance with SFAS 142, the amount allocated to goodwill was considered impaired and an impairment loss of $4.2 million was charged to income in the fourth quarter of 2005.

(G) Acquisition of PWI

On March 30, 2005 (the “PWI Closing Date”), we acquired all of the outstanding capital stock of PWI. The acquisition was effected pursuant to a Stock Purchase Agreement, dated as of the PWI Closing Date (the “PWI Stock Purchase Agreement”). The results of PWI are included in our consolidated financial statements beginning on April 1, 2005.

The purchase price of PWI consisted of $2,350,000 in cash and 841,934 shares of our common stock valued at $1,683,868 (based upon the market price three days before and after the acquisition date). In addition, during the year ended December 31, 2005, the former PWI shareholders achieved a partial earn out of $100,000 which was paid to them in cash. As a result of the earn-out payment, the purchase price (goodwill) was increased by $100,000. We paid approximately $250,000 in investment banking fees in connection with the transaction.

The following represents the purchase price allocation:

Cash and cash equivalents	$74,297
Other current assets	7,009,601
Property and equipment	173,610
Other assets	28,010
Goodwill	3,831,534
Customer relationships (5-year life)	310,000
Current liabilities	(6,877,351)
Other liabilities	(64,564)

Total purchase price	$4,485,137

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

In March 2007, we executed a Settlement Agreement (the “Agreement”) between us and the former PWI shareholders related to certain assets and liabilities that existed at the PWI Closing Date. As part of the acquisition of PWI in March 2005, we acquired receivables amounting to $453,114 from certain companies affiliated with the former PWI shareholders. Of this total, $70,000 was to be paid not later than May 15, 2005 and the remainder by March 31, 2006. We did not receive payment by either date, and as a result, a provision for doubtful accounts has been recorded against these receivables as of December 31, 2006. In addition, the former PWI shareholders were obligated by the PWI Stock Purchase Agreement to indemnify us against certain liabilities in excess of an agreed amount that might arise after the PWI Closing Date. Subsequent to that date, $82,149 was due to us under the indemnification provisions of the Incentra Stock Purchase Agreement.

In full settlement of these amounts and pursuant to the Agreement, in March 2007 the former PWI shareholders returned to us, 275,000 shares of our common stock issued to them as part of the purchase price of PWI. The Agreement provides that the former PWI shareholders are obligated to repurchase some or all of the shares at a price of $2.25 per share by March 9, 2008 in the event the former PWI shareholders successfully prevail in a litigation matter that arose in a separate company that they owned. There were certain conditions that were required then, that allowed them to buy the stock back prior to March 9, 2008. This requirement has expired subsequent to December 31, 2007. The former PWI shareholders have the option, but are not obligated, to purchase up to 275,000 shares at a price of $2.25 per share until March 2010. Mutual releases were executed as part of the Agreement.

4. Sale of Front Porch Digital, Inc. and Discontinued Operations

On July 31, 2006, we sold substantially all of the assets of our broadcast and media operations, Front Porch, to FPD Acquisition Corporation, a newly-formed Delaware corporation ("FPD"), and 1706045 Ontario Limited, an Ontario corporation ("Ontario" and collectively with FPD, the "Buyers"), each owned by Genuity Capital Management Services, Inc., pursuant to the terms of the Purchase Agreement (the "Purchase Agreement"), dated as of July 31, 2006, among our company, Incentra of CO and the Buyers. The material assets owned and operated by Front Porch, all of which were transferred to the Buyers in the sale, included, without limitation, all of the outstanding capital stock of Front Porch International SAS, its wholly-owned French subsidiary, its DIVArchive and Bitscream software and all intellectual property rights associated with that software and all tangible personal property, contracts and accounts receivable relating to Front Porch’s business.

The purchase price was $33 million. Of such purchase price, $30.5 million was received in cash at the closing and $2.5 million was placed in escrow for one year to secure payment of any indemnification claims (as defined in the Purchase Agreement) the Buyers may have against us following the closing. In June 2007, $1.5 million plus accrued interest, was released from escrow. The remaining $1.0 million plus additional accrued interest, was collected during October 2007.

In addition to the purchase price payable at the closing, we may receive up to $5.0 million pursuant to an earn-out provision. Under the terms of the earn-out, we are entitled to receive an amount equal to 5% of Front Porch's gross software sales, net of customer discounts, for each of the years ending December 31, 2006, 2007 and 2008, not to exceed $5.0 million in the aggregate. We have accrued and included in other current assets $0.7 million under this earn-out provision at December 31, 2007.

A gain of approximately $15.4 million was realized on the sale after expenses and fees of approximately $3.5 million and a provision for income taxes of $0.3 million.

The operating results from discontinued operations for the years ending December 31, 2007, 2006 and 2005 were as follows:

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

	2007	2006	2005
Total revenues	$-	$9,444,577	$12,897,308
Cost of revenues	-	3,357,505	4,723,376
Gross profit	-	6,087,072	8,173,932
Operating expenses	-	5,510,702	8,626,919
Operating income (loss)	-	576,370	(452,987)
Other (loss) income	(93,409)	52,102	345,275
(Loss) income before income taxes	(93,409)	628,472	(107,712)
Income tax expense	-	-	(469,034)
Net (loss) income	$(93,409)	$628,472	$(576,746)

5. Property and Equipment

Property and equipment consisted of the following as of December 31, 2007 and 2006:

	2007	2006
Computer equipment	$5,469,465	$5,258,510
Software	2,195,460	2,078,616
Building and equipment held under captial lease	6,063,289	1,234,163
Leasehold improvements	147,576	119,540
Vehicles	69,114	-
Office furniture and equipment	230,084	185,192
	14,174,988	8,876,021
Less accumulated depreciation	6,973,961	5,811,857
Total	$7,201,027	$3,064,164

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $1.7 million, $1.5 million and $1.4 million, respectively.

As of December 31, 2007 and 2006, there was $0.9 million and $0.3 million of accumulated depreciation relating to assets held under capital lease, respectively.

6. Intangible Assets

Intangible assets consist of acquired customer relationships/bases which are being amortized over five-year terms and are as follows as of December 31, 2007 and 2006:

	2007	2006
Gross carrying amount	$4,165,600	$2,865,600
Less accumulated amortization	1,213,077	564,333

Total	$2,952,523	$2,301,267

Amortization expense of customer relationships for the years ended December 31, 2007, 2006 and 2005 was $0.6 million, $0.4 million and $0.9 million, respectively. Estimated amortization expense for each of the five succeeding years is as follows:

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Year ending December 31:
2008	$815,940
2009	815,940
2010	674,928
2011	420,936
2012	224,779

Total	$2,952,523

7. Accrued Expenses and Other

Accrued expenses and other consist of the following as of December 31, 2007 and 2006:

	2007	2006
Wages, benefits and payroll taxes	$4,393,219	$2,753,587
Professional fees	163,564	280,492
Customer deposits	61,911	364,796
Taxes, other than income taxes	1,434,077	738,210
Deferred rent	219,657	143,490
Due to shareholders of acquired companies	302,584	233,567
Interest payable	374,380	145,564
Other accrued payables	915,750	902,448

Total	$7,865,142	$5,562,154

8. Commitments and Contingencies

We are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on our consolidated results of operations, financial position or cash flows. Accordingly, no provision has been made for any estimated losses with regard to such matters.

We have employment agreements with certain executives that provide for up to one year of salary and prorated bonus upon termination with us.

We lease facilities and equipment under non-cancelable capital and operating leases. Rental expense relating to operating leases was $1.6 million, $1.1 million and $0.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. Certain of the operating lease agreements have renewal provisions, which range from month to month to 84-month terms.

With our acquisition of Helio in August 2007, we assumed a liability for Helio’s office facilities in Santa Clara, California. The building was recorded under a capitalized lease arrangement with a remaining liability of $3.5 million outstanding as of the Helio acquisition date. The lease is payable in monthly installments at an implicit interest rate of 13% and expires in December 2017. The total lease liability outstanding as of December 31, 2007 was $3.5 million, of which, $0.5 million is due within one year.

In December 2007, we entered into a capital lease agreement to lease various pieces of equipment from an outside-party. The lease requires 20 monthly payments of principal and interest of $35,683, beginning in December 2007, with final payment being due in July 2009. The total lease liability outstanding as of December 31, 2007 was $0.6 million, of which, $0.4 million is due within one year.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

In November 2003, we entered into a capital lease line of credit agreement (the "Lease Line") for $1,500,000 with a third-party lender. Subsequent to that date, we entered into four amendments to the Lease Line which enabled us to draw an additional $2.0 million in total on the line for purchases through December 31, 2007. The amendments also grant to us a call option to purchase the equipment from the lessor. The terms of the Lease Line (as amended) are for lease terms of 12-15 months with interest rates of 15%. The total lease liability outstanding as of December 31, 2007 was $0.4 million, of which, all is due within one year.

Future minimum lease payments as of December 31, 2007 are as follows:

	Capital	Operating
Year ending December 31:
2008	$1,295,782	$1,396,628
2009	812,977	1,113,043
2010	559,936	787,655
2011	586,299	397,692
2012	675,763	332,670
Thereafter	3,876,612	604,634
Total minimum lease payments	7,807,369	$4,632,322

Less amounts representing interest	(3,340,492)

Present value of minimum lease payments	$4,466,877

9.  Notes Payable and Other Long-Term Obligations

The following is a summary of our notes payable and other long-term obligations as of December 31, 2007 and 2006:

	2007	2006
Laurus revolving line of credit (A)	$14,639,700	$5,378,114
Laurus convertible note (A)	-	1,108,254
2007 term note (A)	9,466,667	-
NST note (B)	175,926	873,645
Convertible notes (C)	850,000	1,228,392
Helio note (E)	712,500	-
SSI note (F)	230,628	-
Other obligations	41,212	28,772
	26,116,633	8,617,177
Less current portion	16,879,609	7,816,156
Non-current portion	$9,237,024	$801,021

Future minimum payments as of December 31, 2007, excluding any discounts, are as follows:

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Year ending December 31:
2008	$3,370,795
2009*	19,471,940
2010	6,857,343
2011	11,229
2012	-
Thereafter	-

Total	$29,711,307

* The total outstanding balance on the Laurus revolving line of credit of $14.6 million, is classified as current pursuant to EITF 95-22, as discussed below.

(A) Laurus Convertible Note, Line of Credit and 2007 Term Note

On February 6, 2006, we entered into a security agreement with Laurus pursuant to which Laurus agreed to provide us with a non-convertible revolving credit facility of up to $10 million (the "2006 Facility"). The term of the 2006 Facility is three years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the prime rate plus 1%, subject to a floor of 7%. Included in the loss on early extinguishment of debt for the year ended December 31, 2006, was $1.2 million related to the refinancing of the prior revolving credit facility. In June 2007, the available revolving credit line on the 2006 Facility was increased from $10 million to $15 million. In consideration for the increase, we issued Laurus a common stock purchase warrant to purchase 360,000 shares of our common stock at an exercise price of $0.01 per share. The warrant was valued at $343,000 using the Black-Scholes model and is being amortized to earnings as additional interest expense over the term of the debt (through February 2009). On December 28, 2007, the available revolving credit line on the 2006 Facility was increased from $15 million to $20 million. In consideration for the increase, we issued Laurus a common stock purchase warrant to purchase 350,000 shares of our common stock at an exercise price of $0.01 per share and the interest rate was changed to a fixed rate of 10%. Pursuant to a Registration Rights Agreement dated as of December 28, 2007, between us and Laurus, we are obligated to file a registration statement on or before April 11, 2008 to register the resale of the shares of our common stock underlying the warrant and use our best efforts to have the registration statement declared effective not later than June 25, 2008. The warrant was valued at $329,000 using the Black-Scholes model and is being amortized to earnings as additional interest expense over the term of the debt (through February 2009). As of December 31, 2007 and 2006, outstanding borrowings under the 2006 Facility were $15.7 million ($14.6 million net of debt discounts) and $6.3 million ($5.4 million net of debt discounts), respectively. We had $4.3 million of available borrowings under the 2006 Facility as of December 31, 2007.

The 2006 Facility requires a lockbox arrangement whereby all receipts are swept daily to reduce borrowings outstanding under the 2006 Facility. This arrangement, combined with a Subjective Acceleration Clause (“SAC”) in the 2006 Facility, cause the 2006 Facility to be classified as a current liability, per guidance in EITF 95-22,“Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

On March 31, 2006, we consummated a private placement with Laurus pursuant to which we issued to Laurus a secured term note which was due May 31, 2009 in the principal amount of $1,750,000 (the "2006 Term Note") and a secured convertible term note which was due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Convertible Note"). The 2006 Term Note was repaid on July 31, 2006. On August 17, 2007, we entered into a new financing agreement with Calliope Capital Corporation, an affiliate of Laurus, in which we issued a $12 million promissory note (the “2007 Term Note”). Proceeds from the 2007 Term Note were used to pay off the $932,000 balance outstanding on the 2006 Convertible Note as of August 17, 2007, as well as to fund the acquisitions of Helio and SSI (see Note 3(A) and 3(B)). The 2007 Term Note bears interest at the prime rate plus 2.0%, subject to a floor of 10% (10% at December 31, 2007), and initially required four months of interest only payments followed by twenty-six monthly principal payments of $285,714 commencing on February 1, 2008 with any remaining unpaid principal and interest due on July 31, 2010. On December 28, 2007, we entered into a letter agreement that amended the terms of the 2007 Term Note to defer certain monthly principal payments of $285,714. Originally scheduled to begin February 1, 2008, these monthly payments will now begin June 1, 2008, thereby deferring $1,142,857 from 2008 until the maturity date of July 31, 2010. In connection with the 2007 Term Note, we issued to Laurus, a warrant to purchase 3,750,000 shares of our common stock at a price of $0.01 per share, expiring July 31, 2027. The warrant was valued at $2,850,000 using the Black-Scholes model and is being amortized to earnings as additional interest expense over the term of the debt. We also paid $415,000 in loan fees on the 2007 Term Note. These fees are also being amortized over the term of the note.

In connection with our financings with Laurus, we have issued to Laurus, warrants to purchase up to 6,133,857 shares of our common stock at prices ranging from $.001 to $5.00 per share. The warrants expire between May 1, 2008 and July 31, 2027. In addition, an option to purchase 1,071,478 shares of our common stock at $.001 per share was issued to Laurus in connection with the 2006 Facility. The option expires in February 2026. During August 2007, Laurus exercised 860,858 options. Using the Black-Scholes model, the value of all warrants and the option issued to Laurus approximated $5.2 million, which is being amortized to earnings as additional interest expense over the term of the related indebtedness. The unamortized balance of these deferred costs was $3.6 million and $1.1 million at December 31, 2007 and December 31, 2006, respectively. Borrowings outstanding at December 31, 2007 and 2006 are reported net of the deferred financing costs associated with these borrowings.

Our indebtedness to Laurus is collateralized by substantially all of our assets and is accompanied by substantially similar agreements governing registration rights, standard events of default provisions, typical remedies available to Laurus in the event of default, restrictions on the payment of dividends and other provisions standard in these types of arrangements.

(B) NST Note

Pursuant to the NST Stock Purchase Agreement discussed in Note 3(D), we issued an unsecured promissory note for $1,500,000 to the selling stockholder of NST (the "NST Note") which is payable in eight installments and matures on March 1, 2008.

The NST Note accrues interest at an annual rate of 0.5%. The NST Note was discounted by $109,300 to reflect a fair value rate of interest of 8.75%. The note required eight equal quarterly payments of principal and interest in the amount of $190,190. As of December 31, 2007, seven such payments were made. Subsequent to December 31, 2007, we paid all remaining principal and interest on the note on March 1, 2008.

(C) Convertible Notes

In May and June 2006, we entered into a Note Purchase Agreement (the "Purchase Agreement") with twelve accredited individual investors and three institutional investors (collectively, the "Purchasers"), pursuant to which we issued and sold unsecured convertible term notes (the "Convertible Notes") in the aggregate principal amount of $2,410,000. Of this amount, $1,060,000 was repaid to the twelve accredited investors in September 2006, along with accrued interest of $34,535 and prepayment penalties amounting to $84,800 were paid in stock.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The remaining Convertible Notes have a principal amount of $1,350,000, bear interest at an annual rate of 12% (subject to certain adjustments) and had initial maturity dates in June and July 2007.  During July 2007, the maturity dates were extended to December 31, 2007. All other terms of the Convertible Notes remain unchanged. On December 31, 2007, we made a principal payment of $500,000 reducing the outstanding balance to $850,000. Subsequent to December 31, 2007, we paid the remaining outstanding balance on the Convertible Notes of $850,000, in January 2008.

In connection with the issuance of the Convertible Notes, we also issued to the Purchasers, warrants (the "Warrants") to purchase an aggregate of 570,688 shares of our common stock, at an exercise price $1.40 per share (subject to adjustment for stock splits, stock dividends and the like) expiring in May and June 2011. Based upon the Black-Scholes model, we determined the value of all Warrants issued to be $651,474, which has been fully amortized to interest expense through the initial maturity date (June 2007).

(D) Star Note

As part of the acquisition of Star in February 2005, we issued an unsecured convertible promissory note for $2,500,000 to the selling stockholder of Star (the "Star Note") that was payable in ten installments and matured on August 1, 2007. The Star Note provided that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default. On August 1, 2005, we elected not to make a scheduled payment due under the Star Note after we identified significant required post-closing adjustments to the purchase price for the assets of Star and, consequently, the principal amount of the Star Note. Our failure to make the scheduled payment and any subsequent payments constituted an event of default.

On July 28, 2006, we entered into a Letter Agreement, as amended on July 31, 2006, with the former principal stockholder of Star, pursuant to which we settled all claims and disputes with the former principal stockholder that arose from our claimed adjustment of the purchase price paid in connection with our acquisition of Star in February 2005. Pursuant to the Letter Agreement, as amended, we paid the former principal stockholder $2,380,000, of which $505,000 was paid upon execution of the Letter Agreement and $1,875,000 was paid on August 2, 2006. As part of the settlement, the former principal stockholder returned to us all of the 1,135,580 shares of our common stock issued to him in the acquisition and cancelled the $2.5 million promissory note issued to him in February 2005. The shares returned to us were retired at par value and are no longer outstanding. The shares returned were accounted for as a capital transaction and accordingly, no gain was recorded in connection with the return of these shares.

(E) Helio Note

Pursuant to the Helio Stock Purchase Agreement discussed in Note 3(A), we issued an unsecured convertible promissory note for $770,000 to a selling shareholder of Helio. The Helio Note bears interest at 8.0% and is payable in twelve equal quarterly installments of principal and interest of $79,800, the first payment which was made November 14, 2007, and maturing on August 14, 2010. The Helio Note allows the shareholder to convert, at any time, the remaining principal balance into shares of our common stock at a price of $1.00 per share (which exceeded the market price of our common stock on the date the note was issued). The Helio Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the Helio Note). Any outstanding balance on the Helio Note can be prepaid, without penalty, at any time.

(F) SSI Note

Pursuant to the SSI Stock Purchase Agreement discussed in Note 3(B), we issued an unsecured promissory note for $250,000 to the selling shareholder of SSI. The SSI Note bears interest at 5.25% and is payable in twelve equal quarterly installments of principal and interest of $22,653, the first payment which was made December 1, 2007, and maturing on September 1, 2010. The SSI Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the SSI Note). Any outstanding balance on the SSI Note can be prepaid, without penalty, at any time.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

10. Series A Convertible Redeemable Preferred Stock and Common Stock

In connection with the acquisition of Incentra CO on August 18, 2004, we designated 2.5 million authorized shares of preferred stock as Series A Preferred shares and issued 2,466,971 of such shares. Warrants are outstanding for the purchase of 26,075 Series A Preferred shares at a purchase price of $10.35 per share and 6,954 Series A Preferred shares at a purchase price of $6.02 per share, per the Amendment described below.

The Series A Preferred shares are convertible at any time upon written notice to us into shares of common stock on an approximately three-for-one basis. So long as at least 500,000 originally issued shares of Series A Preferred are outstanding, the holders of Series A Preferred shares have the right to appoint three directors to our Board of Directors. On or after August 18, 2008, the holders of at least 80% of the Series A Preferred shares may elect to have us redeem the Series A Preferred shares for a price equal to the greater of (i) the original issue price of $12.60 per share ($31.5 million in the aggregate) plus accrued dividends, to the extent dividends are declared by us, or (ii) the fair market value of the number of shares of common stock into which such shares of Series A Preferred are convertible. As the carrying value of the Series A Preferred shares is less than the redemption amount, we are accreting the difference so that the carrying value will equal the redemption amount of $31.5 million at the earliest date the holders can elect to redeem the shares. Other material terms of the Series A Preferred shares include a preference upon liquidation or dissolution of our company, weighted-average anti-dilution protection and pre-emptive rights with respect to subsequent issuances of securities by us (subject to certain exceptions).

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. Our agreements with Laurus prohibit the declaration or payment of dividends on our common stock unless we obtain their written consent. Furthermore, the terms of our Series A Preferred stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred stock.

11. Employee Stock Option Plans

As of December 31, 2007, we currently have three equity incentive plans. One plan was established by us in 2006 (the Incentra Solutions, Inc. 2006 Stock Option Plan or the “2006 Plan”), one plan that was originally established by us in 2000 (the “2000 Plan”) and one that was originally established by Incentra of CO (the “Incentra of CO Plan”). Each of these plans is described below. Except as set forth in an individual agreement, none of our plans contain any provisions for the acceleration of vesting of options in the event of a change of control of our company or for cancellation and reissuance of options previously granted.

In January 2008, the Board of Directors approved the 2008 Equity Incentive Plan (the "2008 Plan"). Under the 2008 Plan, which is subject to stockholder approval, the Company is to reserve an aggregate of 4,000,000 shares of common stock exclusively for issuance. In addition, in January 2008, the Board of Directors approved an employee stock purchase plan (the "2008 ESSP"). Under the 2008 ESSP, which is subject to stockholder approval, the Company is to reserve 1,000,000 shares of common stock exclusively for issuance.

The 2006 Plan and the 2000 Plan

The 2006 Plan and the 2000 Plan provide for the granting of options to key employees, officers and certain individuals to purchase shares of our common stock. We currently have reserved 1,750,000 and 2,262,500 shares of common stock, respectively, for issuance under the 2006 Plan and the 2000 Plan. Both plans provide for awards with a maximum term of 10 years and provide for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and non-statutory stock options. In addition, the 2000 Plan provides for the granting of non-statutory stock options, stock appreciation rights and restricted stock awards. Both plans are administered by our Board of Directors.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

The exercise price of non-statutory stock options may be equal to or more or less than 100% of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100% of the fair market value of shares of common stock on the date of the grant (not less than 110% of the fair market value on the date of grant in the case of incentive stock options granted to employees who hold more than 10% of the voting power of our common stock).

Options granted under the plans may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the our common stock) and generally vest over a three-year period, 33.3% per year. Options generally terminate three months after the termination of employment for any reason other than death, disability or retirement, and are not transferable by the employee other than by will or the laws of descent and distribution.

Under the 2000 Plan, we have granted nonqualified stock options to certain employees with an exercise price below market at the date of grant. The options vested immediately or contained accelerated vesting, or vest on a graded scale over three years, 33.3% per year, beginning on the first anniversary of the grant date, and are exercisable for a period of three to ten years. We have also granted nonqualified stock options to certain directors and consultants. These options have been granted with an exercise price at or below market at the date of the grant, vest immediately, and are exercisable for a period of not more than ten years.

The 2000 Plan also provides for grants of stock appreciation rights (“SARs”), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the SAR. The exercise price of any SAR granted under the 2000 Plan will be determined by the Board of Directors at its discretion at the time of the grant. SARs granted under the 2000 Plan may not be exercisable for more than a ten-year period. SARs generally terminate one month after the termination of the grantee’s employment for any reason other than death, disability or retirement.

Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the 2000 Plan.

The Incentra of CO Plan

Prior to the Incentra of CO acquisition, Incentra of CO adopted and administered the Incentra of CO Plan for its employees, directors, consultants and other key persons. No additional grants will be made under this plan; however, outstanding stock options issued pursuant to this plan may be exercised for unregistered common shares. As provided in the Incentra of CO acquisition agreement, upon the exercise of any outstanding options issued under this plan, we will issue 0.3089 shares of common stock for each share of Incentra of CO common stock that would have been issuable upon the exercise of such options.

The maximum number of shares of unregistered common stock available for issuance to eligible employees, consultants, and directors of the Company under the Incentra of CO Plan pursuant to options previously granted is 171,800 at December 31, 2007. Options to purchase our unregistered common stock are exercisable at a price as determined by the Board of Directors at the time the options were granted. Under the terms of the Incentra of CO Plan, no incentive stock options may be exercised more than 10 years from the date of grant, or in the event an employee owns more than 10% of our common stock, the incentive stock options may not be exercised more than five years from the date of grant. Options generally vested over a four-year period, 25% per year, commencing on the one-year anniversary of the grant and/or the employee hire date. Unless terminated or otherwise canceled under the plan provisions, the contractual life of all such options is no greater than ten years. Upon our adoption of SFAS 123R on January 1, 2006, substantially all outstanding options under The Incentra of CO Plan were fully vested.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

A summary of all activity in the three employee Stock Option Plans is as follows:

	Number	Weighted average
	of options	exercise price
Balance, January 1, 2005	2,048,661	$2.91
Granted	456,450	1.62
Exercised	(454)	0.30
Forfeited	(71,105)	2.18
Balance, December 31, 2005	2,433,552	2.70
Granted	1,567,111	1.25
Exercised	(458)	0.32
Forfeited	(716,405)	2.02
Balance, December 31, 2006	3,283,800	1.91
Granted	1,305,700	0.91
Exercised	(41,566)	0.32
Forfeited	(599,760)	1.97
Balance, December 31, 2007	3,948,174	$1.59

	Outstanding options			Exercisable options
		Weighted			Weighted
		average			average
		remaining	Weighted	Shares	remaining	Weighted
	Shares under	contractual	average	currently	contractual	average
Exercise price	option	life (years)	exercise price	exercisable	life (years)	exercise price
$0.01 - $1.00	1,177,966	8.99	$0.79	163,966	5.12	$0.32
$1.01 - $2.00	1,471,640	8.49	1.21	479,339	8.25	1.25
$2.00 - $3.00	1,243,600	6.53	2.72	1,238,633	6.53	2.72
$3.00 +	54,968	6.76	3.21	53,796	6.77	3.21
	3,948,174	8.00	$1.59	1,935,734	6.84	$2.17

			Weighted
		Weighted	average
	Number	average	grant date
	of options	exercise price	fair value
Non-vested options, January 1, 2007	1,808,802	$1.54	$1.76
Granted	1,305,700	0.91	0.73
Vested	(699,843)	1.79	1.45
Forfeited	(402,219)	1.53	1.26

Non-vested options, December 31, 2007	2,012,440	$1.03	$0.84

As of December 31, 2007, there was a total of $1.0 million in unrecognized compensation expense related to the non-vested, share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 2.14 years. The total fair value of shares vested during the years ended December 31, 2007 and 2006 were approximately $1.0 million and $0.3 million, respectively. The weighted average grant date fair value of options granted during the years ended December 31, 2005 and 2006 were $0.73 and $1.07 per option, respectively. The intrinsic value of vested options and options expected to vest was not material at December 31, 2007. The total intrinsic value of options exercised was also not material for the years ended December 31, 2007, 2006 and 2005.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

During the fourth quarter of 2006, we accelerated the vesting of 224,218 options issued to certain former employees of Front Porch. In addition, we modified the terms of 493,410 options issued to certain former employees of Front Porch from a post termination exercise period of 90 days to 365 days from the date of sale of Front Porch. This acceleration and modification of terms was accounted for in accordance with SFAS 123R, resulting in additional expense of $0.4 million being recorded during the fourth quarter of 2006, which is included as a reduction in the gain from the sale of discontinued operations. All options expired without being exercised.

12. Warrants

In determining the fair value of warrants granted in 2006 and 2005, we utilized the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, risk free interest rate of 4.82%, expected volatility of 113%, and expected lives of seven years. All warrants granted in 2007 had an exercise price of $0.01 and therefore the fair value was determined as the difference between the market price of our common stock at the grant date and the exercise price. All warrants outstanding at December 31, 2007 are exercisable.

At December 31, 2007, we had the following warrants outstanding for the purchase of our common stock:

		Weighted
		Average
	Total	Remaining	Weighted
	Warrants	Contractual	average
Exercise price	Outstanding	life (years)	exercise price
$0.001 - $0.01	4,898,131	19.42	$0.01
$0.8 - $1.40	1,330,688	3.72	1.11
$2.60 - $5.00	1,330,350	3.93	3.56
	7,559,169	13.93	$0.83

At December 31, 2007, we had the following warrants outstanding for the purchase of our Series A Convertible Preferred Stock:

		Number of	Exercise
Description	Expiration Date	Shares Issuable	Price
Issued to lease holder in connection with equipment lease facility	November 20, 2010	6,954	$6.02
Issued in exchange for services in financing transaction	January 10, 2008	26,075	10.35

Total warrants outstanding		33,029

13. Employee Contribution Plan

We sponsor a 401(k) Savings Plan (the “Plan”). The Plan is a defined contribution plan for all of our regular domestic employees who have attained at least 18 years of age. Employees who meet these requirements may become a participant in the Plan on the first day of the following month after meeting the eligibility requirements.

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

Participants may elect to make contributions ranging from 1% to 100% of their eligible compensation, subject to limitations based on provisions of the Internal Revenue Code. In May 2007, we began matching employee contributions at 100% of the first 25% contributed. The amount is equal to a percentage determined annually by a Board of Directors’ resolution. For the year ended December 31, 2007, our total matching contributions were $151,000.

Employee contributions are 100% vested. Contributions made by us are subject to the following vesting schedule: Up to one year of service, 40% vested; two years of service, 80% vested; three or more years of service, 100% vested, with grandfathering for prior service with Incentra and any other acquired company.

14. Related-Party Transactions

Our Chairman of the Board and Chief Executive Officer (the “CEO”) is the founder and managing partner of Equity Pier, LLC (“Equity Pier”). We leased office space from Equity Pier in 2007, 2006 and 2005. Total costs incurred under the leasing arrangement and associated expenses (utilities, supplies and insurance) in 2007, 2006 and 2005 amounted to $206,321, $208,574 and $190,178, respectively.

15. Income Taxes

The domestic and foreign components of loss before income taxes for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Domestic	$(9,199,115)	$(18,837,636)	$(13,648,811)
Discontinued operations	(93,409)	16,327,807	(107,712)

Total	$(9,292,524)	$(2,509,829)	$(13,756,523)

For the year ended December 31, 2007, we did not record any income tax expense for discontinued operations. For the years ended December 31, 2006 and 2005, we recorded income tax expense of $323,321 and $469,034, respectively, related to discontinued operations. For 2006, the expense was solely related to the gain on the sale of the discontinued operations. We did not record any income tax expense related to continuing operations for 2007, 2006 or 2005.

The income tax provision of $323,321 for the year ended December 31, 2006 was classified as a current payable. For the year ended December 31, 2005, we recorded deferred foreign income tax expense of $469,034 related to our French subsidiary, which is included in discontinued operations.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. We are no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for the years before 1996, due to the passage of time under statute.

The reconciliation between the federal statutory tax rate and the effective tax rate on losses from continuing operations for 2007, 2006 and 2005 is as follows:

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

	2007	2006	2005
Expected tax benefit of federal statutory rate	(34.00)%	(35.00)%	(35.00)%

Increase (reduction) resulting from:
State taxes, net of federal benefit	(5.50)%	(4.23)%	(2.45)%
Effect of permanent differences	6.00%	5.00%	17.66%
Valuation allowance and other	33.50%	34.23%	19.79%

Effective income tax rate	0.00%	0.00%	0.00%

At December 31, 2007, approximately $100.7 million of federal and $84.9 million of state operating loss carryforwards were available to offset future taxable income through the year 2027. These net operating loss carryforwards begin to expire in 2011. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a change in ownership as described in Section 382 of the Internal Revenue Code. As a result of a private placement in 2003 and a reverse acquisition in 2004, and subsequent acquisitions in 2005, 2006 and 2007, there may be impairments or limitations on the utilization of our net operating loss carry forwards in certain circumstances.

A deferred tax liability or asset (net of a valuation allowance) is provided for in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

Significant components of our deferred tax assets and liabilities for federal and state income taxes consist of the following as of December 31, 2007 and 2006:

	2007	2006
Deferred tax assets:
Accrued liabilities and other	$854,187	$595,719
Allowance for bad debt	150,471	280,658
Stock-based compensation	537,456	1,067,119
Intangible assets	21,531	-
Net operating loss carryforwards	39,127,278	38,797,565

Gross deferred tax assets	40,690,923	40,741,061

Deferred tax liabilities:
Property and equipment	(406,701)	(96,829)
Intangible assets	-	(8,181)

Gross deferred tax liabilities	(406,701)	(105,010)

Net deferred tax assets before valuation allowance	40,284,222	40,636,051

Valuation allowance	(40,284,222)	(40,636,051)

Deferred tax assets (liabilities), net	$-	$-

Incentra Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2007, 2006 and 2005

We have recorded a valuation allowance against the entire deferred tax asset, as we do not consider the realization of this asset to be more likely than not.

16. Quarterly Financial Data (Unaudited)

The unaudited summarized quarterly financial data for the years ended December 31, 2007 and 2006, presented below, in the opinion of management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

From 2005 through 2007, we have made acquisitions of various companies and the financial results of these acquired companies are included in our quarterly financial data from respective acquisition dates. See Note 3 for information regarding these business acquisitions.

	2007 (Unaudited)				2006 (Unaudited)
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr
	(in thousands, except per share amounts)
Total revenues	$53,632	$36,361	$30,809	$24,973	$24,082	$16,088	$18,102	$8,360
Total cost of revenue	43,017	28,503	24,918	19,137	18,284	12,796	14,696	6,598
Gross margin	10,615	7,858	5,891	5,836	5,798	3,292	3,406	1,762
Operating expenses	11,569	8,770	7,747	7,533	9,072	7,744	6,084	4,418
Operating loss from continuing operations	(954)	(912)	(1,856)	(1,697)	(3,274)	(4,452)	(2,678)	(2,656)
Other expenses	(1,406)	(942)	(825)	(608)	(588)	(2,340)	(1,003)	(1,846)
Loss from continuing operations	(2,360)	(1,854)	(2,681)	(2,305)	(3,862)	(6,792)	(3,681)	(4,502)
Income (loss) from discontinued operations, net of income taxes	(109)	(3)	5	14	29	15,576	(466)	865
Net income (loss) applicable to common shareholders	$(3,122)	$(2,511)	$(3,332)	$(2,945)	$(4,487)	$8,130	$(4,801)	$(4,293)
Basic and diluted net income (loss) per loss per share applicable to common shareholders:
Loss from continuing operations	$(0.12)	$(0.15)	$(0.26)	$(0.22)	$(0.34)	$(0.54)	$(0.31)	$(0.38)
Income (loss) from discontinued operations	*	*	*	*	*	1.14	(0.03)	0.06
Total	$(0.12)	$(0.15)	$(0.26)	$(0.22)	$(0.34)	$0.60	$(0.34)	$(0.32)

Weighted-average number of common shares outstanding — basic and diluted	26,067	16,821	13,075	13,250	13,321	13,663	14,239	13,327

•	Amount is less than $0.01 per share.

Incentra Solutions, Inc. and Subsidiaries

The Financial Statement Schedule - VALUATION OF QUALIFYING ACCOUNTS AND RESERVES is filed as part of this Annual Report on Form 10-K.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
Years Ended December 31, 2007, 2006 and 2005

	Balance at	Charged to		Balance at
	beginning of	costs and		end of
	period	expenses	Deductions (a)	period
Year Ended December 31, 2007
Allowance for doubtful accounts	$702,700	$56,314	$(378,101)	$380,913

Year Ended December 31, 2006
Allowance for doubtful accounts	209,015	467,147	26,538	702,700

Year Ended December 31, 2005
Allowance for doubtful accounts	244,679	58,333	(93,997)	209,015

(a) Bad debt write-offs and charges to the allowance, net of other adjustments, recoveries, reclassifications and exchange rate differences

S-1

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in our affairs since the date hereof.

Until September 4, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments of subscriptions.

4,069,701 SHARES

INCENTRA SOLUTIONS, INC.

COMMON STOCK

PROSPECTUS

June 6, 2008